Exhibit 10.4

$125,000,000 TERM LOAN CREDIT AGREEMENT

Dated as of July 6, 2007

Among

EXPRESS HOLDING, LLC,

as Parent

EXPRESS, LLC,

as Borrower

and

THE INITIAL LENDERS NAMED HEREIN

as Initial Lenders

and

MORGAN STANLEY & CO. INCORPORATED

as Collateral Agent

and

MORGAN STANLEY SENIOR FUNDING, INC.,

as Administrative Agent and Syndication Agent

MORGAN STANLEY SENIOR FUNDING, INC.,

as Sole Lead Arranger and Sole Bookrunner

T A B L E  O F  C O N T E N T S

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SCHEDULES TO THE CREDIT AGREEMENT

Schedule I	-	Commitments and Applicable Lending Offices
Schedule II	-	Subsidiary Guarantors
Schedule III	-	EBITDA
Schedule 4.01(b)	-	Loan Parties
Schedule 4.01(c)	-	Subsidiaries and Other Equity Investments
Schedule 4.01(e)	-	Governmental Authorizations
Schedule 4.01(g)	-	Litigation
Schedule 4.01(q)	-	Certain Employee Benefits Plans
Schedule 4.01(s)	-	Tax Returns
Schedule 4.01(t)	-	Existing Debt
Schedule 4.01(u)	-	Surviving Debt
Schedule 4.01(v)	-	Liens
Schedule 4.01(z)	-	Intellectual Property
Schedule 5.02(f)	-	Investments
Schedule 5.02(l)	-	Negative Pledge
Schedule 5.02(h)	-	Limited Liability Company Agreements

EXHIBITS

Exhibit A	-	Form of Term Note
Exhibit B	-	Form of Notice of Borrowing
Exhibit C	-	Form of Assignment and Assumption
Exhibit D	-	Form of Term Loan Security Agreement
Exhibit E	-	Form of Guaranty Supplement
Exhibit F	-	Form of Opinion of Counsel to the Loan Parties
Exhibit G	-	Form of Solvency Certificate
Exhibit H	-	Form of Intercreditor Agreement

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TERM LOAN CREDIT AGREEMENT

TERM LOAN CREDIT AGREEMENT dated as of July 6, 2007 among EXPRESS HOLDING, LLC, a Delaware limited liability company (the “Parent”), EXPRESS, LLC, a Delaware limited liability company (the “Borrower”), the Subsidiary Guarantors (as hereinafter defined), the Lenders (as hereinafter defined), MORGAN STANLEY & CO. INCORPORATED (“MS&Co”), as collateral agent (together with any successor collateral agent appointed pursuant to Article VII, the “Collateral Agent”) for the Secured Parties (as hereinafter defined), and MORGAN STANLEY SENIOR FUNDING, INC. (“MSSF”), as syndication agent, and MSSF, as administrative agent (together with any successor administrative agent appointed pursuant to Article VII, the “Administrative Agent” and, together with the Collateral Agent, the “Agents”) for the Lender Parties (as hereinafter defined).

PRELIMINARY STATEMENTS:

(1) Express Investment Corp., a Delaware corporation (“Express”), has entered into that certain Unit Purchase Agreement dated as of May 15, 2007, as amended, supplemented or otherwise modified in accordance with its terms, to the extent permitted hereunder (the “Purchase Agreement”), with Limited Brands Store Operations, Inc., a Delaware corporation (the “Seller”), Limited Brands, Inc., a Delaware corporation, and the Parent for the purposes of acquiring (the “Acquisition”) from the Seller 75% of the issued and outstanding limited liability company interests (the “Units”) of the Parent.

(2) The Borrower has requested that, substantially simultaneously with the consummation of the Acquisition, (a) the Lender Parties lend to the Borrower $125,000,000 under the Facility (as hereinafter defined) and (b) the Lender Parties (as defined in the ABL Facility Credit Agreement (as hereinafter defined)) lend to the Borrower up to $200,000,000 under the ABL Facility (as hereinafter defined).

(3) The Sponsor (as hereinafter defined) and certain co-investors will indirectly purchase for cash equity of the Parent in an aggregate amount of not less than $484,875,000 (the “Equity Contribution”) and, upon consummation of the Acquisition, Express will own 75% of the Units of the Parent, and the Parent will own, directly or indirectly, all of the Units of the Borrower.

(4) The proceeds of the Facility (as hereinafter defined) are to be used to finance, in part, the Acquisition and to pay transaction fees and expenses relating to the Transaction (as hereinafter defined).

(5) The Lender Parties have indicated their willingness to agree to lend such amounts on the terms and conditions of this Agreement.

NOW, THEREFORE, in consideration of the premises and of the mutual covenants and agreements contained herein, the parties hereto hereby agree as follows:

ARTICLE I

DEFINITIONS AND ACCOUNTING TERMS

SECTION 1.01. Certain Defined Terms. As used in this Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

“ABL Facility” means the senior secured asset-based revolving credit facility to be provided to the Borrower concurrently with the Facility pursuant to the ABL Facility Credit Agreement.

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“ABL Facility Credit Agreement” means the credit agreement of even date herewith among the Borrower, the Parent, the Administrative Agent (as defined in the ABL Facility Credit Agreement), the Collateral Agent (as defined in the ABL Facility Credit Agreement) and the lenders party thereto, as amended, amended and restated, supplemented or otherwise modified from time to time in accordance with its terms.

“ABL Facility Loan Documents” means those documents that are specified as “Loan Documents” in the ABL Facility Credit Agreement.

“Acquisition” has the meaning specified in the preliminary statements to this Agreement.

“Additional Term Commitment Amendment” has the meaning specified in Section 2.15(b).

“Additional Commitments Effective Date” has the meaning specified in Section 2.15(b).

“Additional Term Commitments” means the commitments of the Additional Term Lenders to make Additional Term Advances pursuant to Section 2.15.

“Additional Term Lenders” means the lenders providing the Additional Term Advances.

“Additional Term Advances” means any loans made in respect of any Additional Term Commitments that shall have been added pursuant to Section 2.15.

“Administrative Agent” has the meaning specified in the recital of parties to this Agreement.

“Administrative Agent’s Account” means the account of the Administrative Agent specified by the Administrative Agent in writing to the Lender Parties from time to time.

“Advance” means a Term Advance or an Additional Term Advance.

“Advisory Agreement” means the advisory agreement dated as of the date hereof among the Parent, the Borrower and GGC, as amended to the extent permitted under this Agreement.

“Affiliate” means, as to any Person, any other Person that, directly or indirectly, controls, is controlled by or is under common control with such Person. For purposes of this definition, the term “control” (including the terms “controlling,” “controlled by” and “under common control with”) of a Person means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of such Person by contract or other agreement.

“Agents” has the meaning specified in the recital of parties to this Agreement.

“Agreement Value” means, for each Hedge Agreement, on any date of determination, an amount, if any, determined by the counterparty of the Hedge Agreement that is not a Loan Party or a Subsidiary of such Loan Party that would be payable by such Loan Party or Subsidiary that is a party to such Hedge Agreement to its counterparty to such Hedge Agreement in accordance

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with its terms, as if (i) such Hedge Agreement was being terminated early on such date of determination, (ii) such Loan Party or Subsidiary was the sole “Affected Party” and (iii) such counterparty was the sole party determining such payment amount.

“Applicable Lending Office” means, with respect to each Lender Party, such Lender Party’s Domestic Lending Office in the case of a Base Rate Advance and such Lender Party’s Eurodollar Lending Office in the case of a Eurodollar Rate Advance.

“Applicable Margin” means (a), for the first two full fiscal quarters following the Effective Date, 1.75% per annum for Base Rate Advances and 2.75% per annum for Eurodollar Rate Advances and (b) thereafter, a percentage per annum determined by reference to the Leverage Ratio as set forth below:

Leverage Ratio	Base Rate Advances	Eurodollar Rate Advances
Level I less than 1.00:1.00	1.50%	2.50%
Level II 1.00:1.00 or greater	1.75%	2.75%

In the case of Term Advances following the first two full fiscal quarters after the Effective Date, the Applicable Margin for Base Rate Advances shall be determined by reference to the Leverage Ratio in effect from time to time and the Applicable Margin for Eurodollar Rate Advances shall be determined by reference to the Leverage Ratio in effect on the first day of each Interest Period for such Advance; provided, however, that (A) no reduction in the Applicable Margin shall be effective until the date on which the Administrative Agent receives the financial statements required to be delivered pursuant to Section 5.03(b) or (c), as the case may be, and a schedule in form reasonably satisfactory to the Administrative Agent of the computations used by the Parent in determining compliance with the covenant set forth in Section 5.05 and (B) the Applicable Margin shall be at Level II for so long as the Borrower has not submitted to the Administrative Agent the information described in clause (A) of this proviso as and when required under Section 5.03(b) or (c), as the case may be.

If for any period the actual Leverage Ratio (the “Actual Leverage Ratio”) is greater than the Leverage Ratio set forth in the schedule described in clause (A) of the proviso of this definition and application of the Actual Leverage Ratio would have resulted in a higher Applicable Margin for any period (the “Applicable Period”) than the Applicable Margin applied for such Applicable Period, then (i) the Applicable Margin shall be determined as if Level II (as provided in this definition) were applicable for such Applicable Period and (ii) such resulting additional interest shall accrue and be payable on the earlier of the Termination Date and demand. Notwithstanding anything contained herein, the foregoing shall not limit the rights of the Administrative Agent and Lender Parties with respect to Sections 6.01 and 2.05(b).

“Approved Fund” means any Fund that is administered or managed by (i) a Lender Party, (ii) an Affiliate of a Lender Party or (iii) an entity or an Affiliate of an entity that administers or manages a Lender Party.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender Party and an Eligible Assignee (with the consent of any party whose consent is required by Section 9.07 or by the definition of “Eligible Assignee”), and accepted by the Administrative Agent, in accordance with Section 9.07 and in substantially the form of Exhibit C hereto or any other form approved by the Administrative Agent and Borrower.

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“Bankruptcy Law” means Title 11, U.S. Code, or any similar foreign, federal or state law for the relief of debtors.

“Base Rate” means a fluctuating interest rate per annum in effect from time to time, which rate per annum shall at all times be equal to the higher of:

(a) the rate of interest published by the Wall Street Journal from time to time, as the prime lending rate; and

(b)  1 /2 of 1% per annum above the Federal Funds Rate.

“Base Rate Advance” means an Advance that bears interest as provided in Section 2.05(a)(i).

“Borrower” has the meaning specified in the recital of parties to this Agreement.

“Borrower’s Account” means the account of the Borrower specified by the Borrower in writing to the Administrative Agent from time to time.

“Borrowing” means a Term Borrowing.

“Business Day” means a day of the year on which banks are not required or authorized by law to close in New York City, and, if the applicable Business Day relates to any Eurodollar Rate Advances, on which dealings are carried on in the London interbank market.

“Capital Expenditures” means, for any Person for any period, without duplication, all expenditures made, directly or indirectly, by such Person or any of its Subsidiaries during such period for equipment, fixed assets, real property or improvements, or for replacements or substitutions therefor or additions thereto, that have been or should be, in accordance with GAAP, reflected as additions to property, plant or equipment on a Consolidated balance sheet of such Person. For purposes of this definition, “Capital Expenditures” shall not include expenditures (i) made to restore, replace, rebuild, develop, maintain, improve or upgrade property, to the extent such expenditure is made with, or subsequently reimbursed out of, insurance proceeds, indemnity payments, condemnation awards (or payments in lieu thereof) or damage recovery proceeds or other settlements relating to any damage, loss, destruction or condemnation of such property, (ii) constituting reinvestment of the net proceeds of any Transfer, to the extent permitted hereunder, (iii) made by the Parent or any of its Subsidiaries as payment of the consideration for Permitted Acquisitions, (iv) made by Parent or any of its Subsidiaries to effect leasehold improvements to any property leased by Parent or any of its Subsidiaries as lessee, to the extent that such expenses have been reimbursed in cash by the landlord, (v) actually paid for by a third party (excluding any Loan Party) and for which no Loan Party has provided or is required to provide or incur, directly or indirectly, any consideration or monetary obligation to such third party or any other person (whether before, during or after such period), or (vi) made with the cash proceeds from the sale or issuance of Qualified Capital Stock of Parent.

“Capitalized Leases” means all leases that have been or should be, in accordance with GAAP, recorded as capitalized leases.

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“Cash Equivalents” means any of the following, to the extent owned by the Parent or any of its Subsidiaries free and clear of all Liens other than Permitted Liens and Liens created under the Collateral Documents and, in each case, having a maturity of not greater than one year from the date of issuance thereof: (a) readily marketable direct obligations of the Government of the United States or any agency or instrumentality thereof or obligations unconditionally guaranteed by the full faith and credit of the Government of the United States, (b) readily marketable direct obligations of any member of the European Economic Area, Switzerland or Japan, or any agency or instrumentality thereof or obligations unconditionally guaranteed by the full faith and credit of such country, and, at the time of acquisition thereof having a credit rating of at least AA- (or the equivalent grade) by Moody’s or Aa3 by S&P, (c) marketable general obligations issued by any state of the United States or any political subdivision thereof or any or any instrumentality thereof that is guaranteed by the full faith and credit of such state and, at the time of acquisition thereof having a credit rating of at least AA- (or the equivalent grade) by Moody’s or Aa3 by S&P, (d) insured certificates of deposit, time deposits, eurodollar time deposits or overnight time deposits with any commercial bank that is organized under the laws of the United States or any State thereof, any member of the European Economic Area, Switzerland or Japan and has combined capital and surplus of at least $500 million, (e) commercial paper issued by any Lender or any corporation organized under the laws of any State of the United States and rated at least “Prime-1” (or the then equivalent grade) by Moody’s or “A-1” (or the then equivalent grade) by S&P, (f) repurchase agreements and reverse repurchase agreements with a duration of not more than 30 days for underlying securities of the types set forth in clauses (a) through (e) entered into with any financial institution meeting the specifications in clause (d) above, (g) auction rate securities or (h) Investments in money market funds, of which at least 95% of the portfolios are limited solely to Investments of the character, quality and maturity described in clauses (a) through (f) of this definition. With respect to any Foreign Subsidiary, “Cash Equivalents” shall also include any Investment substantially comparable to the foregoing but in the currency of the jurisdiction of organization of such Subsidiary, Euros or U.S. Dollars.

“CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended from time to time.

“CERCLIS” means the Comprehensive Environmental Response, Compensation and Liability Information System maintained by the U.S. Environmental Protection Agency.

“CFC” means an entity that is a controlled foreign corporation of the Borrower under Section 957 of the Internal Revenue Code.

“Change of Control” means the occurrence of any of the following: (a) at any time prior to the consummation of an IPO of the Equity Interests of the Parent, the Sponsor shall cease to own at least 50% (directly or indirectly) of the Voting Interests in the Parent; or (b) at any time after the consummation of an IPO of the Equity Interests of the Parent, any Person or two or more Persons acting in concert other than the Sponsor shall have acquired beneficial ownership (within the meaning of Rule 13(d)-3 of the Securities and Exchange Commission under the Securities Exchange Act of 1934), directly or indirectly, of Voting Interests (or other securities convertible into such Voting Interests) representing 35% or more of the combined voting power of all Voting Interests of the Parent, unless the Sponsor owns Voting Interests representing a greater percentage; or (c) at any time after the consummation of an IPO of the Equity Interests of the Parent, during any period of up to 24 consecutive months, Continuing Directors shall cease for any reason to constitute a majority of the board of directors of the Parent.

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“Collateral” means all “Collateral” referred to in the Collateral Documents and all other property that is or is intended to be subject to any Lien in favor of the Collateral Agent for the benefit of the Secured Parties.

“Collateral Agent” has the meaning specified in the recital of parties to this Agreement.

“Collateral Documents” means the Term Loan Security Agreement, the Intellectual Property Term Loan Security Agreement, the Intercreditor Agreement, each of the collateral documents, instruments and agreements delivered pursuant to Section 5.01(j), and each other agreement that creates or purports to create a Lien in favor of the Collateral Agent for the benefit of the Secured Parties.

“Commitment” means a Term Commitment.

“Confidential Information” means information that any Loan Party or its Subsidiaries furnishes to any Agent or any Lender Party, but does not include any such information that is or becomes generally available to the public other than as a result of a breach by such Agent or any Lender Party of its obligations hereunder or that is or becomes available to such Agent or such Lender Party from a source other than the Loan Parties who is not subject to any legally binding obligation to any Loan Party or its Subsidiaries to keep such information confidential.

“Consolidated” refers to the consolidation of accounts in accordance with GAAP.

“Continuing Directors” means, in the case of the Parent, the directors of the Parent on the Effective Date and each other director if, in each case, such other director’s nomination for election to the board of directors of the Parent is recommended by at least a majority of the then Continuing Directors.

“Conversion,” “Convert” and “Converted” each refer to a conversion of Advances of one Type into Advances of the other Type pursuant to Section 2.07 or 2.08.

“Current Assets” of any Person means all assets of such Person that would, in accordance with GAAP, be classified as current assets of such Person, after deducting adequate reserves in each case in which a reserve is proper in accordance with GAAP (excluding deferred taxes).

“Current Liabilities” of any Person means all items (including taxes accrued as estimated) that in accordance with GAAP would be classified as current liabilities of such Person excluding Debt and deferred taxes.

“Debt” of any Person means, without duplication, (a) all indebtedness of such Person for borrowed money, (b) all Obligations of such Person for the deferred purchase price of property or services (other than (1) trade payables not overdue by more than 90 days, deferred compensation and straight-line rent and landlord allowance, in each case incurred in the ordinary course of such Person’s business and (2) purchase price adjustments under the Purchase Agreement), (c) all Obligations of such Person evidenced by notes, bonds, debentures or other similar instruments, (d) all Obligations of such Person created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person, (e) all Obligations of such Person as lessee under Capitalized Leases, (f) all Obligations of such Person under acceptance, letter of credit or similar facilities, (g) all Obligations of such Person with respect to Disqualified Stock, (h) all Obligations of such Person in respect of Hedge Agreements, valued at the

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Agreement Value thereof, (i) all Guaranteed Debt and Synthetic Debt of such Person and (j) all indebtedness and other payment Obligations referred to in clauses (a) through (i) above of another Person secured by (or for which the holder of such Debt has an existing right, contingent or otherwise, to be secured by) any Lien on property (including, without limitation, accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such indebtedness or other payment Obligations; but limited in amount to the lesser of (i) the fair market value of such property or (ii) the amount of such indebtedness or other payment obligations.

Notwithstanding anything to the contrary contained herein, Debt shall not include (i) any amounts relating to preferred equity (other than Disqualified Stock), employee consulting arrangements, accrued expenses, deferred rent (other than Capitalized Leases), deferred taxes, obligations under employment agreements, unredeemed gift card deferred revenue and deferred compensation, or (ii) in connection with the existing letters of credit or any Permitted Acquisition or other acquisition otherwise permitted hereunder or consented to by the Lenders or consummated prior to the Effective Date, (A) reimbursement obligations in respect of such existing letters of credit or any letter of credit assumed in such Permitted Acquisition or other acquisition, the payment of which is either fully (x) backed by a letter of credit or (y) cash collateralized, or (B) post-closing purchase price adjustments, earn-outs or similar obligations that are dependent upon the performance of the acquisition target after such closing to which the seller in such Permitted Acquisition or acquisition may become entitled.

“Debt for Borrowed Money” of any Person means, at any date of determination, the sum of (a) the outstanding principal amount of all Debt of the type referred to in clauses (a), (c) and (e) of the definition of “Debt”, (b) all reimbursement Obligations at such date of such Person under acceptance, letter of credit or similar facilities at such date for amounts that have been drawn under such facilities and (c) all Synthetic Debt of such Person at such date; provided, however, for purposes of calculating Debt for Borrowed Money, the amount of the Revolving Credit Advances (as defined in the ABL Facility Credit Agreement) included therein shall (i) for any date that is within twelve (12) months after the date of this Agreement, be equal to $33,000,000, and (ii) for any date thereafter, be equal to the average daily outstanding balance of such revolving loans during the twelve (12) month period ended on such date

“Default” means any Event of Default or any event that would constitute an Event of Default but for the passage of time or the requirement that notice be given or both.

“Default Interest” has the meaning set forth in Section 2.05(b).

“Defaulted Advance” means, with respect to any Lender Party at any time, the portion of any Advance required to be made by such Lender Party to the Borrower pursuant to Section 2.01 or 2.02 at or prior to such time that has not been made by such Lender Party or by the Administrative Agent for the account of such Lender Party pursuant to Section 2.02(d) as of such time. In the event that a portion of a Defaulted Advance shall be deemed made pursuant to Section 2.13(a), the remaining portion of such Defaulted Advance shall be considered a Defaulted Advance originally required to be made pursuant to Section 2.01 on the same date as the Defaulted Advance so deemed made in part.

“Defaulted Amount” means, with respect to any Lender Party at any time, any amount required to be paid by such Lender Party to any Agent or any other Lender Party hereunder or under any other Loan Document at or prior to such time that has not been so paid by such Lender Party as of such time, including, without limitation, any amount required to be paid by such

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Lender Party to (a) the Administrative Agent pursuant to Section 2.02(d) to reimburse the Administrative Agent for the amount of any Advance made by the Administrative Agent for the account of such Lender Party and (b) any other Lender Party pursuant to Section 2.11 to purchase any participation in Advances owing to such other Lender Party. In the event that a portion of a Defaulted Amount shall be deemed paid pursuant to Section 2.13(b), the remaining portion of such Defaulted Amount shall be considered a Defaulted Amount originally required to be paid hereunder or under any other Loan Document on the same date as the Defaulted Amount so deemed paid in part.

“Defaulting Lender” means, at any time, any Lender Party that, at such time, (a) owes a Defaulted Advance or a Defaulted Amount or (b) shall take any action or be the subject of any action or proceeding of a type described in Section 6.01(f).

“Disqualified Stock” means any Equity Interest that, by its terms, matures or is Redeemable, in whole or in part, on or prior to the date that is 91 days after the Termination Date. The amount of Disqualified Stock deemed to be outstanding at any time for purposes of this Agreement shall be the maximum amount that the Loan Parties may become obligated to pay upon such maturity of, or pursuant to such Redeemable provisions in respect of, such Disqualified Stock.

“Domestic Lending Office” means, with respect to any Lender Party, the office of such Lender Party specified as its “Domestic Lending Office” opposite its name on Schedule I hereto or in the Assignment and Assumption pursuant to which it became a Lender Party, as the case may be, or such other office of such Lender Party as such Lender Party may from time to time specify to the Borrower and the Administrative Agent.

“EBITDA” means, for any period and with respect to any Person, Consolidated Net Income of such Person for such period, plus (a) without duplication and to the extent deducted in determining such Consolidated Net Income (except with respect to item (xiv)), the sum of (i) Consolidated interest expense, amortization or writeoff of debt discount and debt issuance costs and commissions, discounts and other fees and charges associated with Debt (including the Advances hereunder and the ABL Facility) of such Person for such period, (ii) Consolidated income tax (and franchise tax in the nature of income tax) (including federal, state, local and foreign income tax) expense and foreign withholding tax expense, in each case for such period, and any state single business unitary or similar tax of such Person for such period, (iii) depreciation and amortization expense (including amortization or impairment of intangibles (including goodwill) and organization costs) for such period (excluding amortization expense attributable to a prepaid cash item (except for deferred finance charges) that was paid in a prior period) of such Person for such period, (iv) any other non-cash deductions, losses, charges or expenses made in the ordinary course of business in determining Consolidated Net Income (but excluding any such non-cash charge in respect of an item that increased Consolidated Net Income in a prior period (to the extent of such increase) of such Person for such period, (v) any extraordinary losses and unusual or non-recurring expenses or charges incurred in such period, (vi) any Transaction Expenses paid in such period, (vii) costs and expenses incurred in the ordinary course of business in connection with acquisitions permitted under Section 5.02(f), Excluded Issuances, recapitalizations, Transfers or incurrence of Debt permitted under Article V hereunder (for the purposes of this definition, each a “Permitted Item”), (viii) any payments made or accrued pursuant to the Advisory Agreement (as in effect on the Effective Date or as permitted to be amended hereby) and of reimbursement of ordinary course out-of-pocket costs and expenses payable to GGC or its Affiliates pursuant to the Advisory Agreement, (ix) foreign exchange losses recorded in “other income”, (x) expenses in connection with earn-out obligations, (xi) any

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one-time payments made related to any Permitted Item, including, without limitation, one-time compensation charges, stay bonuses paid to existing management and severance cost, (xii) expenses incurred to the extent reimbursable by third parties pursuant to indemnification provisions and either so collected or reasonably expected to be so collected, (xiii) all losses during such period resulting from the sale or disposition of any asset of Parent or any Subsidiary outside the ordinary course of business, (xiv) proceeds received from business interruption insurance, in each case, with respect to such measurement period, (xv) non-cash expenses resulting from the grant or periodic remeasurement of stock options or other equity-related incentives (and, for the avoidance of doubt, including any non-cash expenses related to any stock option or other equity-related incentives resulting from the acceleration of vesting in the event of a change in control) to any director, officer, employee, former employee or consultant of Parent or any Subsidiary pursuant to a written plan or agreement approved by the board of directors of Parent, (xvi) salary, benefit and other direct savings resulting from workforce reductions implemented or reasonably expected to be implemented within the following twelve months and severance related thereto in connection with the Permitted Acquisitions, (xvii) losses in respect of post-retirement benefits, as a result of the application of FASB 106, (xviii) losses during such period in connection with the extinguishment, retirement or write-off of Debt and (xix) the amount of any loss from stores which have been closed or identified to be closed, and minus (b) without duplication and to the extent included in determining such Consolidated Net Income of such Person, any non-cash gains included in Consolidated Net Income of such Person for such period (other than any gains which represent the reversal of an accrual or reserve for a potential cash item that reduced EBITDA in any prior period), minus (c) without duplication and to the extent included in determining such Consolidated Net Income of such Person, any extraordinary gains and unusual or non-recurring gains for such period, all determined on a Consolidated basis in accordance with GAAP, minus (d) without duplication and to the extent included in determining such Consolidated Net Income of such Person, foreign exchange gains recorded in “other income”, minus (e) without duplication and to the extent included in determining such Consolidated Net Income of such Person, all gains during such period resulting from the sale or disposition of any asset of Parent or any Subsidiary outside the ordinary course of business, minus (f) without duplication and to the extent included in determining such Consolidated Net Income of such Person, the amount of any gain in respect of post-retirement benefits as a result of the application of FASB 106; provided that, for the purpose of determining EBITDA for the first four fiscal quarters after the Effective Date, EBITDA shall be determined in accordance with the pro forma adjustments set forth on Schedule III hereto, to the extent applicable.

The historical EBITDA for any Measurement Period of entities (A) that are acquired by the Parent or any of its Subsidiaries after the Effective Date as permitted under the Loan Documents will be included in the calculation of EBITDA and (B) that are disposed of by the Parent or any of its Subsidiaries after the Effective Date will be excluded in the calculation of EBITDA; provided that, in the case of entities that are acquired by the Parent or any of its Subsidiaries after the Effective Date, the Administrative Agent shall be furnished with audited financial statements, or if audited financial statements are not available, other financial statements reasonably acceptable to the Administrative Agent, of such entities (or if the acquisition is of a division or branch of a larger business or a group of businesses, the audited financial statements, or if audited financial statements are not available, other financial statements reasonably acceptable to the Administrative Agent of such larger business or group of businesses, so long as the individual activities of the acquired entity are clearly reflected in such financial statements, together with a certificate certifying that the Parent has reviewed the historical financial statements of the division or branch and that they reflect proper divisional accounting in relation to the large

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business or group of businesses in all material respects), reasonably satisfactory to the Administrative Agent in all material respects, confirming such historical results. In addition, EBITDA for any Measurement Period will be determined after giving effect to any identifiable cost savings resulting from any acquisition consummated during such Measurement Period and expected to be realized within 12 months following the closing thereof on a pro forma basis, in each case to the extent calculated on terms reasonably satisfactory to the Administrative Agent and certified by a Responsible Officer of the Parent.

“Effective Date” has the meaning specified in Section 3.01.

“Eligible Assignee” means (a) a Lender Party; (b) an Affiliate of a Lender Party; (c) an Approved Fund; and (d) any other Person (other than an individual) approved by the Administrative Agent and, unless an Event of Default under Section 6.01(a) and (f) has occurred and is continuing, the Borrower (each such approval not to be unreasonably withheld or delayed); provided, however, that neither any Loan Party nor any Affiliate of a Loan Party shall qualify as an Eligible Assignee under this definition.

“Environmental Action” means any action, suit, demand, demand letter, claim, notice of non compliance or violation, notice of liability or potential liability, investigation, proceeding, consent order or consent agreement relating in any way to any violation of, or liability under, any Environmental Law, or an Environmental Permit or arising from an alleged injury or threat to the environment, or to health and safety with regard to exposure to Hazardous Materials, including, without limitation, and to the extent arising from the foregoing, by any governmental or regulatory authority or third party for enforcement, cleanup, removal, response, remedial or other actions, damages, contribution, indemnification, cost recovery, compensation or injunctive relief.

“Environmental Law” means any Federal, state, local or foreign statute, law, ordinance, rule, regulation, code, order, writ, judgment, injunction or decree relating to pollution or protection of the environment, natural resources or exposure of any individual to Hazardous Material, including, without limitation, those relating to the use, handling, transportation, treatment, storage, disposal, release or discharge of Hazardous Materials.

“Environmental Permit” means any permit, approval, identification number, license or other authorization required under any Environmental Law.

“Equity Interests” means, with respect to any Person, shares of capital stock of (or other ownership or profit interests in) such Person, warrants, options or other rights for the purchase or other acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or other acquisition from such Person of such shares (or such other interests), and other ownership or profit interests in such Person (including, without limitation, partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are authorized on any date of determination.

“Equity Investor” means the Sponsor, the Seller and EXP Investments, Inc., a Delaware corporation.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and rulings issued thereunder.

Express – Term Loan Credit Agreement

“ERISA Affiliate” means any Person that for purposes of Title IV of ERISA is a member of the controlled group of any Loan Party, or under common control with any Loan Party, within the meaning of Section 4001(a)(14) of ERISA.

“ERISA Event” means (a)(i) the occurrence of a reportable event, within the meaning of Section 4043 of ERISA, with respect to any Plan unless the 30 day notice requirement with respect to such event has been waived by the PBGC or (ii) the requirements of Section 4043(b) of ERISA apply with respect to a contributing sponsor, as defined in Section 4001(a)(13) of ERISA, of a Plan, and an event described in paragraph (9), (10), (11), (12) or (13) of Section 4043(c) of ERISA is reasonably expected to occur with respect to such Plan within the following 30 days; (b) the application for a minimum funding waiver with respect to a Plan; (c) the provision by the administrator of any Plan of a notice of intent to terminate such Plan, pursuant to Section 4041(a)(2) of ERISA (including any such notice with respect to a plan amendment referred to in Section 4041(e) of ERISA); (d) the cessation of operations at a facility of any Loan Party or any ERISA Affiliate in the circumstances described in Section 4062(e) of ERISA; (e) the withdrawal by any Loan Party or any ERISA Affiliate from a Multiple Employer Plan during a plan year for which it was a substantial employer, as defined in Section 4001(a)(2) of ERISA; (f) the conditions for imposition of a lien under Section 302(f) of ERISA shall have been met with respect to any Plan; (g) the adoption of an amendment to a Plan requiring the provision of security to such Plan pursuant to Section 307 of ERISA; or (h) the institution by the PBGC of proceedings to terminate a Plan pursuant to Section 4042 of ERISA, or the occurrence of any event or condition described in Section 4042 of ERISA that constitutes grounds for the termination of, or the appointment of a trustee to administer, such Plan.

“Escrow Bank” has the meaning specified in Section 2.13(c).

“Eurodollar Lending Office” means, with respect to any Lender Party, the office of such Lender Party specified as its “Eurodollar Lending Office” opposite its name on Schedule I hereto or in the Assignment and Assumption pursuant to which it became a Lender Party (or, if no such office is specified, its Domestic Lending Office), or such other office of such Lender Party as such Lender Party may from time to time specify to the Borrower and the Administrative Agent.

“Eurodollar Rate” means, for any Interest Period for all Eurodollar Rate Advances comprising part of the same Borrowing, an interest rate per annum equal to the rate per annum obtained by dividing (a) the rate per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) appearing on Telerate Page 3750 (or any successor page) as the London interbank offered rate for deposits in U.S. dollars at 11:00 A.M. (London time) two Business Days before the first day of such Interest Period for a period equal to such Interest Period (provided that, if for any reason such rate is not available, the term “Eurodollar Rate” shall mean, for any Interest Period for all Eurodollar Rate Advances comprising part of the same Borrowing, the rate per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) appearing on Reuters Screen LIBO Page as the London interbank offered rate for deposits in Dollars at approximately 11:00 A.M. (London time) two Business Days prior to the first day of such Interest Period for a term comparable to such Interest Period; provided, however, if more than one rate is specified on Reuters Screen LIBO Page, the applicable rate shall be the arithmetic mean of all such rates) by (b) a percentage equal to 100% minus the Eurodollar Rate Reserve Percentage for such Interest Period.

“Eurodollar Rate Advance” means an Advance that bears interest as provided in Section 2.05(a)(ii).

Express – Term Loan Credit Agreement

“Eurodollar Rate Reserve Percentage” for any Interest Period for all Eurodollar Rate Advances comprising part of the same Borrowing means the reserve percentage applicable two Business Days before the first day of such Interest Period under regulations issued from time to time by the Board of Governors of the Federal Reserve System (or any successor) for determining the maximum reserve requirement (including, without limitation, any emergency, supplemental or other marginal reserve requirement) for a member bank of the Federal Reserve System in New York City with respect to liabilities or assets consisting of or including Eurocurrency Liabilities (or with respect to any other category of liabilities that includes deposits by reference to which the interest rate on Eurodollar Rate Advances is determined) having a term equal to such Interest Period.

“Events of Default” has the meaning specified in Section 6.01.

“Excess Cash Flow” means, for any period,

(a) the sum of, without duplication:

(i) Consolidated Net Income (or loss) of the Parent and its Subsidiaries for such period plus

(ii) depreciation, amortization and other non-cash charges or losses (including deferred income taxes) deducted in determining Consolidated Net Income for such period plus

(iii) if there was a net increase in Consolidated Current Liabilities of the Parent and its Subsidiaries during such period, the amount of such net increase plus

(iv) if there was a net decrease in Consolidated Current Assets (excluding cash and Cash Equivalents) of the Parent and its Subsidiaries during such period, the amount of such net decrease less

(b) the sum of:

(i) the aggregate amount of all non cash credits included in arriving at such Consolidated Net Income (or loss) for such period plus

(ii) if there was a net decrease in Consolidated Current Liabilities of the Parent and its Subsidiaries during such period, the amount of such net decrease plus

(iii) if there was a net increase in Consolidated Current Assets (excluding cash and Cash Equivalents) of the Parent and its Subsidiaries during such period, the amount of such net increase plus

(iv) the aggregate amount of Capital Expenditures (and research and development expenditures and any other costs that are treated as additions to property, plant and equipment or other long-term assets or other capital expenditures in accordance with GAAP), Investments and Restricted Payments, in each case paid by the Parent and its Subsidiaries to a party other than the Parent or any Subsidiary in cash during such period solely to the extent permitted by this Agreement plus

Express – Term Loan Credit Agreement

(v) the aggregate amount of all regularly scheduled principal payments of Funded Debt and Debt for Borrowed Money made during such period, excluding any amount funded with proceeds from the issuance of Debt (other than with the proceeds from the ABL Facility or from other revolving credit facilities) or Equity Interests plus

(vi) the aggregate principal amount of all mandatory prepayments of the Facility pursuant to Section 2.04(b)(ii) in respect of Net Cash Proceeds of the type described in clause (a) of the definition thereof to the extent that the applicable Net Cash Proceeds were taken into account in calculating such Consolidated Net Income (or loss) for such period plus

(vii) the aggregate principal amount of any Debt voluntarily prepaid for such period (other than prepayments of Term Advances pursuant to Section 2.04(a)); provided that such prepayments are otherwise permitted hereunder plus

(viii) the aggregate amount paid by Parent and the Subsidiaries during such period in respect of the Transaction Expenses, except to the extent that such Transaction Expenses (to the extent not paid out of proceeds on the Effective Date) reduce Consolidated Net Income.

“Excluded Issuance” shall mean (i) an issuance and sale of Qualified Capital Stock of the Parent or Subordinated Debt to the Equity Investor (or any other stockholder exercising preemptive rights triggered by such issuance), to the extent such Qualified Capital Stock or Subordinated Debt is used, or the net cash proceeds thereof shall be, within 90 days of the consummation of such issuance and sale, used or committed to be used (and so used within 180 days of consummation), without duplication, to finance Capital Expenditures, or one or more permitted Investments permitted under Section 5.02(f) and (ii) an issuance and sale of Qualified Capital Stock to satisfy legal requirements regarding the issuance of a de minimis amount of shares.

“Excluded Subsidiary” means (i) any CFC or (ii) any Subsidiary of the Parent that is organized under the laws of a jurisdiction located inside the United States that is not a Material Subsidiary; provided that all Excluded Subsidiaries covered by this clause (ii) shall not represent, in the aggregate, more than 5% of Consolidated EBITDA or 5% of Consolidated tangible assets of the Parent and its Subsidiaries and the Parent shall be obligated to designate one or more Subsidiaries that would otherwise qualify as Excluded Subsidiaries covered by this clause (ii) as Material Subsidiaries in order to comply with the terms of this proviso.

“Existing Debt” means such Debt set forth on Schedule 4.01(t).

“Extraordinary Receipt” means any cash amount actually received by any Loan Party (net of all out-of-pocket fees, costs, legal fees, court costs, taxes and other expenses incurred by any Loan Party in connection with the collection, litigation, adjudication, arbitration, receipt or recovery of any such Extraordinary Receipt, in each case to the extent such amounts are not deducted in calculating Consolidated Net Income) that is not received in the ordinary course of business and which is received as a result of proceeds of casualty insurance and condemnation awards (and payments in lieu thereof); provided, however, that an Extraordinary Receipt shall not

Express – Term Loan Credit Agreement

include cash receipts received from proceeds of insurance or condemnation awards (or payments in lieu thereof) to the extent that such proceeds or awards are received by any Person in respect of any third party claim against such Person and applied to pay (or to reimburse such Person for its prior payment of) such claim and the costs and expenses of such Person with respect thereto.

“Facility” means the Term Facility.

“Federal Funds Rate” means, for any period, a fluctuating interest rate per annum equal for each day during such period to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for such day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.

“Fee Letter” means the fee letter dated July 6, 2007 between the Borrower and the Lead Arranger, as amended.

“Fiscal Year” means a fiscal year of the Parent and its Consolidated Subsidiaries ending on the Saturday closest to January 31 in any calendar year.

“Foreign Subsidiary” means a Subsidiary of the Parent that is organized under the laws of a jurisdiction located outside of the United States.

“Fund” means any Person (other than an individual) that is or will be engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

“Funded Debt” of any Person means all Debt of such Person that by its terms matures more than one year after the date of determination or matures within one year from such date but is renewable or extendible, at the option of such Person, to a date more than one year after such date or arises under a revolving credit or similar agreement that obligates the lender or lenders to extend credit during a period of more than one year after such date, including, without limitation, all amounts of Funded Debt of such Person required to be paid or prepaid within one year after the date of its creation.

“GAAP” has the meaning specified in Section 1.03.

“GGC” means GGC Administration, LLC.

“Governmental Authority” means any nation or government, any state, province, city, municipal entity or other political subdivision thereof, and any governmental, executive, legislative, judicial, administrative or regulatory agency, department, authority, instrumentality, commission, board, bureau or similar body, whether federal, state, provincial, territorial, local or foreign.

“Governmental Authorization” means any authorization, approval, consent, franchise, license, covenant, order, ruling, permit, certification, exemption, notice, declaration or similar right, undertaking or other action of, to or by, or any filing, qualification or registration with, any Governmental Authority.

Express – Term Loan Credit Agreement

“Guaranteed Debt” means, with respect to any Person, any Obligation or arrangement of such Person to guarantee or intended to guarantee any Debt (“primary obligations”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, (a) the direct or indirect guarantee, endorsement (other than for collection or deposit in the ordinary course of business), co-making, discounting with recourse or sale with recourse by such Person of the Obligation of a primary obligor, (b) the Obligation to make take-or-pay or similar payments, if required, regardless of nonperformance by any other party or parties to an agreement or (c) any Obligation of such Person, whether or not contingent, (i) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (A) for the purchase or payment of any such primary obligation or (B) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase property, assets, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the holder of such primary obligation against loss in respect thereof; provided, however, that the term “Guaranteed Debt” shall not include any product warranties or other ordinary course contingent obligations incurred in the ordinary course of business, including indemnities. The amount of any Guaranteed Debt shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guaranteed Debt is made (or, if less, the maximum amount of such primary obligation for which such Person may be liable pursuant to the terms of the instrument evidencing such Guaranteed Debt) or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder), as determined by such Person in good faith.

“Guaranteed Obligations” has the meaning specified in Section 8.01.

“Guaranties” means the Parent Guaranty and the Subsidiary Guaranty.

“Guarantors” means the Parent and the Subsidiary Guarantors.

“Guaranty Supplement” has the meaning specified in Section 8.05.

“Hazardous Materials” means (a) petroleum or petroleum products, by-products or breakdown products, radioactive materials, asbestos-containing materials, polychlorinated biphenyls, radon gas and toxic mold and (b) any other chemicals, materials or substances designated, classified or regulated as hazardous or toxic or as a pollutant or contaminant under any Environmental Law.

“Hedge Agreements” means interest rate, currency exchange rate or commodity price swap, cap or collar agreements, future or option contracts and other hedging agreements; provided that such Hedge Bank shall be required to be a Lender Party or an Affiliate of a Lender Party only at the time that such Hedge Bank enters into such Secured Hedge Agreement.

“Hedge Bank” means any Lender Party or an Affiliate of a Lender Party in its capacity as a party to a Secured Hedge Agreement.

“Indemnified Party” has the meaning specified in Section 9.04(b).

“Intercreditor Agreement” has the meaning specified in Section 3.01(a)(iii).

“Initial Extension of Credit” means the initial Borrowing hereunder.

Express – Term Loan Credit Agreement

“Initial Lender Parties” means the Initial Lenders.

“Initial Lenders” means the banks, financial institutions and other institutional lenders listed on the signature pages hereof as the Initial Lenders.

“Initial Pledged Debt” has the meaning specified in the Term Loan Security Agreement.

“Initial Pledged Equity” has the meaning specified in the Term Loan Security Agreement.

“Insufficiency” means, with respect to any Plan, the amount, if any, of a Plan’s accumulated benefit obligation (determined in accordance with GAAP) in excess of the Plan’s fair value of assets.

“Intellectual Property Term Loan Security Agreement” has the meaning specified in the Term Loan Security Agreement.

“Interest Period” means, for each Eurodollar Rate Advance comprising part of the same Borrowing, the period commencing on the date of such Eurodollar Rate Advance or the date of the Conversion of any Base Rate Advance into such Eurodollar Rate Advance, and ending on the last day of the period selected by the Borrower pursuant to the provisions below and, thereafter, each subsequent period commencing on the last day of the immediately preceding Interest Period and ending on the last day of the period selected by the Borrower pursuant to the provisions below. The duration of each such Interest Period shall be one, two, three or six months (or, until the completion of the primary syndication, two weeks or one month, provided that such period shall end on the 30th day after the date hereof (or such earlier date as shall be specified in its sole discretion by the Administrative Agent in a written notice to the Borrower and the Lenders that such primary syndication has been achieved)), as the Borrower may, upon notice received by the Administrative Agent not later than 11:00 A.M. (New York City time) on the third Business Day prior to the first day of such Interest Period, select (or, if available to all Lenders, nine or twelve months thereafter, as selected by the Borrower in its Notice of Borrowing or conversion); provided, however, that:

(a) the Borrower may not select any Interest Period with respect to any Eurodollar Rate Advance under the Facility that ends after any principal repayment installment date for the Facility unless, after giving effect to such selection, the aggregate principal amount of Base Rate Advances and of Eurodollar Rate Advances having Interest Periods that end on or prior to such principal repayment installment date for the Facility shall be at least equal to the aggregate principal amount of Advances under the Facility due and payable on or prior to such date;

(b) Interest Periods commencing on the same date for Eurodollar Rate Advances comprising part of the same Borrowing shall be of the same duration;

(c) whenever the last day of any Interest Period would otherwise occur on a day other than a Business Day, the last day of such Interest Period shall be extended to occur on the next succeeding Business Day, provided, however, that, if such extension would cause the last day of such Interest Period to occur in the next following calendar month, the last day of such Interest Period shall occur on the next preceding Business Day; and

Express – Term Loan Credit Agreement

(d) whenever the first day of any Interest Period occurs on a day of an initial calendar month for which there is no numerically corresponding day in the calendar month that succeeds such initial calendar month by the number of months equal to the number of months in such Interest Period, such Interest Period shall end on the last Business Day of such succeeding calendar month.

“Internal Revenue Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Inventory” means all Inventory referred to in Section 1(b) of the Term Loan Security Agreement.

“Investment” in any Person means any loan or advance to such Person (other than (a) third-party trade receivables or (b) intercompany trade receivables, in each case incurred in the ordinary course of such Person’s business), any purchase or other acquisition of any Equity Interests or Debt or the assets comprising a division or business unit or a substantial part or all of the business of such Person, any capital contribution to such Person or any other direct or indirect investment in such Person, including, without limitation, any acquisition by way of a merger or consolidation (or similar transaction) and any arrangement pursuant to which the investor incurs Debt of the types referred to in clause (i) or (j) of the definition of “Debt” in respect of such Person.

“IPO” means, with respect to any Person, a registered initial public offering of the capital stock of such Person (other than on Form S-8).

“Lead Arranger” means Morgan Stanley Senior Funding, Inc.

“Lender Party” means any Lender.

“Lenders” means the Initial Lenders and each Person that shall become a Lender hereunder pursuant to Section 9.07 for so long as such Initial Lender or Person, as the case may be, shall be a party to this Agreement.

“Leverage Ratio” means, at any date of determination, the ratio of Consolidated Debt for Borrowed Money (net of cash and Cash Equivalents) at such date to Consolidated EBITDA for the most recently completed Measurement Period, in each case of the Parent and its Subsidiaries.

“Lien” means any lien, security interest, pledge or other charge or encumbrance of any kind, or any other type of preferential arrangement intended for security, including, without limitation, the lien or retained security title of a conditional vendor and any easement, right of way or other encumbrance on title to real property.

“Loan Documents” means (i) this Agreement, (ii) the Notes, (iii) the Collateral Documents, (iv) the Fee Letter and (v) the Intercreditor Agreement.

“Loan Parties” means the Borrower and the Guarantors.

“Margin Stock” has the meaning specified in Regulation U.

“Material Adverse Effect” means a material adverse effect on (a) the business, financial condition, operations, performance or properties of the Parent and its Subsidiaries, taken as a whole, (b) the rights and remedies of any Agent or any Lender Party under any Loan Document or (c) the ability of any Loan Party to perform its Obligations under any Loan Document to which it is a party.

Express – Term Loan Credit Agreement

“Material Subsidiary” means, at any time, (i) any Subsidiary of the Parent that represents more than 5% of Consolidated EBITDA and more than 5% of Consolidated tangible assets of the Parent and its Subsidiaries, determined at the end of the most recently completed financial quarter of the Parent based on the financial statements of the Parent delivered pursuant to Section 5.03(b) or (c) or (ii) any Subsidiary of the Parent designated by notice in writing given by the Parent to the Administrative Agent to be a “Material Subsidiary”; provided that, any such Subsidiary so designated as a Material Subsidiary shall at all times thereafter remain a Material Subsidiary for the purposes of this Agreement unless otherwise agreed to by the Borrower and the Required Lenders.

“Measurement Period” means each period of four consecutive fiscal quarters of the Parent.

“Moody’s” means Moody’s Investors Services, Inc.

“MS&Co” has the meaning specified in the recital of parties to this Agreement.

“MSSF” has the meaning specified in the recital of parties to this Agreement.

“Multiemployer Plan” means a multiemployer plan, as defined in Section 4001(a)(3) of ERISA, to which any Loan Party or any ERISA Affiliate is making or accruing an obligation to make contributions, or with respect to which any Loan Party has any liability.

“Multiple Employer Plan” means a single employer plan, as defined in Section 4001(a)(15) of ERISA and subject to Title IV of ERISA, that (a) is maintained for employees of any Loan Party or any ERISA Affiliate and at least one Person other than the Loan Parties and the ERISA Affiliates or (b) was so maintained and in respect of which any Loan Party or any ERISA Affiliate could have liability under Section 4064 or 4069 of ERISA in the event such plan has been or were to be terminated.

“Net Cash Proceeds” means,

(a) with respect to any Transfer of any asset of the Parent or any of its Subsidiaries (other than any Transfer of assets pursuant to Section 5.02(e)(other than clause (v) thereof)), the excess, if any, of (i) the sum of cash and Cash Equivalents received in connection with such Transfer (including any cash or Cash Equivalents received by way of deferred payment pursuant to, or by monetization of, a note receivable or otherwise, but only as and when so received) over (ii) the sum of (A) the principal amount of any Debt (other than Debt under the Loan Documents) that is secured by such asset and that is required to be repaid in connection with such Transfer thereof, (B) the reasonable and customary out-of-pocket costs, fees, commissions, premiums and expenses incurred by the Parent or its Subsidiaries, and (C) federal, state, provincial, foreign and local taxes reasonably estimated (on a Consolidated basis) to be actually payable as a result of any gain recognized in connection therewith; provided, however, that Net Cash Proceeds shall not include any such amounts to the extent such amounts are (x) reinvested (or intended to be reinvested) in similar assets used or useful in the business of Parent and its Subsidiaries within 12 months after the date of receipt thereof or (y) committed to be reinvested in similar assets useful in the business of Parent and its Subsidiaries within 12 months after the date of receipt thereof and are so reinvested within 6 months after such commitment; provided, further, however, that no such amounts resulting from any Transfer shall be considered Net Cash Proceeds until they aggregate $1,000,000 in any fiscal year;

Express – Term Loan Credit Agreement

(b) with respect to the incurrence or issuance of any Debt by the Parent or any of its Subsidiaries (other than Debt incurred or issued pursuant to Section 5.02(b)), the excess of (i) the sum of the cash and Cash Equivalents received in connection with such incurrence or issuance over (ii) the underwriting discounts and commissions or other similar payments, and other out-of-pocket costs, fees, commissions, premiums and expenses incurred by the Parent or any of its Subsidiaries in connection with such incurrence or issuance to the extent such amounts were not deducted in determining the amount referred to in clause (i); and

(c) with respect to any Extraordinary Receipt received by the Parent or any of its Subsidiaries that is not otherwise included in clauses (a) or (b) above, the sum of the cash and Cash Equivalents received in connection therewith; provided, however, that Net Cash Proceeds shall not include any such amounts to the extent such amounts are (x) reinvested (or intended to be reinvested) in fixed or capital assets used or useful in the business of the Parent and its Subsidiaries within 12 months after the date of receipt thereof or (y) committed to be reinvested in fixed or capital assets used or useful in the business of the Parent and its Subsidiaries within 12 months after the date of receipt thereof and are so reinvested within 6 months after such commitment.

“Net Income” means, for any period, the net income or loss of the Parent and the Subsidiaries for such period determined on a consolidated basis in accordance with GAAP; provided that there shall be excluded (a) unrealized gains and losses with respect to Hedge Agreements during such period and (b) the impact of purchase accounting or similar adjustments required or permitted by GAAP in connection with the Acquisition or any Permitted Acquisition (including the reduction of revenue from any write-down of deferred revenue).

“Note” means a Term Note.

“Notice of Borrowing” has the meaning specified in Section 2.02(a).

“NPL” means the National Priorities List under CERCLA.

“Obligation” means, with respect to any Person, any payment, performance or other obligation of such Person of any kind, including, without limitation, any liability of such Person on any claim, whether or not the right of any creditor to payment in respect of such claim is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, disputed, undisputed, legal, equitable, secured or unsecured, and whether or not such claim is discharged, stayed or otherwise affected by any proceeding referred to in Section 6.01(f). Without limiting the generality of the foregoing, the Obligations of any Loan Party under the Loan Documents include (a) the obligation to pay principal, interest, charges, expenses, fees, attorneys’ fees and disbursements, indemnities and other amounts payable by such Loan Party under any Loan Document and (b) the obligation of such Loan Party to reimburse any amount in respect of any of the foregoing that any Lender Party, in its sole discretion, may elect to pay or advance on behalf of such Loan Party, to the extent permitted by the Loan Documents.

“Other Taxes” has the meaning specified in Section 2.10(b).

“Parent” has the meaning specified in the recital of parties to this Agreement.

Express – Term Loan Credit Agreement

“Parent Guaranty” means the guaranty of the Parent set forth in Article VIII.

“Patriot Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Pub. L. 107-56, signed into law October 26, 2001.

“PBGC” means the Pension Benefit Guaranty Corporation (or any successor).

“Permitted Distributions” shall mean (i) a payment by the Borrower or its Subsidiaries to or on behalf of Parent (and any subsequent payment by Parent) for fees, costs and expenses paid to GGC or any of its Affiliates in accordance with the Advisory Agreement (as in effect on the Effective Date or as amended as permitted hereby); provided that nothing herein shall prohibit the accrual of any such fees under the terms of the Advisory Agreement; (ii) payments by the Borrower or its Subsidiaries to or on behalf of Parent for franchise taxes and other fees required to maintain the legal existence of Parent or to pay the out-of-pocket legal, accounting and other fees and expenses in the nature of overhead in the ordinary course of business of Parent, including without limitation payment of fees and reimbursement of expenses of the board of directors and (iii) any payments to Parent in order for Parent to make tax distributions to its members pursuant to Section 4.2 of that certain Amended and Restated Limited Liability Company Agreement, dated July 6, 2007, by and between Limited Brands Store Operations, Inc., a Delaware corporation, EXP Investments, Inc., a Delaware corporation and Express Investment Corp., a Delaware corporation; provided that the amount of such payment shall not exceed the amount that the Borrower would be required to pay in respect of federal, state, local or non-US taxes were the Borrower a corporation filing a consolidated return with each of its domestic Subsidiaries since immediately before the closing date of the Acquisition.

“Permitted Liens” means: (a) Liens for taxes, assessments and governmental charges or levies to the extent not required to be paid under Section 5.01(b) and Liens for taxes, assessments or governmental charges or levies, which are being contested in good faith by appropriate proceedings for which adequate reserves have been established in accordance with GAAP; (b) Liens imposed by contract or law, such as materialmen’s, mechanics’, carriers’, workmen’s and repairmen’s Liens and other similar Liens arising in the ordinary course of business securing obligations that (i) in the aggregate do not materially adversely affect the use of the property to which they relate and (ii) are being contested in good faith and for which adequate reserves have been established in accordance with GAAP; (c) Liens in the ordinary course of business to secure obligations under workers’ compensation laws, unemployment insurance, social security or similar legislation or to secure public or statutory obligations; (d) deposits to secure the performance of bids, trade contracts and leases (other than Debt), contracts for the purchase of property otherwise permitted by this Agreement, statutory obligations, surety bonds (other than bonds related to judgments or litigation), performance bonds and other obligations of a like nature incurred in the ordinary course of business; (e) Liens securing judgments (or the payment of money) not constituting an Event of Default under Section 6.01(g) or securing appeal or other surety bonds related to such judgments, (f) easements, rights of way, restrictions, and other encumbrances on title to real property that do not materially adversely affect the use of such property for its present purposes; (g) statutory, common law or contractual Liens of landlords, creditor depository institutions or institutions holding securities accounts (including rights of set-off or similar rights and remedies), (h) any interest or title of a lessor or sublessor under any lease of real estate or licensor or sublicensor of intellectual property not prohibited hereby, (i) Liens on the property of a Person existing at the time such Person becomes a Subsidiary of the Borrower; provided that, any such Lien may not extend to any other Property of the Borrower or any other Subsidiary that is not a direct Subsidiary of such Person; and provided further that, any such Lien

Express – Term Loan Credit Agreement

was not created in anticipation of or in connection with the transaction or series of transactions pursuant to which such Person became a Subsidiary of the Borrower; (j) Liens on property at the time the Borrower or any Subsidiary acquired such property, including any acquisition by means of a merger, amalgamation or consolidation with or into the Borrower or any of its Subsidiaries; provided that, such Lien may not extend to any other property of the Borrower or any of its Subsidiaries; provided further that, such Liens shall not have been created in anticipation of or in connection with the transaction or series of transactions pursuant to which such property was acquired by the Borrower or any Subsidiary; (k) Liens on specific items of inventory or other goods and the proceeds thereof (and each of the following relating thereto: documents, instruments, accounts, chattel paper, letter of credit rights, general intangibles, supporting obligations, and claims under insurance policies) securing such Person’s obligations in respect of bankers’ acceptances or letters of credit issued or credited for the account of such Person to facilitate the purchase, shipment or storage of such inventory or goods; (l) Liens arising under conditional sale, title retention, consignment or similar arrangements for the sale of goods in the ordinary course of business; (m) Liens on insurance proceeds securing the payment of financed insurance premiums; (n) leases or subleases and licenses or sublicenses granted to others in the ordinary course of business; (o) customary Liens granted in favor of a trustee to secure fees and other amounts owing to such trustee under an indenture or other agreement pursuant to which Debt permitted by Section 5.02(b) is issued; (p) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of custom duties in connection with the importation of goods; (q) the filing of precautionary financing statements in connection with operating leases, consignment, Transfers permitted under Section 5.02(e) and similar matters; (r) Liens on proceeds of sales of assets held in escrow pending resolution of indemnity or purchase price reduction claims; (s) other Liens on assets, securing Debt or other obligations not prohibited hereunder in an aggregate amount not to exceed $7,500,000 at any time outstanding; (t) Liens granted pursuant to the Collateral Documents; (u) Liens under the ABL Facility Loan Documents and any Lien in existence on the Effective Date and set forth on Schedule 4.01(v); (v) replacement, extension and renewal of any Lien permitted hereby (provided, however, that (1) no such Lien shall extend to or cover any property not theretofore subject to the Lien being extended, renewed or replaced and (2) the aggregate amount secured shall not exceed the amount permitted to be secured prior to such extension, renewal or replacement); (w) Liens securing Debt incurred pursuant to Section 5.02(b)(ii), provided that any such Liens attach only to the property being financed pursuant to such Indebtedness and do not encumber any other property of any Loan Party; (x) bankers’ Liens, rights of setoff and other similar Liens existing solely with respect to cash and Cash Equivalents on deposit in one or more accounts maintained by any Loan Party, in each case granted in the ordinary course of business in favor of the bank or banks with which such accounts are maintained, securing amounts owing to such bank with respect to cash management and operating account arrangements, including those involving pooled accounts and netting arrangements, provided that, unless such Liens are non-consensual and arise by operation of law, in no case shall any such Liens secure (either directly or indirectly) the repayment of any Debt; (y) purchase money Liens upon or in real property or equipment acquired or held by the Borrower or any of its Subsidiaries in the ordinary course of business to secure the purchase price of such property or equipment or to secure Debt incurred solely for the purpose of financing the acquisition of any such property or equipment to be subject to such Liens, or Liens existing on any such property or equipment at the time of acquisition (other than any such Liens created in contemplation of such acquisition that do not secure the purchase price), or extensions, renewals or replacements of any of the foregoing for the same or a lesser amount; provided, however, that no such Lien shall extend to or cover any property other than the property or equipment being acquired, and (z) Liens on assets of Foreign Subsidiaries securing Debt of Foreign Subsidiaries permitted pursuant to Section 5.02(b)(viii).

Express – Term Loan Credit Agreement

“Person” means an individual, partnership, corporation (including a business trust), limited liability company, joint stock company, trust, unincorporated association, joint venture or other entity, or a government or any political subdivision or agency thereof.

“Plan” means a Single Employer Plan or a Multiple Employer Plan.

“Pledged Debt” has the meaning specified in the Term Loan Security Agreement.

“Post Petition Interest” has the meaning specified in Section 8.06(b).

“Prepayment Percentage” means the applicable percentage based on the Leverage Ratio set forth below for each item set forth below:

Level	Excess Cash Flow
Level I Greater than 1.25:1.0	50%
Level II Less than or equal to 1.25:1.0 but equal to or greater than 1.0:1.0	25%
Level III Less than 1.0:1.0	0%

Any increase or decrease in the Prepayment Percentage resulting from a change in the Leverage Ratio shall become effective as of the first Business Day immediately following the date on which the financial statements are delivered pursuant to Section 5.03(b).

“Qualified Capital Stock” of any person shall mean any Equity Interests of such person that are not Disqualified Stock.

“Redeemable” means, with respect to any Equity Interest, any such Equity Interest that (a) the issuer has undertaken to redeem at a fixed or determinable date or dates, whether by operation of a sinking fund or otherwise, or upon the occurrence of a condition not solely within the control of the issuer or (b) is redeemable at the option of the holder.

“Register” has the meaning specified in Section 9.07(d).

“Regulation U” means Regulation U of the Board of Governors of the Federal Reserve System, as in effect from time to time.

“Related Documents” means the Purchase Agreement and related documents, the ABL Facility Loan Documents and the Advisory Agreement.

“Required Lenders” means, at any time, Lenders owed or holding at least a majority in interest of the sum of the aggregate principal amount of the Advances outstanding at such time; provided, however, that if any Lender shall be a Defaulting Lender at such time, there shall be excluded from the determination of Required Lenders at such time the aggregate principal amount of the Advances owing to such Lender (in its capacity as a Lender) and outstanding at such time.

Express – Term Loan Credit Agreement

“Responsible Officer” means the Chief Executive Officer, Chief Financial Officer and Treasurer of the Parent or the Borrower, as applicable.

“Restricted Payment” has the meaning specified in Section 5.02(g).

“S&P” means Standard & Poor’s, a division of The McGraw-Hill Companies, Inc.

“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

“Secured Hedge Agreement” means any Hedge Agreement required or permitted under Article V that is entered into by and between the Borrower and any Hedge Bank.

“Secured Obligations” has the meaning specified in Section 2 of the Term Loan Security Agreement.

“Secured Parties” means the Agents, the Lender Parties and the Hedge Banks.

“Significant Guarantor” means, at any date of determination, any (i) Subsidiary Guarantor of the Borrower that individually has or (ii) group of Subsidiary Guarantors of the Borrower, that in the aggregate has, in either case, revenues, assets or earnings in an amount equal to at least 5% of (a) the consolidated revenues of the Parent and its Subsidiaries for the most recently completed fiscal quarter for which the Lenders have received financial statements of the Parent and its Subsidiaries pursuant to Section 5.03(b) or (c), (b) the consolidated assets of the Parent and its Subsidiaries as of the last day of the most recently completed fiscal quarter for which the Lenders have received financial statements of the Parent and its Subsidiaries pursuant to Section 5.03(b) or (c), or (c) the consolidated net earnings of the Parent and its Subsidiaries for the most recently completed fiscal quarter for which the Lenders have received financial statements of the Parent and its Subsidiaries pursuant to Section 5.03(b) or (c), in each case determined in accordance with GAAP for such period.

“Single Employer Plan” means a single employer plan, as defined in Section 4001(a)(15) of ERISA and subject to Title IV of ERISA, that (a) is maintained for employees of any Loan Party or any ERISA Affiliate and no Person other than the Loan Parties and the ERISA Affiliates or (b) was so maintained and in respect of which any Loan Party or any ERISA Affiliate could have liability under Section 4069 of ERISA in the event such plan has been or were to be terminated.

“Solvent” and “Solvency” mean, with respect to any Person on a particular date, that on such date (a) the fair value of the property of such Person is greater than the total amount of liabilities, including, without limitation, contingent liabilities, of such Person, (b) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay such debts and liabilities as they mature and (d) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s property would constitute an unreasonably small capital. The amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

Express – Term Loan Credit Agreement

“Specified Representations” means (a) such of the representations made by the Seller in the Purchase Agreement as are material to the interests of the Lenders, but only to the extent that the Parent has the right to terminate its obligations under the Purchase Agreement as a result of a breach of such representations in the Purchase Agreement and (b) the representations and warranties made by the Borrower in Sections 4.01(a)(excluding the last sentence thereof), (d) (only as to the Loan Documents (excluding clauses (iii) and (iv) therein and the last sentence thereof)), (f), (l), (m) and (n) (excluding the last sentence thereof) of this Agreement.

“Sponsor” means Golden Gate Private Equity, Inc., a Delaware corporation and each investment fund managed by it.

“Subordinated Debt” means any Debt of any Loan Party that is subordinated to the Obligations of such Loan Party under the Loan Documents on, and that otherwise contains, terms and conditions reasonably satisfactory to the Administrative Agent.

“Subordinated Obligations” has the meaning specified in Section 8.06.

“Subsidiary” of any Person means any corporation, partnership, joint venture, limited liability company, trust or estate of which (or in which) more than 50% of (a) the issued and outstanding capital stock having ordinary voting power to elect a majority of the board of directors of such corporation (irrespective of whether at the time capital stock of any other class or classes of such corporation shall or might have voting power upon the occurrence of any contingency), (b) the interest in the capital or profits of such partnership, joint venture or limited liability company or (c) the beneficial interest in such trust or estate is, in the case of clauses (a), (b) and (c), at the time directly or indirectly owned or controlled by such Person, by such Person and one or more of its other Subsidiaries or by one or more of such Person’s other Subsidiaries.

“Subsidiary Guarantors” means the Subsidiaries of the Parent listed on Schedule II hereto and each other Subsidiary of the Parent that shall be required to execute and deliver a guaranty pursuant to Section 5.01(j).

“Subsidiary Guaranty” means the guaranty of the Subsidiary Guarantors set forth in Article VIII, together with each other guaranty and guaranty supplement delivered pursuant to Section 5.01(j), in each case as amended, amended and restated, modified or otherwise supplemented.

“Supplemental Collateral Agent” has the meaning specified in Section 7.01(c).

“Surviving Debt” means (i) Debt of each Loan Party and its Subsidiaries outstanding immediately before and after giving effect to the Initial Extension of Credit and (ii) Debt incurred under credit facilities existing immediately before and after giving effect to the Initial Extension of Credit, in each case listed on Schedule 4.01(u) to this Agreement.

“Synthetic Debt” means, with respect to any Person, without duplication of any clause within the definition of “Debt,” all (a) Obligations of such Person under any lease that is treated as an operating lease for financial accounting purposes and a financing lease for tax purposes (i.e., a “synthetic lease”) and (b) Obligations of such Person in respect of transactions entered into by such Person that are intended to function primarily as a borrowing of funds (including, without limitation, any minority interest transactions that function primarily as a borrowing) but are not otherwise included in the definition of “Debt” or as a liability on a Consolidated balance sheet of such Person and its Subsidiaries in accordance with GAAP.

Express – Term Loan Credit Agreement

“Taxes” has the meaning specified in Section 2.10(a).

“Term Advance” has the meaning specified in Section 2.01.

“Term Borrowing” means a borrowing consisting of simultaneous Term Advances of the same Type made by the Term Lenders.

“Term Commitment” means, with respect to any Term Lender at any time, the amount set forth opposite such Lender’s name on Schedule I hereto under the caption “Term Commitment” or, if such Lender has entered into one or more Assignment and Assumptions, set forth for such Lender in the Register maintained by the Administrative Agent pursuant to Section 9.07(d) as such Lender’s “Term Commitment”.

“Term Facility” means, at any time, the aggregate amount of the Term Lenders’ Term Commitments at such time.

“Term Lender” means any Lender that has a Term Commitment.

“Term Loan First Lien Collateral” shall have the meaning specified in the Intercreditor Agreement.

“Term Loan Security Agreement” has the meaning specified in Section 3.01(a)(ii).

“Term Note” means a promissory note of the Borrower payable to the order of any Term Lender, in substantially the form of Exhibit A hereto, evidencing the indebtedness of the Borrower to such Lender resulting from the Term Advance made by such Lender, as amended.

“Termination Date” means the earlier of (a) July __, 2014 and (b) the date the Advances are declared due and payable pursuant to Section 6.01.

“Transaction” means the Acquisition and the other transactions contemplated by the Transaction Documents.

“Transaction Documents” means, collectively, the Loan Documents and the Related Documents.

“Transaction Expenses” means costs and expenses incurred in connection with the Transaction, dividend payments to any director, officer or employee in connection with the Transaction deemed to be an expense in accordance with GAAP and retention bonuses paid to employees in an aggregate amount not to exceed $35,000,000 from the Effective Date through the anniversary of the Effective Date.

“Transfer” has the meaning set forth in Section 5.02(e).

“Type” refers to the distinction between Advances bearing interest at the Base Rate and Advances bearing interest at the Eurodollar Rate.

“Unmatured Surviving Obligations” means Obligations under this Agreement and the other Loan Documents that by their terms survive the termination of this Agreement or the other Loan Documents but are not, as of the date of determination, due and payable and for which no outstanding claim has been made.

Express – Term Loan Credit Agreement

“Voting Interests” means shares of capital stock issued by a corporation, or equivalent Equity Interests in any other Person, the holders of which are ordinarily, in the absence of contingencies, entitled to vote for the election of directors (or persons performing similar functions) of such Person, even if the right so to vote has been suspended by the happening of such a contingency.

“Welfare Plan” means a welfare benefit plan, as defined in Section 3(1) of ERISA, that is maintained for employees of any Loan Party or in respect of which any Loan Party could have liability.

“Withdrawal Liability” has the meaning specified in Part I of Subtitle E of Title IV of ERISA.

SECTION 1.02. Computation of Time Periods; Other Definitional Provisions. In this Agreement and the other Loan Documents in the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each mean “to but excluding.” References in the Loan Documents to any agreement or contract “as amended” shall mean and be a reference to such agreement or contract as amended, amended and restated, supplemented or otherwise modified from time to time in accordance with its terms.

SECTION 1.03. Accounting Terms. All accounting terms not specifically defined herein shall be construed in accordance with generally accepted accounting principles as in effect from time to time in the United States (“GAAP”).

ARTICLE II

AMOUNTS AND TERMS OF THE ADVANCES

SECTION 2.01. The Term Advances. Each Term Lender severally agrees, on the terms and conditions hereinafter set forth, to make a single advance (a “Term Advance”) to the Borrower on the Effective Date in an amount not to exceed such Lender’s Term Commitment at such time. The Term Borrowing shall consist of Term Advances made simultaneously by the Term Lenders ratably according to their Term Commitments. Amounts borrowed under this Section 2.01 and repaid or prepaid may not be reborrowed.

SECTION 2.02. Making the Advances. (a) The Borrowing shall be made on notice, given not later than 11:00 A.M. (New York City time) on the third Business Day prior to the date of the Borrowing in the case of a Borrowing consisting of Eurodollar Rate Advances, or the first Business Day prior to the date of the Borrowing in the case of a Borrowing consisting of Base Rate Advances, by the Borrower to the Administrative Agent, which shall give to each Lender prompt notice thereof by telecopier or electronic communication. Such notice of Borrowing (a “Notice of Borrowing”) shall be by telephone, confirmed immediately in writing, or by telecopier or electronic communication, in substantially the form of Exhibit B hereto, specifying therein the requested (i) date of such Borrowing, (ii) Type of Advances comprising such Borrowing, (iii) aggregate amount of such Borrowing and (iv) in the case of a Borrowing consisting of Eurodollar Rate Advances, initial Interest Period for each such Advance. Each Lender shall, before 11:00 A.M. (New York City time) on the date of such Borrowing, make available for the account of its Applicable Lending Office to the Administrative Agent at the Administrative Agent’s Account, in same day funds, such Lender’s ratable portion of such Borrowing in accordance with the respective Commitments under the Facility of such Lender and the other Lenders. After the Administrative Agent’s receipt of such funds and upon fulfillment of the applicable conditions set forth in Article III, the Administrative Agent will make such funds available to the Borrower by crediting the Borrower’s Account.

Express – Term Loan Credit Agreement

(b) Anything in subsection (a) above to the contrary notwithstanding, the Borrower may only select Eurodollar Rate Advances with an Interest Period of two weeks or one month for the period from the date hereof for so long as is required by the Lead Arranger to achieve primary syndication; provided that such period shall end on the 30th day after the date hereof (or such earlier date as shall be specified in its sole discretion by the Administrative Agent in a written notice to the Borrower and the Lenders that such primary syndication has been achieved).

(c) The Notice of Borrowing shall be irrevocable and binding on the Borrower. In the case of a Borrowing that the related Notice of Borrowing specifies is to be comprised of Eurodollar Rate Advances, the Borrower shall indemnify each Lender against any loss, cost or expense incurred by such Lender (as set forth in a written notice delivered by such Lender or the Administrative Agent to the Borrower) as a result of any failure to fulfill on or before the date specified in such Notice of Borrowing for such Borrowing the applicable conditions set forth in Article III, including, without limitation, any loss (excluding loss of anticipated profits), cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Lender to fund the Advance to be made by such Lender as part of such Borrowing when such Advance, as a result of such failure, is not made on such date.

(d) Unless the Administrative Agent shall have received notice from a Lender prior to the date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s ratable portion of such Borrowing, the Administrative Agent may assume that such Lender has made such portion available to the Administrative Agent on the date of such Borrowing in accordance with subsection (a) of this Section 2.02 and the Administrative Agent may, in reliance upon such assumption, make available to the Borrower on such date a corresponding amount. If and to the extent that such Lender shall not have so made such ratable portion available to the Administrative Agent, such Lender and the Borrower severally agree to repay or pay to the Administrative Agent forthwith on demand such corresponding amount and to pay interest thereon, for each day from the date such amount is made available to the Borrower until the date such amount is repaid or paid to the Administrative Agent, at (i) in the case of the Borrower, the interest rate applicable at such time under Section 2.05 to Advances comprising such Borrowing and (ii) in the case of such Lender, the Federal Funds Rate. If such Lender shall pay to the Administrative Agent such corresponding amount, such amount so paid shall constitute such Lender’s Advance as part of such Borrowing for all purposes.

(e) The failure of any Lender to make the Advance to be made by it as part of any Borrowing shall not relieve any other Lender of its obligation, if any, hereunder to make its Advance on the date of such Borrowing, but no Lender shall be responsible for the failure of any other Lender to make the Advance to be made by such other Lender on the date of any Borrowing.

SECTION 2.03. Repayment of Advances. The Borrower shall repay to the Administrative Agent for the ratable account of the Lenders the aggregate outstanding principal amount of the Advances in quarterly installments payable on the last Business Day of each April, July, October, and January commencing on October 31, 2007, in an amount equal to (i) on each such date occurring on or prior to the sixth year anniversary of the Effective Date, 0.25% of the initial aggregate principal amount of the Term Advances and (ii) the remaining amount payable in full on the Termination Date (which amount shall be reduced as a result of the application of prepayments in accordance with the order of priority set forth in Section 2.04) and in any event shall be in an amount equal to the aggregate principal amount of the Advances outstanding on such date.

Express – Term Loan Credit Agreement

SECTION 2.04. Prepayments. (a) Optional. The Borrower may, upon at least one Business Day’s notice in the case of Base Rate Advances and three Business Days’ notice in the case of Eurodollar Rate Advances, in each case to the Administrative Agent stating the proposed date and aggregate principal amount of the prepayment, and if such notice is given, the Borrower shall prepay the outstanding aggregate principal amount of the Advances comprising part of the same Borrowing in whole or ratably in part, together with accrued interest to the date of such prepayment on the aggregate principal amount prepaid without premium or penalty; provided, however, that (x) each partial prepayment shall be in an aggregate principal amount of $1,000,000 or an integral multiple of $500,000 in excess thereof and (y) if any prepayment of a Eurodollar Rate Advance is made on a date other than the last day of an Interest Period for such Advance, the Borrower shall also pay any amounts owing pursuant to Section 9.04(c). Each such prepayment of any Term Advances shall be applied as directed by the Borrower. Notwithstanding anything to the contrary contained in this Agreement, the Borrower may rescind any notice of prepayment under this Section 2.04(a) if such prepayment would have resulted from a refinancing of the Facility, which refinancing shall not be consummated or shall otherwise be delayed.

(b) Mandatory. (i) Within five Business Days after the date the Borrower is required to deliver financial statements pursuant to Section 5.03(b) (commencing with the Fiscal Year ended January 31, 2009), the Borrower shall prepay Advances in an amount equal to the amount by which (A) the Prepayment Percentage of Excess Cash Flow, if any, for the Fiscal Year covered by such financial statements exceeds (B) the aggregate amount of all voluntary prepayments made during such fiscal year pursuant to Section 2.04(a).

(ii) The Borrower shall, not later than five Business Days after receipt of any Net Cash Proceeds by any Loan Party or any of its Subsidiaries (if not reinvested in accordance with the definition of Net Cash Proceeds) prepay an aggregate principal amount of the Advances comprising part of the same Borrowings in an amount equal to the amount of such Net Cash Proceeds.

(iii) Each prepayment of Advances pursuant to clause (i) or (ii) of this Section 2.04(b) shall be applied in direct order to the remaining principal repayment installments of the Facility until all such installments are paid in full.

(iv) All prepayments under this subsection (b) shall be made together with accrued interest to the date of such prepayment on the principal amount prepaid, and subject to Section 2.04(v) below, together with any amounts owing pursuant to Section 9.04(c).

(v) In lieu of making any prepayment pursuant to this subsection (b) in respect of any Eurodollar Rate Advance other than on the last day of the Interest Period therefor, so long as no Event of Default shall have occurred and be continuing, the Borrower at its option may deposit with the Administrative Agent an amount equal to the amount of the Eurodollar Rate Advance to be prepaid and such Eurodollar Rate Advance shall be repaid on the last day of the Interest Period therefor in the required amount. Such deposit shall be held by the Administrative Agent in a corporate time deposit account established on terms reasonably satisfactory to the Administrative Agent, earning interest at the then-customary rate for accounts of such type.

SECTION 2.05. Interest. (a) Scheduled Interest. The Borrower shall pay interest on the unpaid principal amount of each Advance owing to each Lender from the date of such Advance until such principal amount shall be paid in full, at the following rates per annum:

(i) Base Rate Advances. During such periods as such Advance is a Base Rate Advance, a rate per annum equal at all times to the sum of (A) the Base Rate in effect from time to time plus (B) the Applicable Margin in effect from time to time, payable in arrears quarterly on the last day of each April, July, October and January during such periods and on the date such Base Rate Advance shall be Converted or paid in full.

Express – Term Loan Credit Agreement

(ii) Eurodollar Rate Advances. During such periods as such Advance is a Eurodollar Rate Advance, a rate per annum equal at all times during each Interest Period for such Advance to the sum of (A) the Eurodollar Rate for such Interest Period for such Advance plus (B) the Applicable Margin in effect on the first day of such Interest Period, payable in arrears on the last day of such Interest Period and, if such Interest Period has a duration of more than three months, on each day that occurs during such Interest Period every three months from the first day of such Interest Period and on the date such Eurodollar Rate Advance shall be Converted or paid in full.

(b) Default Interest. Upon the occurrence and during the continuation of an Event of Default under Section 6.01(a) or (f), the Administrative Agent may, and upon the request of the Required Lenders shall, require that the Borrower pay interest (“Default Interest”) on (A) any overdue principal amount, payable in arrears on the dates referred to in clause (i) or (ii) of Section 2.05(a), as applicable, and on demand, at a rate per annum equal at all times to 2% per annum above the rate per annum required to be paid on such principal amount pursuant to clause (i) or (ii) of Section 2.05(a), as applicable, and (B) to the fullest extent permitted by applicable law, the amount of any interest, fee or other amount payable (other than any principal of any Advance) under this Agreement or any other Loan Document to any Agent or any Lender Party that is not paid when due, from the date such amount shall be due until such amount shall be paid in full, payable in arrears on the date such amount shall be paid in full and on demand, at a rate per annum equal at all times to 2% per annum above the rate per annum required to be paid on Base Rate Advances pursuant to clause (i) of Section 2.05(a).

(c) Notice of Interest Period and Interest Rate. Promptly after receipt of a Notice of Borrowing pursuant to Section 2.02(a), a notice of Conversion pursuant to Section 2.07 or a notice of selection of an Interest Period pursuant to the terms of the definition of “Interest Period,” the Administrative Agent shall give notice to the Borrower and each Lender of the applicable Interest Period and the applicable interest rate determined by the Administrative Agent for purposes of clause (a)(i) or (a)(ii) above.

SECTION 2.06. Fees. The Borrower shall pay to each Agent for its own account such fees as may from time to time be agreed between the Borrower and such Agent.

SECTION 2.07. Conversion of Advances. (a) Optional. The Borrower may on any Business Day, upon notice given to the Administrative Agent not later than 11:00 A.M. (New York City time) on the third Business Day prior to the date of the proposed Conversion and subject to the provisions of Section 2.08, Convert all or any portion of the Advances of one Type comprising the same Borrowing into Advances of the other Type; provided, however, that any Conversion of Eurodollar Rate Advances into Base Rate Advances shall be made only on the last day of an Interest Period for such Eurodollar Rate Advances, any Conversion of Base Rate Advances into Eurodollar Rate Advances shall be in an amount not less than $1,000,000, no Conversion of any Advances shall result in more than 15 Interest Periods in effect and each Conversion of Advances comprising part of the same Borrowing shall be made ratably among the Lenders in accordance with their Commitments. Each such notice of Conversion shall, within the restrictions specified above, specify (i) the date of such Conversion, (ii) the Advances to be Converted and (iii) if such Conversion is into Eurodollar Rate Advances, the duration of the initial Interest Period for such Advances. Each notice of Conversion shall be irrevocable and binding on the Borrower.

Express – Term Loan Credit Agreement

(b) Mandatory. (i) If the Borrower shall fail to select the duration of any Interest Period for any Eurodollar Rate Advances in accordance with the provisions contained in the definition of “Interest Period” in Section 1.01, the Administrative Agent will forthwith so notify the Borrower and the Lenders, whereupon with respect to each such Eurodollar Rate Advance, on the last day of the then existing Interest Period therefor, Borrower shall be deemed to have selected an Interest Period of one month’s duration.

(ii) Upon the occurrence and during the continuance of any Event of Default, the Administrative Agent and the Required Lenders may require, by notice to the Borrower, that (x) at the end of the then existing applicable Interest Period each Eurodollar Rate Advance be Converted into a Base Rate Advance and (y) the obligation of the Lenders to make, or to Convert Advances into, Eurodollar Rate Advances shall be suspended.

SECTION 2.08. Increased Costs, Etc. (a) If, due to either (i) the introduction of or any change in or in the interpretation of any law or regulation by a central bank or governmental authority or (ii) the compliance with any guideline or request from any central bank or other governmental authority (whether or not having the force of law), there shall be any increase in the cost to any Lender Party of agreeing to make or of making, funding or maintaining Eurodollar Rate Advances (excluding, for purposes of this Section 2.08, any such increased costs resulting from (x) Taxes or Other Taxes (as to which Section 2.10 shall govern) and (y) changes in the basis of imposition, or the rate, of any taxes, levies, imposts, deductions, charges, withholdings or liabilities that are excluded from the definition of Taxes), then the Borrower shall from time to time, upon demand by such Lender Party (with a copy of such demand to the Administrative Agent), pay to the Administrative Agent for the account of such Lender Party additional amounts sufficient to compensate such Lender Party for such increased cost. A certificate as to the amount of such increased cost, submitted to the Borrower by such Lender Party, shall be conclusive and binding for all purposes, absent manifest error. Notwithstanding anything contained herein to the contrary, the Borrower shall not be required to compensate a Lender pursuant to this Section 2.08(a) for any such increased cost incurred more than one-hundred-eighty (180) days prior to the date that such Lender demands compensation therefor; provided that, if the circumstance giving rise to such increased cost is retroactive, then such 180-day period shall be extended to include the period of retroactive effect thereof.

(b) If any Lender Party determines that compliance with any law or regulation or any guideline or request from any central bank or other governmental authority (whether or not having the force of law) affects or would affect the amount of capital required or expected to be maintained by such Lender Party or any corporation controlling such Lender Party and that the amount of such capital is increased by or based upon the existence of such Lender Party’s commitment to lend hereunder, then, upon demand by such Lender Party or such corporation (with a copy of such demand to the Administrative Agent), the Borrower shall pay to the Administrative Agent for the account of such Lender Party, from time to time as specified by such Lender Party, additional amounts sufficient to compensate such Lender Party in the light of such circumstances, to the extent that such Lender Party reasonably determines such increase in capital to be allocable to the existence of such Lender Party’s commitment to lend hereunder. A certificate as to such amounts submitted to the Borrower by such Lender Party shall be conclusive and binding for all purposes, absent manifest error. Notwithstanding anything contained herein to the contrary, the Borrower shall not be required to compensate a Lender pursuant to this Section 2.08(b) for any such increased cost incurred more than one-hundred-eighty (180) days prior to the date that such Lender demands compensation therefor; provided that, if the circumstance giving rise to such increased cost is retroactive, then such 180-day period shall be extended to include the period of retroactive effect thereof.

(c) If, with respect to any Eurodollar Rate Advances under the Facility, Lenders owed at least a majority of the then aggregate unpaid principal amount thereof notify the Administrative Agent that the Eurodollar Rate for any Interest Period for such Advances will not adequately reflect the

Express – Term Loan Credit Agreement

cost to such Lenders of making, funding or maintaining their Eurodollar Rate Advances for such Interest Period, the Administrative Agent shall forthwith so notify the Borrower and the Lenders, whereupon (i) each such Eurodollar Rate Advance under such Facility will automatically, on the last day of the then existing Interest Period therefor, Convert into a Base Rate Advance and (ii) the obligation of the Lenders to make, or to Convert Advances into, Eurodollar Rate Advances shall be suspended until the Administrative Agent shall notify the Borrower that such Lenders have determined that the circumstances causing such suspension no longer exist.

(d) Notwithstanding any other provision of this Agreement, if the introduction of or any change in or in the interpretation of any law or regulation shall make it unlawful, or any central bank or other governmental authority shall assert that it is unlawful, for any Lender or its Eurodollar Lending Office to perform its obligations hereunder to make Eurodollar Rate Advances or to continue to fund or maintain Eurodollar Rate Advances hereunder, then, on notice thereof and demand therefor by such Lender to the Borrower through the Administrative Agent, (i) each Eurodollar Rate Advance will automatically, upon such demand, Convert into a Base Rate Advance and (ii) the obligation of the Lenders to make, or to Convert Advances into, Eurodollar Rate Advances shall be suspended until the Administrative Agent shall notify the Borrower that such Lender has determined that the circumstances causing such suspension no longer exist; provided, however, that, before making any such demand, such Lender agrees to use reasonable efforts (consistent with its internal policy and legal and regulatory restrictions) to designate a different Eurodollar Lending Office if the making of such a designation would allow such Lender or its Eurodollar Lending Office to continue to perform its obligations to make Eurodollar Rate Advances or to continue to fund or maintain Eurodollar Rate Advances and would not, in the judgment of such Lender, be otherwise disadvantageous to such Lender.

SECTION 2.09. Payments and Computations. (a) The Borrower shall make each payment hereunder and under the other Loan Documents, irrespective of any right of counterclaim or set-off (except as otherwise provided in Section 2.13), not later than 11:00 A.M. (New York City time) on the day when due in U.S. dollars to the Administrative Agent at the Administrative Agent’s Account in same day funds, with payments being received by the Administrative Agent after such time being deemed to have been received on the next succeeding Business Day. The Administrative Agent will promptly thereafter cause like funds to be distributed (i) if such payment by the Borrower is in respect of principal, interest or any other Obligation then payable hereunder and under the other Loan Documents to more than one Lender Party, to such Lender Parties for the account of their respective Applicable Lending Offices ratably in accordance with the amounts of such respective Obligations then payable to such Lender Parties and (ii) if such payment by the Borrower is in respect of any Obligation then payable hereunder to one Lender Party, to such Lender Party for the account of its Applicable Lending Office, in each case to be applied in accordance with the terms of this Agreement. Upon its acceptance of an Assignment and Assumption and recording of the information contained therein in the Register pursuant to Section 9.07(d), from and after the effective date of such Assignment and Assumption, the Administrative Agent shall make all payments hereunder and under the other Loan Documents in respect of the interest assigned thereby to the assignee thereunder, and the parties to such Assignment and Assumption shall make all appropriate adjustments in such payments for periods prior to such effective date directly between themselves.

(b) INTENTIONALLY OMITTED.

(c) All computations of interest based on the Base Rate shall be made by the Administrative Agent on the basis of a year of 365 or 366 days, as the case may be, and all computations of interest based on the Eurodollar Rate and of fees shall be made by the Administrative Agent on the basis of a year of 360 days, in each case for the actual number of days (including the first day but excluding the last day) occurring in the period for which such interest, fees or commissions are payable. Each determination by the Administrative Agent of an interest rate, fee or commission hereunder shall be conclusive and binding for all purposes, absent manifest error.

Express – Term Loan Credit Agreement

(d) Whenever any payment hereunder or under the other Loan Documents shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of payment of interest; provided, however, that, if such extension would cause payment of interest on or principal of Eurodollar Rate Advances to be made in the next following calendar month, such payment shall be made on the preceding Business Day.

(e) Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to any Lender Party hereunder that the Borrower will not make such payment in full, the Administrative Agent may assume that the Borrower has made such payment in full to the Administrative Agent on such date and the Administrative Agent may, in reliance upon such assumption, cause to be distributed to each such Lender Party on such due date an amount equal to the amount then due such Lender Party. If and to the extent the Borrower shall not have so made such payment in full to the Administrative Agent, each such Lender Party shall repay to the Administrative Agent forthwith on demand such amount distributed to such Lender Party together with interest thereon, for each day from the date such amount is distributed to such Lender Party until the date such Lender Party repays such amount to the Administrative Agent, at the Federal Funds Rate.

(f) Whenever any payment received by the Administrative Agent from the Borrower under this Agreement or any of the other Loan Documents is insufficient to pay in full all amounts due and payable to the Agents and the Lender Parties by the Borrower under or in respect of this Agreement and the other Loan Documents on any date, such payment shall be distributed by the Administrative Agent and applied by the Agents and the Lender Parties in the following order of priority (x) upon the occurrence and during the continuance of an Event of Default or (y) at any other time that the Administrative Agent receives a payment from the Borrower without direction as to the application of such payment:

(i) first, to the payment of all of the fees, indemnification payments, costs and expenses that are due and payable to the Agents (solely in their respective capacities as Agents) under or in respect of this Agreement and the other Loan Documents on such date by such Borrower, ratably based upon the respective aggregate amounts of all such fees, indemnification payments, costs and expenses owing to the Agents on such date;

(ii) second, to the payment of all of the fees, indemnification payments (other than indemnification payments as set forth in clause (iii) below), costs and expenses that are due and payable to the applicable Lenders under or in respect of this Agreement and the other Loan Documents on such date by such Borrower, ratably based upon the respective aggregate amounts of all such fees, indemnification payments, costs and expenses owing to the applicable Lenders on such date;

(iii) third, to the payment of all of the indemnification payments, costs and expenses that are due and payable to the Lenders under Sections 9.04 hereof, Section 21 of the Term Loan Security Agreement and any similar section of any other Loan Documents on such date by the Borrower, ratably based upon the respective aggregate amounts of all such indemnification payments, costs and expenses owing to the applicable Lenders on such date;

(iv) fourth, to the payment of all of the amounts that are due and payable to the Administrative Agent and the Lender Parties under Sections 2.08 and 2.10 hereof on such date by such Borrower, ratably based upon the respective aggregate amounts thereof owing to the Administrative Agent and the Lender Parties on such date;

Express – Term Loan Credit Agreement

(v) fifth, to the payment of all of the accrued and unpaid interest on the Obligations of the Borrower under or in respect of the Loan Documents that is due and payable to the Agents and the applicable Lender Parties under Section 2.05 on such date, ratably based upon the respective aggregate amounts of all such interest owing to the Agents and the applicable Lender Parties on such date;

(vi) sixth, to the payment of the principal amount of all of the outstanding applicable Advances that is due and payable to the Agents and the applicable Lender Parties on such date by such Borrower, ratably based upon the respective aggregate amounts of all such principal owing to the Agents and the applicable Lender Parties on such date; and

(vii) seventh, to the payment of all other Obligations owing under or in respect of the Loan Documents that are due and payable to the Administrative Agent and the other Secured Parties on such date by such Borrower, ratably based upon the respective aggregate amounts of all such Obligations owing to the Administrative Agent and the other Secured Parties on such date.

SECTION 2.10. Taxes. (a) Any and all payments by any Loan Party to or for the account of any Lender Party or any Agent hereunder or under any other Loan Document shall be made, in accordance with Section 2.09 or the applicable provisions of such other Loan Document, if any, free and clear of and without deduction for any and all present or future taxes, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto, excluding, in the case of each Lender Party and each Agent, taxes that are imposed on its overall net income by the United States (including franchise taxes imposed in lieu thereof and branch profits taxes) and taxes that are imposed on its overall net income (and franchise taxes imposed in lieu thereof and branch profits taxes) by the state or foreign jurisdiction under the laws of which such Lender Party or such Agent, as the case may be, is organized, or in which its principal office is located, or any political subdivision thereof and, in the case of each Lender Party, taxes that are imposed on its overall net income (including franchise taxes imposed in lieu thereof and branch profits taxes) by the state or foreign jurisdiction of such Lender Party’s Applicable Lending Office or any political subdivision thereof (all such non-excluded taxes, levies, imposts, deductions, charges, withholdings and liabilities in respect of payments hereunder or under any other Loan Document being hereinafter referred to as “Taxes”). If any Loan Party shall be required by law to deduct any Taxes from or in respect of any sum payable hereunder or under any other Loan Document to any Lender Party or any Agent, (i) the sum payable by such Loan Party shall be increased as may be necessary so that after such Loan Party and the Administrative Agent have made all required deductions (including deductions applicable to additional sums payable under this Section 2.10) such Lender Party or such Agent, as the case may be, receives an amount equal to the sum it would have received had no such deductions been made, (ii) such Loan Party shall make all such deductions and (iii) such Loan Party shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable law.

(b) In addition, each Loan Party shall pay any present or future stamp, documentary, excise, property, intangible, mortgage recording or similar taxes, charges or levies that arise from any payment made by such Loan Party hereunder or under any other Loan Documents or from the execution, delivery or registration of, performance under, or otherwise with respect to, this Agreement or the other Loan Documents (hereinafter referred to as “Other Taxes”).

(c) The Loan Parties shall indemnify each Lender Party and each Agent for and hold them harmless against the full amount of Taxes and Other Taxes, and for the full amount of taxes of any kind imposed or asserted by any jurisdiction on amounts payable under this Section 2.10, imposed on or paid by such Lender Party or such Agent (as the case may be) and any liability (including penalties,

Express – Term Loan Credit Agreement

additions to tax, interest and expenses) arising therefrom or with respect thereto. This indemnification shall be made within 30 days from the date such Lender Party or such Agent (as the case may be) makes written demand therefor. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender Party (with a copy to the Administrative Agent) or by the Agents on their own behalf or on behalf of a Lender Party shall be conclusive absent manifest error.

(d) Within 30 days after the date of any payment of Taxes, the appropriate Loan Party shall furnish to the Administrative Agent, at its address referred to in Section 9.02, the original or a certified copy of a receipt evidencing such payment, to the extent such a receipt is issued therefor, or other written proof of payment thereof that is reasonably satisfactory to the Administrative Agent. For purposes of subsections (e) of this Section 2.10, the terms “United States” and “United States person” shall have the meanings specified in Section 7701 of the Internal Revenue Code.

(e) (I) Each Lender Party organized under the laws of a jurisdiction outside the United States shall, on or prior to the date of its execution and delivery of this Agreement in the case of each Initial Lender Party and on the date of the Assignment and Assumption pursuant to which it becomes a Lender Party in the case of each other Lender Party, and from time to time thereafter as reasonably requested in writing by the Borrower (but only so long thereafter as such Lender Party remains lawfully able to do so), provide each of the Administrative Agent and the Borrower with two original Internal Revenue Service Forms W-8BEN or W-8ECI or (in the case of a Lender Party that has certified in writing to the Administrative Agent that it is not (i) a “bank” as defined in Section 881(c)(3)(A) of the Internal Revenue Code), (ii) a 10-percent shareholder (within the meaning of Section 871(h)(3)(B) of the Internal Revenue Code) of any Loan Party or (iii) a controlled foreign corporation related to any Loan Party (within the meaning of Section 864(d)(4) of the Internal Revenue Code), Internal Revenue Service Form W-8BEN, as appropriate, or any successor or other form prescribed by the Internal Revenue Service, certifying that such Lender Party is exempt from or entitled to a reduced rate of United States withholding tax on payments pursuant to this Agreement or any other Loan Document or, in the case of a Lender Party that has certified that it is not a “bank” as described above, certifying that such Lender Party is a foreign corporation, partnership, estate or trust. If, at the time such Lender Party first becomes a party to this Agreement payments pursuant to this Agreement or any other Loan Document are subject to withholding tax rate at a rate in excess of zero, withholding tax at such rate shall be considered excluded from Taxes unless and until such Lender Party provides the appropriate forms certifying that a lesser rate applies, whereupon withholding tax at such lesser rate only shall be considered excluded from Taxes for periods governed by such forms; provided, however, that if, at the effective date of the Assignment and Assumption pursuant to which a Lender Party becomes a party to this Agreement, the Lender Party assignor was entitled to payments under subsection (a) of this Section 2.10 in respect of United States withholding tax with respect to interest paid at such date, then, to such extent, the term Taxes shall include (in addition to withholding taxes that may be imposed in the future as a result of a change in law after the date that a Lender becomes a party to this Agreement or other amounts otherwise includable in Taxes) United States withholding tax, if any, applicable with respect to the Lender Party assignee on such date.

(II) Each Lender Party that is a “United States person” shall deliver to the Administrative Agent two duly signed completed copies of IRS Form W-9. If such Lender Party fails to deliver such forms, then the Administrative Agent may withhold from any interest payment to such Lender an amount equivalent to the applicable backup withholding tax imposed by the Code, without reduction, and such amount shall be excluded from Taxes.

(f) For any period with respect to which a Lender Party has failed to provide the Borrower with the appropriate form, certificate or other document described in subsection (e) above (other than if such failure is due to a change in law, or in the interpretation or application thereof,

Express – Term Loan Credit Agreement

occurring after the date on which a form, certificate or other document originally was required to be provided), such Lender Party shall not be entitled to indemnification under subsection (a) or (c) of this Section 2.10 with respect to Taxes imposed by the United States by reason of such failure; provided, however, that should a Lender Party become subject to Taxes because of its failure to deliver a form, certificate or other document required hereunder, the Loan Parties shall take such steps as such Lender Party shall reasonably request to assist such Lender Party to recover such Taxes.

(g) INTENTIONALLY OMITTED.

(h) If the Administrative Agent or a Lender Party determines that it has received a refund of any Taxes or Other Taxes as to which it has been indemnified by the Loan Parties or with respect to which the Loan Parties have paid additional amounts pursuant to this Section, it shall pay to the Loan Parties an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by the Loan Parties under this Section with respect to the Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of the Administrative Agent or such Lender Party, as the case may be, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided that the Loan Parties, upon the request of the Administrative Agent or such Lender Party, agrees to repay the amount paid over to the Loan Parties (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent or such Lender Party in the event the Administrative Agent or such Lender Party is required to repay such refund to such Governmental Authority. This paragraph shall not be construed to require the Administrative Agent or any Lender Party to make available its tax returns (or any other information relating to its taxes that it deems confidential) to the Loan Parties or any other Person.

(i) If any Lender Party requests compensation under Section 2.08 or requires the Borrower to pay any additional amount to any Lender Party or any Governmental Authority for the account of any Lender Party pursuant to this Section 2.10, then such Lender Party shall use reasonable efforts (consistent with its internal policy and legal and regulatory restrictions) to change the jurisdiction of its Applicable Lending Office for funding or booking its Advances hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates or to file any certificate or document reasonably requested by the Borrower, if, in the judgment of such Lender Party, such designation, assignment or filing would (x) eliminate or reduce amounts payable pursuant to Section 2.08 or 2.10, as the case may be, in the future and (y) would not subject such Lender Party to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender Party. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender Party in connection with any such designation or assignment. A certificate setting forth such costs and expenses submitted by such Lender Party to the Borrower shall be conclusive absent manifest error.

SECTION 2.11. Sharing of Payments, Etc. If any Lender Party shall obtain at any time any payment (whether voluntary, involuntary, through the exercise of any right of set-off, or otherwise, other than as a result of an assignment pursuant to Section 9.07) (a) on account of Obligations due and payable to such Lender Party hereunder and under the other Loan Documents at such time in excess of its ratable share (according to the proportion of (i) the amount of such Obligations due and payable to such Lender Party at such time to (ii) the aggregate amount of the Obligations due and payable to all Lender Parties hereunder and under the other Loan Documents at such time) of payments on account of the Obligations due and payable to all Lender Parties hereunder and under the other Loan Documents at such time obtained by all the Lender Parties at such time or (b) on account of Obligations owing (but not due and payable) to such Lender Party hereunder and under the other Loan Documents at such time in excess of its ratable share (according to the proportion of (i) the amount of such Obligations owing to such Lender Party at such time to (ii) the aggregate amount of the Obligations owing (but not due and payable) to all Lender Parties hereunder and under the other Loan Documents at such time) of payments on account of

Express – Term Loan Credit Agreement

the Obligations owing (but not due and payable) to all Lender Parties hereunder and under the other Loan Documents at such time obtained by all of the Lender Parties at such time, such Lender Party shall forthwith purchase from the other Lender Parties such interests or participating interests in the Obligations due and payable or owing to them, as the case may be, as shall be necessary to cause such purchasing Lender Party to share the excess payment ratably with each of them; provided, however, that if all or any portion of such excess payment is thereafter recovered from such purchasing Lender Party, such purchase from each other Lender Party shall be rescinded and such other Lender Party shall repay to the purchasing Lender Party the purchase price to the extent of such Lender Party’s ratable share (according to the proportion of (i) the purchase price paid to such Lender Party to (ii) the aggregate purchase price paid to all Lender Parties) of such recovery together with an amount equal to such Lender Party’s ratable share (according to the proportion of (i) the amount of such other Lender Party’s required repayment to (ii) the total amount so recovered from the purchasing Lender Party) of any interest or other amount paid or payable by the purchasing Lender Party in respect of the total amount so recovered. The Loan Parties agree that any Lender Party so purchasing an interest or participating interest from another Lender Party pursuant to this Section 2.11 may, to the fullest extent permitted by law, exercise all its rights of payment (including the right of set-off) with respect to such interest or participating interest, as the case may be, as fully as if such Lender Party were the direct creditor of the Loan Parties in the amount of such interest or participating interest, as the case may be.

SECTION 2.12. Use of Proceeds. The proceeds of the Term Facility shall be available (and the Borrower agrees that it shall use such proceeds) to finance, in part, the Acquisition, to pay transaction fees and expenses relating to the Transaction.

SECTION 2.13. Defaulting Lenders. (a) In the event that, at any one time, (i) any Lender Party shall be a Defaulting Lender, (ii) such Defaulting Lender shall owe a Defaulted Advance to the Borrower and (iii) the Borrower shall be required to make any payment hereunder or under any other Loan Document to or for the account of such Defaulting Lender, then the Borrower may, so long as no Default shall occur or be continuing at such time and to the fullest extent permitted by applicable law, set off and otherwise apply the Obligation of the Borrower to make such payment to or for the account of such Defaulting Lender against the obligation of such Defaulting Lender to make such Defaulted Advance. In the event that, on any date, the Borrower shall so set off and otherwise apply its obligation to make any such payment against the obligation of such Defaulting Lender to make any such Defaulted Advance on or prior to such date, the amount so set off and otherwise applied by the Borrower shall constitute for all purposes of this Agreement and the other Loan Documents an Advance by such Defaulting Lender made on the date of such setoff under the Facility pursuant to which such Defaulted Advance was originally required to have been made pursuant to Section 2.01. Such Advance shall be considered, for all purposes of this Agreement, to comprise part of the Borrowing in connection with which such Defaulted Advance was originally required to have been made pursuant to Section 2.01, even if the other Advances comprising such Borrowing shall be Eurodollar Rate Advances on the date such Advance is deemed to be made pursuant to this subsection (a). The Borrower shall notify the Administrative Agent at any time the Borrower exercises its right of set-off pursuant to this subsection (a) and shall set forth in such notice (A) the name of the Defaulting Lender and the Defaulted Advance required to be made by such Defaulting Lender and (B) the amount set off and otherwise applied in respect of such Defaulted Advance pursuant to this subsection (a). Any portion of such payment otherwise required to be made by the Borrower to or for the account of such Defaulting Lender which is paid by the Borrower, after giving effect to the amount set off and otherwise applied by the Borrower pursuant to this subsection (a), shall be applied by the Administrative Agent as specified in subsection (b) or (c) of this Section 2.13.

(b) In the event that, at any one time, (i) any Lender Party shall be a Defaulting Lender, (ii) such Defaulting Lender shall owe a Defaulted Amount to any Agent or any of the other Lender Parties and (iii) the Borrower shall make any payment hereunder or under any other Loan

Express – Term Loan Credit Agreement

Document to the Administrative Agent for the account of such Defaulting Lender, then the Administrative Agent may, on its behalf or on behalf of such other Agents or such other Lender Parties and to the fullest extent permitted by applicable law, apply at such time the amount so paid by the Borrower to or for the account of such Defaulting Lender to the payment of each such Defaulted Amount to the extent required to pay such Defaulted Amount. In the event that the Administrative Agent shall so apply any such amount to the payment of any such Defaulted Amount on any date, the amount so applied by the Administrative Agent shall constitute for all purposes of this Agreement and the other Loan Documents payment, to such extent, of such Defaulted Amount on such date. Any such amount so applied by the Administrative Agent shall be retained by the Administrative Agent or distributed by the Administrative Agent to such other Agents or such other Lender Parties in the following order of priority:

(i) first, to the Agents for any Defaulted Amounts then owing to them, in their capacities as such, ratably in accordance with such respective Defaulted Amounts then owing to the Agents; and

(ii) second, to any other Lender Parties for any Defaulted Amounts then owing to such other Lender Parties, ratably in accordance with such respective Defaulted Amounts then owing to such other Lender Parties.

Any portion of such amount paid by the Borrower for the account of such Defaulting Lender remaining after giving effect to the amount applied by the Administrative Agent pursuant to this subsection (b) shall be applied by the Administrative Agent as specified in subsection (c) of this Section 2.13.

(c) In the event that, at any one time, (i) any Lender Party shall be a Defaulting Lender, (ii) such Defaulting Lender shall not owe a Defaulted Advance or a Defaulted Amount and (iii) the Borrower, any Agent or any other Lender Party shall be required to pay or distribute any amount hereunder or under any other Loan Document to or for the account of such Defaulting Lender, then the Borrower or such Agent or such other Lender Party shall pay such amount to the Administrative Agent to be held by the Administrative Agent, to the fullest extent permitted by applicable law, in escrow or the Administrative Agent shall, to the fullest extent permitted by applicable law, hold in escrow such amount otherwise held by it. Any funds held by the Administrative Agent in escrow under this subsection (c) shall be deposited by the Administrative Agent in an account with a commercial bank selected by the Administrative Agent (the “Escrow Bank”), in the name and under the control of the Administrative Agent, but subject to the provisions of this subsection (c). The terms applicable to such account, including the rate of interest payable with respect to the credit balance of such account from time to time, shall be the Escrow Bank’s standard terms applicable to escrow accounts maintained with it. Any interest credited to such account from time to time shall be held by the Administrative Agent in escrow under, and applied by the Administrative Agent from time to time in accordance with the provisions of, this subsection (c). The Administrative Agent shall, to the fullest extent permitted by applicable law, apply all funds so held in escrow from time to time to the extent necessary to make any Advances required to be made by such Defaulting Lender and to pay any amount payable by such Defaulting Lender hereunder and under the other Loan Documents to the Administrative Agent or any other Lender Party, as and when such Advances or amounts are required to be made or paid and, if the amount so held in escrow shall at any time be insufficient to make and pay all such Advances and amounts required to be made or paid at such time, in the following order of priority:

(i) first, to the Agents for any amounts then due and payable by such Defaulting Lender to them hereunder, in their capacities as such, ratably in accordance with such respective amounts then due and payable to the Agents;

Express – Term Loan Credit Agreement

(ii) second, to any other Lender Parties for any amount then due and payable by such Defaulting Lender to such other Lender Parties hereunder, ratably in accordance with such respective amounts then due and payable to such other Lender Parties; and

(iii) third, to the Borrower for any Advance then required to be made by such Defaulting Lender pursuant to a Commitment of such Defaulting Lender.

In the event that any Lender Party that is a Defaulting Lender shall, at any time, cease to be a Defaulting Lender, any funds held by the Administrative Agent in escrow at such time with respect to such Lender Party shall be distributed by the Administrative Agent to such Lender Party and applied by such Lender Party to the Obligations owing to such Lender Party at such time under this Agreement and the other Loan Documents ratably in accordance with the respective amounts of such Obligations outstanding at such time.

(d) The rights and remedies against a Defaulting Lender under this Section 2.13 are in addition to other rights and remedies that the Borrower may have against such Defaulting Lender with respect to any Defaulted Advance and that any Agent or any Lender Party may have against such Defaulting Lender with respect to any Defaulted Amount.

SECTION 2.14. Evidence of Debt. (a) Each Lender Party shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender Party resulting from each Advance owing to such Lender Party from time to time, including the amounts of principal and interest payable and paid to such Lender Party from time to time hereunder. The Borrower agrees that upon notice by any Lender Party to the Borrower (with a copy of such notice to the Administrative Agent) to the effect that a promissory note or other evidence of indebtedness is required or appropriate in order for such Lender Party to evidence (whether for purposes of pledge, enforcement or otherwise) the Advances owing to, or to be made by, such Lender Party, the Borrower shall promptly execute and deliver to such Lender Party, with a copy to the Administrative Agent, a Term Note, as applicable, in substantially the form of Exhibit A hereto, payable to the order of such Lender Party in a principal amount equal to the Advances of such Lender Party. All references to Notes in the Loan Documents shall mean Notes, if any, to the extent issued hereunder.

(b) The Register maintained by the Administrative Agent pursuant to Section 9.07(d) shall include a control account, and a subsidiary account for each Lender Party, in which accounts (taken together) shall be recorded (i) the date and amount of each Borrowing made hereunder, the Type of Advances comprising such Borrowing and, if appropriate, the Interest Period applicable thereto, (ii) the terms of each Assignment and Assumption delivered to and accepted by it, (iii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender Party hereunder and (iv) the amount of any sum received by the Administrative Agent from the Borrower hereunder and each Lender Party’s share thereof.

(c) Entries made in good faith by the Administrative Agent in the Register pursuant to subsection (b) above, and by each Lender Party in its account or accounts pursuant to subsection (a) above, shall be prima facie evidence of the amount of principal and interest due and payable or to become due and payable from the Borrower to, in the case of the Register, each Lender Party and, in the case of such account or accounts, such Lender Party, under this Agreement, absent manifest error; provided, however, that the failure of the Administrative Agent or such Lender Party to make an entry, or any finding that an entry is incorrect, in the Register or such account or accounts shall not limit or otherwise affect the obligations of the Borrower under this Agreement.

Express – Term Loan Credit Agreement

SECTION 2.15. Increase in Commitments. (a) Upon notice to the Administrative Agent, at any time after the Effective Date, the Borrower may request that Additional Term Commitments be provided by Additional Term Lenders (which may include Persons meeting the definition of an Eligible Assignee) on terms agreed to by the Borrower and such Additional Term Lenders; provided that (i) after giving effect to any such Additional Term Commitments, the aggregate amount of Additional Term Commitments that have been added pursuant to this Section 2.15 shall not exceed $75,000,000, (ii) the final maturity date of any Additional Term Advances shall be no earlier than the Termination Date for the Term Advances, and (iii) the average life to maturity of the Additional Term Advances shall be no shorter than the remaining average life to maturity of the Term Advances. Notwithstanding anything to the contrary contained herein, the Lender Parties shall not be obligated to commit to the Additional Term Commitments.

(b) Any Additional Term Commitments to provide Additional Term Advances under this Section 2.15 shall be added to this Agreement pursuant to an amendment (the “Additional Term Commitment Amendment”) among the Parent, the Borrower, the Administrative Agent and the Additional Term Lenders. As a condition precedent to the effectiveness of the Additional Term Commitment Amendment, the Borrower shall deliver to the Administrative Agent a certificate on behalf of the Borrower dated as of the effective date (the “Additional Commitments Effective Date”) signed by a Responsible Officer of the Borrower certifying that, before and after giving effect to such increase, (i) the representations and warranties of Loan Parties contained in Article IV and the other Loan Documents are true and correct in all material respects on and as of the Additional Commitments Effective Date, except to the extent that such representations and warranties specifically refer to an earlier date and (ii) no Default or Event of Default exists immediately before or immediately after giving effect to such addition. On each Additional Commitments Effective Date, each applicable Lender, Eligible Assignee or other Person which is providing an Additional Term Commitment (i) shall become a “Term Lender” for all purposes of this Agreement and the other Loan Documents and (ii) in the case of any Additional Term Commitment, shall make an Additional Term Advance to the Borrower in a principal amount equal to such Additional Term Commitment, and such Additional Term Advance shall be a “Term Advance” for all purposes of this Agreement and the other Loan Documents.

(c) Any Additional Term Commitment Amendment and any related documentation may, without the consent of any Lenders (other than Additional Term Lenders that are party to such Additional Term Commitment Amendment), effect such amendments to this Agreement and the other Loan Documents as may be reasonably necessary, in the opinion of the Administrative Agent, to effect the provisions of this Section 2.15. Any Additional Term Advances made pursuant to this Section 2.15 shall be evidenced by one or more entries in the Register maintained by the Administrative Agent in accordance with the provisions set forth in Section 9.07(d).

(d) This Section 2.15 shall supersede any provisions in Section 9.01 to the contrary. Notwithstanding any other provision of any Loan Document, the Loan Documents may be amended by the Administrative Agent and the Loan Parties, if necessary, to provide for terms applicable to each Additional Term Commitment.

ARTICLE III

CONDITIONS TO EFFECTIVENESS AND OF LENDING

SECTION 3.01. Conditions Precedent. Section 2.01 of this Agreement shall become effective on and as of the first date on or before July 6, 2007 (the “Effective Date”) on which the following conditions precedent have been satisfied (and the obligation of each Lender to make an Advance on the occasion of the Initial Extension of Credit hereunder is subject to the satisfaction of such conditions precedent before or concurrently with the Effective Date):

(a) The Administrative Agent shall have received on or before the Effective Date the following, each dated such day (unless otherwise specified), in form and substance reasonably satisfactory to the Administrative Agent (unless otherwise specified):

(i) The Notes payable to the order of the Lenders to the extent requested by the Lenders pursuant to the terms of Section 2.14.

Express – Term Loan Credit Agreement

(ii) A security agreement in substantially the form of Exhibit D hereto (the “Term Loan Security Agreement”), duly executed by each Loan Party, together with:

(A) certificates representing the Initial Pledged Equity referred to therein, to the extent certificated, accompanied by undated stock powers executed in blank and instruments evidencing the Initial Pledged Debt referred to therein, indorsed in blank; provided, however, that if the delivery of such certificates may not be accomplished prior to the Effective Date without undue burden or expense, then the delivery of such certificates shall not constitute a condition precedent to the Initial Extension of Credit and the applicable Lender Part shall agree to deliver or cause to be delivered such certificates within a reasonable period of time after the Effective Date (or such later date as may be agreed to by the Administrative Agent);

(B) proper financing statements in form appropriate for filing under the Uniform Commercial Code of all jurisdictions that the Administrative Agent may deem necessary, in the reasonable opinion of the Administrative Agent, in order to perfect and protect the liens and security interests created under the Term Loan Security Agreement and the required priority thereof, covering the Collateral described in the Term Loan Security Agreement,

(C) INTENTIONALLY OMITTED,

(D) the Intellectual Property Term Loan Security Agreement duly executed by each Loan Party,

(E) INTENTIONALLY OMITTED,

(F) evidence of the insurance required by the terms of the Term Loan Security Agreement,

(G) INTENTIONALLY OMITTED,

(H) INTENTIONALLY OMITTED, and

(I) evidence that all other action that the Administrative Agent may deem necessary in order to perfect and protect the liens and security interests created under the Term Loan Security Agreement and the required priority thereof has been taken (including, without limitation, receipt of duly executed payoff letters and UCC-3 termination statements).

Express – Term Loan Credit Agreement

(iii) An intercreditor agreement in substantially the form of Exhibit I hereto (the “Intercreditor Agreement”), duly executed by the Administrative Agent, the administrative agent for the ABL Facility and each Loan Party.

(iv) Certified copies of the resolutions of the board of directors of each Loan Party approving each Loan Document to which it is or is to be a party.

(v) A copy of a certificate of the Secretary of State of the jurisdiction of incorporation or formation of each Loan Party, dated reasonably near the Effective Date certifying (A) as to a true and correct copy of the charter of such Loan Party and each amendment thereto on file in such Secretary’s office and (B) that (1) such amendments are the only amendments to such Loan Party’s charter on file in such Secretary’s office, (2) (to the extent customary for such jurisdiction’s Secretary of State’s certificate) such Loan Party has paid all franchise taxes to the date of such certificate and (3) such Loan Party is duly incorporated and in good standing or presently subsisting under the laws of the State of the jurisdiction of its incorporation or formation.

(vi) A certificate of each Loan Party signed on behalf of such Loan Party by its Chief Executive Officer or a Vice President, dated the Effective Date (the statements made in which certificate shall be true on and as of the Effective Date), certifying as to (A) the absence of any proceeding for the dissolution or liquidation of such Loan Party and (B) the truth in all material respects of the Specified Representations, as though made on and as of the Effective Date, other than any Specified Representations that, by their terms, refer to a specific date other than the Effective Date, in which case as of such specific date.

(vii) A certificate of the Secretary or an Assistant Secretary of each Loan Party certifying as to (A) the absence of any amendments to the charter of such Loan Party since the date of the Secretary of State’s certificate referred to in Section 3.01(a)(v), (B) a true and correct copy of the bylaws or operating agreement of such Loan Party as in effect on the date on which the resolutions referred to in Section 3.01(a)(iv) were adopted and on the Effective Date, (C) the due incorporation and good standing or valid existence of such Loan Party as a corporation organized under the laws of the jurisdiction of its incorporation or formation and (D) the names and true signatures of the officers of such Loan Party authorized to sign each Loan Document to which it is or is to be a party and the other documents to be delivered hereunder and thereunder.

(viii) INTENTIONALLY OMITTED.

(ix) Unaudited combined statements of assets acquired and liabilities assumed and related combined statements of revenues and direct and allocated expenses for the Parent for the Fiscal Year ended February 3, 2007; provided that the Lead Arranger acknowledges that it is reasonably satisfied with such statements provided on June 14, 2007.

(x) Unaudited combined statement of assets acquired and liabilities assumed and related combined statements of revenues and direct and allocated expenses for the Parent for the first quarter of the Fiscal Year 2007.

Express – Term Loan Credit Agreement

(xi) A pro forma Consolidated combined statement of assets acquired and liabilities assumed and related combined statements of revenues and direct and allocated expenses as of and for the three-month period ending at the end of the Parent’s first fiscal quarter for Fiscal Year 2007 after giving effect to the Transaction as if the Transaction had occurred as of such date (which statement would not reflect final purchase accounting and normal year-end audit adjustments) (in the case of such statement of assets acquired and liabilities assumed) or at the beginning of such period (in the case of such other financial statements).

(xii) A certificate, in substantially the form of Exhibit H, attesting to the Solvency of the Loan Parties, taken as a whole, before and after giving effect to the Transaction, from its Chief Financial Officer.

(xiii) Certified copies of the Advisory Agreement, duly executed by the parties thereto and in form and substance satisfactory to the Lender Parties.

(xiv) A favorable opinion of Kirkland & Ellis LLP, counsel for the Loan Parties, in substantially the form of Exhibit F hereto.

(b) The Lender Parties shall be satisfied that all Existing Debt, other than Surviving Debt, has been prepaid, redeemed or defeased in full or otherwise satisfied and extinguished and all commitments relating thereto terminated and that all Surviving Debt shall be on terms and conditions satisfactory to the Lender Parties.

(c) Substantially concurrently with the funding of the Initial Extension of Credit, the Borrower shall have made arrangements to pay, to the extent reasonably invoiced in advance, all accrued fees of the Agents, the Lead Arranger and the Lender Parties and all accrued expenses of the Agents and the Lead Arranger (including the accrued fees and expenses of counsel to the Lead Arranger payable by the Borrower hereunder).

(d) The Administrative Agent shall have received confirmation that the Acquisition will be consummated in accordance with the terms of the Purchase Agreement, without any waiver or amendment of any term, provision or condition set forth therein that is materially adverse to the Lenders and that has not been consented to by the Administrative Agent.

(e) The Administrative Agent shall have received confirmation that the sum of cash and Cash Equivalents to be paid to Limited Brands, Inc. and its Affiliates in connection with the Equity Contribution shall be equal to at least $431,000,000.

(f) The Lead Arranger shall have received all documentation and other information required by bank regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation the Patriot Act.

SECTION 3.02. Conditions Precedent to Initial Borrowing. The obligation of each Lender to make an Advance on the occasion of the initial Borrowing shall be subject to the further conditions precedent that on the date of such Borrowing the following statement shall be true (and the acceptance by the Borrower of the proceeds of such Borrowing shall constitute a representation and warranty by the Borrower that on the date of such Borrowing such statement is true):

(i) the Specified Representations are correct in all material respects on and as of the Effective Date, immediately before and immediately after giving effect to such Borrowing and to the application of the proceeds therefrom, as though made on and as of such date, other than any such Specified Representations that, by their terms, refer to a specific date other than the Effective Date, in which case as of such specific date.

Express – Term Loan Credit Agreement

SECTION 3.03. Determinations Under Section 3.01. For purposes of determining compliance with the conditions specified in Section 3.01, each Lender Party shall be deemed to have consented to, approved or accepted or to be satisfied with each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to the Lender Parties unless an officer of the Administrative Agent responsible for the transactions contemplated by the Loan Documents shall have received notice from such Lender Party prior to the Effective Date specifying its objection thereto and such Lender Party shall not have made available to the Administrative Agent such Lender Party’s ratable portion of such Initial Extension of Credit.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

SECTION 4.01. Representations and Warranties. Subject to Section 3.02, each Loan Party represents and warrants as follows:

(a) Each Loan Party and each of its Subsidiaries (i) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its formation, (ii) is duly qualified and in good standing (to the extent applicable in the relevant jurisdiction) in each other jurisdiction in which the conduct of its business requires it to so qualify or be licensed except where the failure to so qualify or be licensed could not be reasonably expected to have a Material Adverse Effect and (iii) has all requisite power and authority (including, without limitation, all Governmental Authorizations) to own or lease and operate its properties and to carry on its business as now conducted and as proposed to be conducted except where the failure to have such power and authority could not be reasonably expected to have a Material Adverse Effect. All of the outstanding Equity Interests in the Borrower have been validly issued, are fully paid and non-assessable and, other than those Equity Interests in respect of stock options that have not been tendered pursuant to the Purchase Agreement, are owned by the Parent free and clear of all Liens, except those created under the Collateral Documents, the ABL Facility Loan Documents and Permitted Liens.

(b) Set forth on Schedule 4.01(b) is a complete and accurate list of all Loan Parties, showing as of the date hereof (as to each Loan Party) the jurisdiction of its incorporation or formation, the address of its principal place of business and its U.S. taxpayer identification number or, in the case of any non-U.S. Loan Party that does not have a U.S. taxpayer identification number, its unique identification number issued to it by the jurisdiction of its incorporation or formation.

(c) Set forth on Schedule 4.01(c) is a complete and accurate list of all Subsidiaries of each Loan Party as of the date hereof, showing as of the date hereof (as to each such Subsidiary) the jurisdiction of its formation, the number of shares, membership interests or partnership interests (as applicable) of each class of its Equity Interests authorized, and the number outstanding, on the date hereof and the percentage of each such class of its Equity Interests owned (directly or indirectly) by such Loan Party and the number of shares covered by all outstanding options, warrants, rights of conversion or purchase and similar rights at the date hereof. All of the outstanding Equity Interests in each Loan Party’s Subsidiaries have been validly issued, are fully paid and non-assessable and are owned by such Loan Party or one or more of its Subsidiaries free and clear of all Liens, except those created under the Collateral Documents, the ABL Facility Loan Documents and Permitted Liens.

Express – Term Loan Credit Agreement

(d) The execution, delivery and performance by each Loan Party of each Transaction Document to which it is or is to be a party, and the consummation of the Transaction, are within such Loan Party’s powers, have been duly authorized by all necessary action, and do not (i) contravene such Loan Party’s charter, bylaws, limited liability company agreement, partnership agreement or other constituent documents, (ii) violate any law, rule, regulation (including, without limitation, Regulation X of the Board of Governors of the Federal Reserve System), order, writ, judgment, injunction, decree, determination or award, except for violations that (either individually or in the aggregate) could not reasonably be expected to have a Material Adverse Effect, (iii) conflict with or result in the breach of, or constitute a default or require any payment to be made under, any material contract, loan agreement, indenture, mortgage, deed of trust, lease or other instrument binding on or affecting any Loan Party, any of its Subsidiaries or any of their properties, except for violations, defaults or the creation of such rights that could not (either individually or in the aggregate) reasonably be expected to have a Material Adverse Effect, or (iv) except for the Liens created under the Loan Documents, ABL Facility Loan Documents and Permitted Liens, result in or require the creation or imposition of any Lien upon or with respect to any of the properties of any Loan Party or any of its Subsidiaries. Each Loan Party and each of its Subsidiaries is in compliance with all applicable laws, rules and regulations, except to the extent that failure to do so could not be reasonably expected to have a Material Adverse Effect.

(e) No Governmental Authorization, and no notice to or filing with, any Governmental Authority or any other third party is required for (i) the due execution, delivery or performance by any Loan Party of any Transaction Document to which it is or is to be a party, or for the consummation of the Transaction, (ii) the grant by any Loan Party of the Liens granted by it pursuant to the Collateral Documents, (iii) the perfection or maintenance of the Liens created under the Collateral Documents (including the first priority nature and second priority nature thereof) or (iv) the exercise by any Agent or any Lender Party of its rights under the Loan Documents or the remedies in respect of the Collateral pursuant to the Collateral Documents, except for (w) the authorizations, approvals, actions, notices and filings contemplated by the Collateral Documents and those listed on Schedule 4.01(e), (x) those authorizations, approvals, actions, notices and filings, the failure of which to obtain, take, give or make could not be reasonably expected to have a Material Adverse Effect, (y) notices and filings which customarily are required in connection with the exercise of remedies in respect of the Collateral and (z) landlord consents and waivers. The Acquisition has been consummated in all material respects in accordance with the Purchase Agreement (without any waiver or amendment of any term, provision or condition set forth therein that is materially adverse to the Lenders and that has not been consented to by the Administrative Agent).

(f) This Agreement has been, and each other Loan Document when delivered hereunder will have been, duly executed and delivered by each Loan Party party thereto. This Agreement is, and each other Loan Document when delivered hereunder will be, the legal, valid and binding obligation of each Loan Party party thereto, enforceable against such Loan Party in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditors’ rights generally or by equitable principles (regardless of whether enforcement is sought in equity or at law).

Express – Term Loan Credit Agreement

(g) Except as set forth in Schedule 4.01(g), there is no action, suit, investigation, litigation or proceeding affecting any Loan Party or any of its Subsidiaries, including any Environmental Action, pending or threatened before any Governmental Authority or arbitrator that (i) could be reasonably expected to have a Material Adverse Effect or (ii) purports to affect the legality, validity or enforceability of any Loan Document or the consummation of the Transaction.

(h) The unaudited combined statements of assets acquired and liabilities assumed delivered to the Administrative Agent pursuant to Section 3.01(a)(ix) and (x), and the related combined statement of revenues and direct and allocated expenses for the period or periods then ended, (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein and except for the exceptions set forth in Section 3.08 of the Purchase Agreement, and (ii) fairly present in all material respects the financial condition of the Parent as of the date thereof and their results of operations for the period covered thereby, other than the exceptions set forth in Section 3.08 of the Purchase Agreement and as expressly noted therein (except in the case of Section 3.01(a)(x), such statements would not reflect the normal year-end audit adjustments).

(i) The Consolidated pro forma combined statement of assets acquired and liabilities assumed and related combined statements of revenues and direct and allocated expenses of the Parent and its Subsidiaries as at May 5, 2007, copies of which have been furnished to the Administrative Agent, fairly present the Consolidated pro forma financial condition of the Parent and its Subsidiaries as at such date and the Consolidated pro forma results of operations of the Parent and its Subsidiaries for the period ended on such date, in each case giving effect to the Transaction, all in accordance with GAAP other than the exceptions set forth in Section 3.08 of the Purchase Agreement and as expressly noted therein (except that such statement would not reflect final purchase accounting and normal year-end audit adjustments).

(j) The Consolidated forecasted balance sheets, statements of income and statement of cash flows of the Borrower and the Parent and their respective Subsidiaries delivered to the Administrative Agent pursuant to Section 5.03 were prepared in good faith on the basis of the assumptions believed to be reasonable (it being understood that (i) such Consolidated forecasted balance sheets, statements of income and statement of cash flows are not to be viewed as facts and are subject to significant uncertainties and contingencies, many of which are beyond the Borrower’s control, (ii) no assurance can be given that such Consolidated forecasted balance sheets, statements of income and statement of cash flows will be realized, (iii) actual results may differ and (iv) such differences may be material).

(k) INTENTIONALLY OMITTED.

(l) The Borrower is not engaged in the business of extending credit for the purpose of purchasing or carrying Margin Stock, and no proceeds of any Advance will be used to purchase or carry any Margin Stock or to extend credit to others for the purpose of purchasing or carrying any Margin Stock in violation of Regulations T, U or X promulgated by the Board of Governors of the Federal Reserve System.

(m) Neither any Loan Party nor any of its Subsidiaries is an “investment company,” or an “affiliated person” of, or “promoter” or “principal underwriter” for, an “investment company,” as such terms are defined in the Investment Company Act of 1940, as amended.

(n) The Collateral Documents create in favor of the Collateral Agent for the benefit of the Secured Parties a valid security interest in the Collateral, securing the payment of the Obligations under the Loan Documents, and when (i) financing statements and other filings,

Express – Term Loan Credit Agreement

including, without limitation, filings with the United States Patent and Trademark Office or the United States Copyright Office, in appropriate form are filed in the offices specified on Schedule III to the Term Loan Security Agreement and (ii) upon the taking of possession or control by the Collateral Agent of the Collateral with respect to which a security interest may be perfected only by possession or control, the Liens created by the Term Loan Security Agreement shall constitute fully perfected Liens on, and security interests in, all right, title and interest of the grantors in the Collateral (other than such Collateral in which a security interest cannot be perfected by such action under the UCC as in effect at the relevant time in the relevant jurisdiction), in each case subject to no Liens other than Permitted Liens and other Liens created or permitted by the Loan Documents. The Loan Parties are the legal and beneficial owners of the Collateral free and clear of any Lien, except for Permitted Liens.

(o) The Borrower and each Guarantor, taken as a whole, are Solvent.

(p) No Default has occurred and is continuing or would result from the consummation of the transactions contemplated by this Agreement or any other Loan Document.

(q) (i) Set forth on Schedule 4.01(q) is a complete and accurate list of all Plans, Multiemployer Plans and Welfare Plans as of the Effective Date.

(ii) No ERISA Event has occurred or is reasonably expected to occur with respect to any Plan that has resulted in or is reasonably expected to result in a material liability of any Loan Party or any ERISA Affiliate.

(iii) Schedule B (Actuarial Information) to the most recent annual report (Form 5500 Series) for each Plan, copies of which have been filed with the Internal Revenue Service and made available to the Administrative Agent, is complete and accurate and fairly presents the funding status of such Plan, and since the date of such Schedule B there has been no material adverse change in such funding status.

(iv) Neither any Loan Party nor any ERISA Affiliate has incurred or is reasonably expected to incur any Withdrawal Liability to any Multiemployer Plan.

(v) Neither any Loan Party nor any ERISA Affiliate has been notified by the sponsor of a Multiemployer Plan that such Multiemployer Plan is in reorganization or has been terminated, within the meaning of Title IV of ERISA, and no such Multiemployer Plan is reasonably expected to be in reorganization or to be terminated, within the meaning of Title IV of ERISA.

(r) Except as would not reasonably be expected to result in a Material Adverse Effect (which representations are, along with clause (g) above, the sole representations of the Loan Parties in respect of environmental matters):

(i) the operations and properties of each Loan Party and each of its Subsidiaries comply with all applicable Environmental Laws and Environmental Permits and all past non-compliance with such Environmental Laws and Environmental Permits has been resolved without ongoing obligations or costs;

(ii) no circumstances exist that would be reasonably likely to (A) form the basis of an Environmental Action against any Loan Party or any of its Subsidiaries or any of their properties or (B) cause any such property to be subject to any restrictions on ownership, occupancy, transferability or use under any Environmental Law;

Express – Term Loan Credit Agreement

(iii) none of the properties currently or, to the best of its knowledge, formerly owned or operated by any Loan Party or any of its Subsidiaries is listed or proposed for listing on the NPL or on the CERCLIS or any analogous foreign, state or local list;

(iv) there are no underground or aboveground storage tanks or any surface impoundments, septic tanks, pits, sumps or lagoons in which Hazardous Materials are being or have been treated, stored or disposed on any property currently owned or operated by any Loan Party or any of its Subsidiaries or, to the best of its knowledge, on any property formerly owned or operated by any Loan Party or any of its Subsidiaries;

(v) Hazardous Materials have not been released, discharged or disposed of on any property currently or, to the best of its knowledge, formerly owned or operated by any Loan Party or any of its Subsidiaries;

(vi) neither any Loan Party nor any of its Subsidiaries is undertaking, and has not completed, either individually or together with other potentially responsible parties, any investigation or assessment or remedial or response action relating to any actual or threatened release, discharge or disposal of Hazardous Materials at any site, location or operation, either voluntarily or pursuant to the order of any governmental or regulatory authority or the requirements of any Environmental Law; and

(vii) all Hazardous Materials generated, used, treated, handled or stored at, or transported to or from, any property currently to the best of its knowledge or formerly owned or operated by any Loan Party or any of its Subsidiaries have been disposed of in a manner not reasonably expected to result in liability to any Loan Party or any of its Subsidiaries.

(s) Except as set forth on Schedule 4.01(s):

(i) Neither any Loan Party nor any of its Subsidiaries is party to any tax sharing agreement.

(ii) Each Loan Party and each of its Subsidiaries (A) has filed, has caused to be filed or has been included in all material tax returns (Federal, state, local and foreign) required to be filed and such tax returns are true and correct in all material respects and (B) has paid all taxes shown thereon to be due, together with applicable interest and penalties or adequate provision therefor has been made in accordance with GAAP, except for taxes (x) that are being contested in good faith by appropriate proceedings and for which such Loan Party has set aside on its books adequate reserves in accordance with GAAP and (y) that could not (individually or in the aggregate) have a Material Adverse Effect.

(iii) No issues have been raised in writing by any tax authorities that, in the aggregate, could reasonably be expected to have a Material Adverse Effect.

(t) Set forth on Schedule 4.01(t) is a complete and accurate list of all Existing Debt (other than (i) Surviving Debt, (ii) Debt of Subsidiaries to Parent or another Subsidiary of Parent and (iii) Debt consisting of trade payables more than 90 days past due), showing as of the date hereof the obligor and the principal amount outstanding thereunder.

Express – Term Loan Credit Agreement

(u) Set forth on Schedule 4.01(u) is a complete and accurate list of all Surviving Debt (other than in respect of Debt of Subsidiaries to Parent or another Subsidiary of Parent), showing as of the date hereof the obligor and the principal amount outstanding.

(v) Set forth on Schedule 4.01(v) is a complete and accurate list of all Liens on the property or assets of any Loan Party or any of its Subsidiaries, showing as of the date hereof the lienholder thereof and the principal amount of the obligations secured thereby (other than Permitted Liens described in clauses (a), (b), (c), (d), (f), (g), (h), (l), (n), (p), (r) and (x) of the definition thereof).

(w) INTENTIONALLY OMITTED.

(x) INTENTIONALLY OMITTED.

(ii) INTENTIONALLY OMITTED.

(y) INTENTIONALLY OMITTED.

(z) Except as set forth on Schedule 4.01(z) or as could not be expected to have a Material Adverse Effect, the Parent and each of its Subsidiaries own, or possess the right to use, or could obtain the right to use all of the trademarks, service marks, trade names, copyrights, patents, patent rights, franchises, licenses and other intellectual property rights (collectively, “IP Rights”) that are reasonably necessary for the operation of their respective businesses, without conflict with the rights of any other Person, and Schedule 4.01(z) sets forth a complete and accurate list of all registrations (or applications for registrations) for all such IP Rights owned by the Parent and each of its Subsidiaries. To the best knowledge of the Borrower, no slogan or other advertising device, product, process, method, substance, part or other material now employed, or now contemplated to be employed, by the Parent or any of its Subsidiaries infringes upon any rights held by any other Person. No claim or litigation regarding any of the foregoing is pending or, to the best knowledge of the Borrower, threatened, which, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

ARTICLE V

COVENANTS OF THE PARENT

SECTION 5.01. Affirmative Covenants. So long as any Advance or any other Obligation of any Loan Party under any Loan Document shall remain unpaid (other than Unmatured Surviving Obligations) or any Lender Party shall have any Commitment hereunder, each Loan Party will (unless Required Lenders consent):

(a) Compliance with Laws, Etc. Comply, and cause each of its Subsidiaries to comply with all applicable laws, rules, regulations and orders, such compliance to include, without limitation, compliance with ERISA and the Racketeer Influenced and Corrupt Organizations Chapter of the Organized Crime Control Act of 1970, except to the extent that the failure to do so could not reasonably be expected to have a Material Adverse Effect.

(b) Payment of Taxes, Etc. Pay and discharge, and cause each of its Subsidiaries to pay and discharge, before the same shall become delinquent, (i) all material taxes, assessments and governmental charges or levies imposed upon it or upon its property and (ii) all material lawful claims that, if unpaid, might by law become a Lien upon its property; provided, however,

Express – Term Loan Credit Agreement

that neither the Parent nor any of its Subsidiaries shall be required to pay or discharge any such tax, assessment, charge or claim that is being contested in good faith and by proper proceedings and as to which appropriate reserves are being maintained, unless and until any Lien resulting therefrom attaches to its property and becomes enforceable against its other creditors; provided, further, that neither the Parent nor any of its Subsidiaries shall be required to pay and discharge any such tax, assessment, charge or claim where failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

(c) Compliance with Environmental Laws. Comply, and cause each of its Subsidiaries to use commercially reasonable efforts to comply, with all applicable Environmental Laws and Environmental Permits; obtain and renew, and cause each of its Subsidiaries to obtain and renew, all Environmental Permits necessary for its operations and properties; and conduct, and cause each of its Subsidiaries to conduct, any investigation, study, sampling and testing, and undertake any cleanup, removal, remedial or other action necessary to remove and clean up all Hazardous Materials from any of its properties, in accordance with the requirements of all Environmental Laws, except, in each case, to the extent that the failure to do so could not reasonably be expected to have a Material Adverse Effect; provided, however, that neither the Parent nor any of its Subsidiaries shall be required to undertake any such cleanup, removal, remedial or other action to the extent that its obligation to do so is being contested in good faith and by proper proceedings and appropriate reserves are being maintained with respect to such circumstances or to undertake such actions where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

(d) Maintenance of Insurance. Maintain, and cause each of its Subsidiaries to maintain, insurance (as deemed to be reasonably prudent in the good faith judgment of the Responsible Officers of such Loan Party or its Subsidiaries) (including, without limitation, business interruption insurance) with responsible and reputable insurance companies or associations in such amounts and covering such risks as is usually carried by companies engaged in similar businesses and owning similar properties in the same general areas and with similar risk factors in which the Parent or such Subsidiary operates.

(e) Preservation of Corporate Existence, Etc. Except as permitted under Section 5.02(d) or 5.02(e)(viii), preserve and maintain, and cause each of its Subsidiaries to preserve and maintain, its existence, rights (charter and statutory), permits, licenses, approvals, privileges and franchises; provided that neither the Parent nor any of its Subsidiaries shall be required to preserve or maintain any right, permit, license, approval, privilege or franchise if the failure to do so could not reasonably be expected to have a Material Adverse Effect. Nothing contained in this Section 5.01(e) shall be deemed to prohibit any Subsidiary or the parent entity of such Subsidiary from reorganizing or changing the entity form of such Subsidiary upon prior notice to the Administrative Agent and provided that such reorganization or change is not materially adverse to the Lenders.

(f) Visitation Rights. At any reasonable time and from time to time, upon reasonable prior notice at any mutually agreeable reasonable time, permit any of the Agents or any of the Lender Parties, or any agents or representatives thereof, to examine and make copies of and abstracts from the financial records and books of account of, and visit the properties of, the Parent and any of its Subsidiaries, and to discuss the affairs, finances and accounts of the Parent and any of its Subsidiaries with any of their officers or directors and with their independent certified public accountants (subject to the consent of such accountants); provided, that, so long as no Event of Default has occurred and is continuing, the Agents and the Lender Parties shall coordinate the exercise of such rights through the Administrative Agent and shall not be entitled

Express – Term Loan Credit Agreement

to exercise the foregoing rights more than once in any calendar year at the expense of the Borrower, on a collective basis; provided, however, that a representative of the Borrower shall be given the opportunity to be present for any communication with the independent accountants.

(g) Keeping of Books. Keep, and cause each of its Subsidiaries to keep, proper books of record and account, in which full and correct entries in all material respects shall be made of all financial transactions and the assets and business of the Parent and each such Subsidiary in accordance with generally accepted accounting principles in effect from time to time.

(h) Maintenance of Properties, Etc. Maintain and preserve, and cause each of its Subsidiaries to maintain and preserve, all of its properties that are used or useful in the conduct of its business in good working order and condition, ordinary wear and tear excepted, except to the extent the failure to do so could reasonably be expected not to have a Material Adverse Effect.

(i) Transactions with Affiliates. Conduct, and cause each of its Subsidiaries to conduct, all transactions otherwise permitted under the Loan Documents with any of their Affiliates on terms that are no less favorable to the Parent or such Subsidiary than it would obtain in a comparable arm’s length transaction with a Person not an Affiliate; provided, the foregoing restriction shall not apply to (a) transactions between or among Loan Parties or transactions between or among Subsidiaries of the Parent that are not Loan Parties or transactions between a Loan Party and a Subsidiary that is not a Loan Party so long as the terms of such transaction are no less favorable to the Loan Party than it would obtain in a comparable arm’s length transaction with a Person not an Affiliate; (b) Restricted Payments permitted to be made pursuant to Section 5.02(g) and Investments permitted under Section 5.02(f) and permitted intercompany Debt and asset transfers; (c) reasonable and customary fees paid to and indemnification of members of the board of directors (or similar governing body) of Parent and its Subsidiaries; (d) compensation and indemnity arrangements and benefit plans for officers and other employees of the Parent and its Subsidiaries entered into or maintained or established in the ordinary course of business; (e) sales of Equity Interests of Parent to Affiliates of Loan Parties or contributions to the equity capital of Parent by Equity Investors or any of its Affiliates not otherwise prohibited by the Loan Documents and the granting of registration and other customary rights in connection therewith; (f) any transaction with an Affiliate where the only consideration paid is Equity Interests of Parent; (g) the transactions contemplated in connection with the Transaction Documents and all related documents; (h) the existence of, and the performance by the Parent (or the Borrower on behalf of the Parent) and the Borrower of their respective obligations under the Advisory Agreement, any limited liability company, limited partnership or other constitutive document or security holders agreement (including any registration rights agreement or purchase agreement related thereto); any other agreement containing agreements among Parent and its Subsidiaries and their Affiliates that is in effect as of the Effective Date and has been disclosed to the Administrative Agent as of the Effective Date and similar agreements entered into after the Effective Date that (i) are not more adverse to the interest of the Lenders than those that exist as of the Effective Date taken as a whole, or (ii) which have been disclosed to and consented to by the Administrative Agent and the Required Lenders.

(j) Covenant to Guarantee Obligations and Give Security. Upon (x) the request of the Collateral Agent following the occurrence and during the continuance of an Event of Default, (y) the formation or acquisition of any new direct or indirect Subsidiaries (other than Excluded Subsidiaries) by any Loan Party or upon any Subsidiary (that is not a CFC) of a Loan Party being designated as a Material Subsidiary or (z) the acquisition of any property by any Loan Party (1) that is of a similar nature to the property of the Loan Parties that is subject to the Liens created by

Express – Term Loan Credit Agreement

the Collateral Documents or (2) in the case of fee-owned real estate has a fair market value of at least $250,000, and such property, in the judgment of the Collateral Agent, shall not already be subject to a perfected (subject to Permitted Liens and other Liens created or permitted by the Loan Documents and the ABL Facility Loan Documents) security interest in favor of the Collateral Agent for the benefit of the Secured Parties, then in each case at the Borrower’s expense:

(i) in connection with the formation or acquisition by a Loan Party of a Subsidiary that is not an Excluded Subsidiary or upon any Subsidiary (that is not a CFC) of a Loan Party being designated as a Material Subsidiary, within 30 days after such formation, acquisition or designation, cause each such Subsidiary, and cause each direct and indirect parent (that is not a CFC) of such Subsidiary (if it has not already done so), to duly execute and deliver to the Collateral Agent a guaranty or guaranty supplement, in form and substance reasonably satisfactory to the Collateral Agent, guaranteeing the other Loan Parties’ obligations under the Loan Documents; provided that any Subsidiary of a CFC shall not be required to execute such guaranty or guaranty supplement,

(ii) INTENTIONALLY OMITTED.

(iii) within 45 days after (A) such request or acquisition of property by any Loan Party, duly execute and deliver, and cause each Loan Party to duly execute and deliver, to the Collateral Agent such additional mortgages, pledges, assignments, security agreement supplements, intellectual property security agreement supplements and other security agreements as specified by, and in form and substance reasonably satisfactory to the Collateral Agent, securing payment of all the Obligations of such Loan Party under the Loan Documents and constituting Liens on all such properties and (B) such formation or acquisition of any new Subsidiary (other than an Excluded Subsidiary) or the designation of any Subsidiary (that is not a CFC) of a Loan Party as a Material Subsidiary, duly execute and deliver and cause such Subsidiary and each Loan Party acquiring Equity Interests in such Subsidiary to duly execute and deliver to the Collateral Agent mortgages, pledges, assignments, security agreement supplements, intellectual property security agreement supplements and other security agreements as specified by, and in form and substance reasonably satisfactory to, the Collateral Agent, securing payment of all of the obligations of such Subsidiary or Loan Party, respectively, under the Loan Documents; provided that (A) the Equity Interests of any Subsidiary held by a CFC shall not be required to be pledged and (B) if such new property is Equity Interests in a CFC held by a Loan Party, no more than 65% of the Equity Interests in such CFC shall be pledged in favor of the Secured Parties,

(iv) within 45 days after such request, formation, acquisition or designation, take, and cause each Loan Party and each newly acquired or newly formed Subsidiary (other than an Excluded Subsidiary or a Subsidiary that is a CFC) to take, all reasonable actions (including, without limitation, the recording of mortgages, the filing of Uniform Commercial Code financing statements, the giving of notices and the endorsement of notices on title documents) as may be necessary or advisable in the opinion of the Collateral Agent to vest in the Collateral Agent (or in any representative of the Collateral Agent designated by it) valid and subsisting Liens on the properties purported to be subject to the mortgages, pledges, assignments, security agreement supplements, intellectual property security agreement supplements and security agreements delivered pursuant to this Section 5.01(j), enforceable against all third parties in accordance with their terms,

Express – Term Loan Credit Agreement

(v) within 60 days after such request, formation, acquisition or designation, deliver to the Collateral Agent, upon the request of the Collateral Agent in its sole discretion, a signed copy of a favorable opinion, addressed to the Collateral Agent and the other Secured Parties, of counsel for the Loan Parties acceptable to the Collateral Agent as to such other matters as the Collateral Agent may reasonably request,

(vi) as promptly as practicable after such request, formation or acquisition, deliver, following the occurrence and during an Event of Default, upon the reasonable request of the Collateral Agent, to the Collateral Agent with respect to each parcel of real property that has a fair market value equal to or more than $250,000 and that is owned or held by each Loan Party and each newly acquired or newly formed Subsidiary (other than (x) any Subsidiary that is a CFC or an Excluded Subsidiary and (y) any leased real property) title reports, surveys and engineering, soils and other reports, and environmental assessment reports, each in scope, form and substance reasonably satisfactory to the Collateral Agent, provided, however, that to the extent that any Loan Party or any of its Subsidiaries shall have otherwise received any of the foregoing items with respect to such real property, such items shall, promptly after the receipt thereof, be delivered to the Collateral Agent, and

(vii) at any time and from time to time, promptly execute and deliver, and cause each Loan Party and each newly acquired or newly formed Subsidiary to execute and deliver, any and all further instruments and documents and take, and cause each Loan Party and each newly acquired or newly formed Subsidiary to take, all such other action as the Collateral Agent may deem reasonably necessary in obtaining the full benefits of, or in perfecting and preserving the Liens of, such guaranties, mortgages, pledges, assignments, security agreement supplements, intellectual property security agreement supplements and security agreements.

Notwithstanding anything in Section 4.01(z) to the contrary, the Loan Parties shall have no obligation to prefect the Collateral Agent’s or other Secured Parties’ interests in intellectual property outside of the United States. The Collateral Agent may in its discretion lengthen the foregoing time periods and otherwise modify (with the Borrower’s consent) the foregoing requirements to the extent it deems it reasonable and prudent to do so and may waive the foregoing requirements to the extent that the cost of obtaining a security interest in the foregoing Collateral is excessive (as reasonably determined by the Collateral Agent) in relation to the benefits to the Lender Parties.

(k) Further Assurances. (i) Promptly upon the reasonable request by any Agent, or any Lender Party through the Administrative Agent, correct, and cause each of its Subsidiaries promptly to correct, any matter that the parties mutually agree is a material defect or error that may be discovered in any Loan Document or in the execution, acknowledgment, filing or recordation thereof, and

(ii) Promptly upon request by any Agent, or any Lender Party through the Administrative Agent, do, execute, acknowledge, deliver, record, re-record, file, re-file, register and re-register any document or instrument supplemental to or confirmatory of the Collateral Documents as any Agent, or any Lender Party through the Administrative Agent, may reasonably require from time to time in order to perfect and maintain the validity, effectiveness and priority of any of the Collateral Documents and any of the Liens intended to be created thereunder.

Express – Term Loan Credit Agreement

(l) Compliance with Terms of Leaseholds. Make all payments and otherwise perform all obligations in respect of all leases of real property to which the Parent or any of its Subsidiaries is a party, keep such leases in full force and effect, except, in any case, where the failure to do so, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

(m) Interest Rate Hedging. Enter into prior to the 90th day after the Effective Date, and maintain at all times thereafter, interest rate Hedge Agreements in form reasonably acceptable to the Administrative Agent, covering a notional amount of not less than 50% of the Term Commitments under the Term Facility and providing for such Persons to make payments thereunder for a period of no less than three years.

(n) Ratings. The Borrower shall use commercially reasonable efforts to maintain corporate family credit and corporate family ratings with S&P and Moody’s, respectively.

(o) Conditions Subsequent. Within 45 days after the Initial Extension of Credit (or, upon the request of the Borrower, such later date as the Administrative Agent shall approve in its reasonable discretion (such approval not to be unreasonably withheld or delayed) so long as the Borrower shall have used commercially reasonable efforts to satisfy the conditions set forth below within such 45-day period), furnish to the Administrative Agent:

(i) the Deposit Account Control Agreements referred to in the Term Loan Security Agreement, duly executed by the applicable Loan Parties and each Pledged Account Bank referred to in the Term Loan Security Agreement, and

(ii) the Securities Account Control Agreement referred to in the Term Loan Security Agreement, duly executed by the applicable Loan Party and the applicable securities intermediary.

SECTION 5.02. Negative Covenants. So long as any Advance or any other Obligation of any Loan Party under any Loan Document shall remain unpaid (other than Unmatured Surviving Obligations), or any Lender Party shall have any Commitment hereunder, unless the Required Lenders shall otherwise consent in writing, no Loan Party will, at any time:

(a) Liens, Etc. Create, incur, assume or suffer to exist, or permit any of its Subsidiaries to create, incur, assume or suffer to exist, any Lien on or with respect to any of its properties of any character (including, without limitation, accounts) whether now owned or hereafter acquired, or sign or file or suffer to exist, or permit any of its Subsidiaries to sign or file or suffer to exist, under the Uniform Commercial Code of any jurisdiction, a financing statement that names the Parent or any of its Subsidiaries as debtor, or sign or suffer to exist, or permit any of its Subsidiaries to sign or suffer to exist, any security agreement authorizing any secured party thereunder to file such financing statement, or assign, or permit any of its Subsidiaries to assign, any accounts or other right to receive income, except for Permitted Liens and Transfers permitted by Section 5.02(e).

(b) Debt. Create, incur, assume or suffer to exist, or permit any of its Subsidiaries to create, incur, assume or suffer to exist, any Debt, except:

(i) Debt under the Loan Documents or the ABL Facility Loan Documents;

Express – Term Loan Credit Agreement

(ii) Capitalized Leases and Debt secured by Liens described in clause (w) of the definition of “Permitted Liens” not to exceed in the aggregate $10,000,000 at any one time outstanding;

(iii) the Surviving Debt and any Debt extending the maturity of, or refunding or refinancing, in whole or in part, any Surviving Debt and guarantees of the Surviving Debt or the extension, refunding or refinancing of such Surviving Debt; provided that (A) the amount of such extending, refunding or refinancing Debt does not result in an increase in the aggregate principal or facility amount thereof (plus the amount of any premium paid in respect of such Debt in connection with any such extension, refunding or refinancing and plus the amount of reasonable expenses incurred by Parent and its Subsidiaries in connection therewith), (B) such Debt (if it is term debt) does not have a weighted average life to maturity that is less than the weighted average life to maturity of the Debt being extended, refunded or refinanced, (C) such Debt (if it is term debt) does not have a final maturity earlier than the final maturity of the Debt being extended, refunded or refinanced, (D) the direct and contingent obligors therefor shall not be changed (unless any contingent obligor is released), as a result of or in connection with such extension, refunding or refinancing and (E) if the Debt being extended, refunded or refinanced is subordinate or junior to the Advances and any Guaranty thereof, then the Debt incurred to extend, refund or refinance such Debt shall be subordinate to the Advances and any Guaranty, as the case may be, at least to the same extent and in the same manner as the Debt being extended, refunded or refinanced;

(iv) Debt in respect of Hedge Agreements designed to hedge against fluctuations in interest rates, commodity prices or currency exchange rates incurred in the ordinary course of business and consistent with prudent business practice;

(v) Debt owed to the Borrower or a wholly owned Subsidiary of the Borrower, which Debt shall (x) in the case of Debt owed to a Loan Party by a Loan Party, constitute Pledged Debt and (y) be otherwise permitted under the provisions of Section 5.02(f);

(vi) To the extent it constitutes Debt, Debt incurred by the Borrower or any of its Subsidiaries arising from agreements providing for indemnification, adjustment of purchase price or similar obligations, or from guaranties or letters of credit, surety bonds or performance bonds securing the performance of the Borrower or any such Subsidiary pursuant to such agreements, in connection with acquisitions permitted by Section 5.02(f) or Transfers permitted by Section 5.02(e); provided that, in respect of any Debt incurred hereunder pursuant to agreements providing for indemnification in connection with Transfers permitted by Section 5.02(e), such Debt shall not exceed the amount of net cash proceeds received from such Transfers;

(vii) Debt which may be deemed to exist pursuant to any guaranties, performance, surety, statutory, appeal, completion guarantees, export or import indemnities, customs and revenue bonds or similar instruments, workers’ compensation claims, self-insurance obligations and bankers acceptances issued for the account of any Loan Party in the ordinary course of business, including guarantees or obligations of any Loan Party with respect to letters of credit supporting such bid, performance or surety bonds, workers’ compensation claims, self-insurance obligations and bankers acceptances (in each case other than for an obligation for money borrowed) or similar obligations incurred in the ordinary course of business;

Express – Term Loan Credit Agreement

(viii) Debt of Foreign Subsidiaries not to exceed $10,000,000 at any time outstanding and unsecured guarantees of such Debt;

(ix) Debt of a Subsidiary outstanding on the date such Subsidiary was acquired by the Borrower or any of its Subsidiaries or assumed in connection with the acquisition of assets from a Person (other than Debt incurred as consideration in, or to provide all or any portion of the funds or credit support utilized to consummate, the transaction or series of transactions pursuant to which such Subsidiary became a Subsidiary of the Borrower or was otherwise acquired by the Borrower) in an acquisition permitted by Section 5.02(f); and

(x) Debt consisting of the deferred purchase price of acquisitions permitted under Section 5.02(f);

(xi) other unsecured Debt of the Borrower and its Subsidiaries in an aggregate principal amount not to exceed at any time $25,000,000 outstanding at any time;

(xii) other Debt of the Borrower and its Subsidiaries that is subordinated to the Obligations under the Loan Documents on terms reasonably acceptable to the Administrative Agent, so long as, after giving effect to the incurrence or issuance of such Debt, the Parent and its Subsidiaries are in pro forma compliance with the covenant set forth in Section 5.05;

(xiii) Guaranteed Debt of any Loan Party in respect of Debt otherwise permitted under this Section 5.02;

(xiv) Debt arising in connection with endorsement of instruments for collection or deposit in the ordinary course of business;

(xv) Debt arising from the existing letters of credit so long as such existing letters of credit are secured by a letter of credit or cash collateral reasonably acceptable to Agents;

(xvi) Debt consisting of deferred purchase price or notes issued to officers, directors and employees to purchase equity interests (or options or warrants or similar instruments) of Parent in an aggregate amount not to exceed $5,000,000 outstanding at any time;

(xvii) Debt incurred in connection with the financing of insurance premiums in an amount not to exceed the annual premiums in respect thereof at any one time outstanding; and

(xviii) the Transactions as contemplated by the Transaction Documents.

(c) Change in Nature of Business. Make, or permit any of its Subsidiaries to conduct any business other than the businesses as carried on at the date hereof and other businesses substantially related, incidental thereto, or complementary thereto or are reasonable extensions thereof).

Express – Term Loan Credit Agreement

(d) Mergers, Etc. Merge into or consolidate with any Person or permit any Person to merge into it, or permit any of its Subsidiaries to do so, except that:

(i) any Subsidiary of the Borrower may merge into or consolidate with any other Subsidiary of the Borrower or with the Borrower; provided that, in the case of any such merger or consolidation, the Person formed by such merger or consolidation shall be a wholly owned Subsidiary of the Borrower or the Borrower; and provided further that, in the case of any such merger or consolidation to which a Subsidiary Guarantor is a party, the Person formed by such merger or consolidation shall be a Subsidiary Guarantor or the Borrower;

(ii) as part of any acquisition permitted under Section 5.02(f), any Subsidiary of the Borrower may merge into or consolidate with any other Person or permit any other Person to merge into or consolidate with it; provided that the Person surviving such merger shall be a wholly owned Subsidiary of the Borrower; and provided further that, in the case of any merger or consolidation to which a Subsidiary Guarantor is a party, the Person formed by such merger or consolidation shall be a Subsidiary Guarantor;

(iii) as part of any Transfer permitted under Section 5.02(e), any Subsidiary of the Borrower may merge into or consolidate with any other Person or permit any other Person to merge into or consolidate with it;

(iv) any Subsidiary may dissolve, liquidate or wind up its affairs at any time; provided that such dissolution, liquidation or winding up, as applicable, could not reasonably be expected to have a Material Adverse Effect;

(v) the Loan Parties may perform the Transactions as contemplated by the Transaction Documents; and

(vi) Retail Factoring, LLC may be dissolved.

(e) Sales, Etc. of Assets. Sell, lease, transfer, assign, exchange, convey or otherwise dispose of (each a “Transfer”), or permit any of its Subsidiaries to Transfer, any assets, except:

(i) (A) Transfers of Inventory (including unusable, excess or slow-moving Inventory) and delinquent accounts receivables in the ordinary course of its business and Transfers of accounts receivables in connection with the private label credit card programs in the ordinary course of business, (B) the granting of any option or other right to purchase, lease or otherwise acquire Inventory and delinquent accounts receivables in the ordinary course of its business; and (C) dispositions of cash and Cash Equivalents in the ordinary course of business;

(ii) (A) Transfers of assets among Loan Parties; (B) Transfers of assets among Subsidiaries that are not Loan Parties; (C) Transfers of assets from Subsidiaries that are not Loan Parties to Loan Parties; and (D) Transfers of assets from Loan Parties to Subsidiaries that are not Loan Parties in a transaction that would be permitted under clause (i) of Section 5.02(f) if such Transfer had been a transaction involving cash; provided that, for purposes of determining the application of each of clauses (A) through (D) above in connection with any Transfer made in connection with reorganizing or

Express – Term Loan Credit Agreement

restructuring of Subsidiaries, any Transfer or series of related Transfers between Loan Parties and/or Subsidiaries shall be deemed to be a Transfer solely between the initial and the ultimate holder of any such assets transferred without regard to any intermediate holder of such assets;

(iii) Transfers of unneeded, used, worn out, obsolete or damaged equipment and trade-ins and exchanges of equipment in the ordinary course of business and the abandonment or other disposition of Intellectual Property that is, in the reasonable judgment of Loan Parties, no longer economically practicable or commercially desirable to maintain or useful in the conduct of the business of the Loan Parties taken as a whole;

(iv) Transfers in connection with any transaction in which there is an Extraordinary Receipt;

(v) Transfers for fair value, the proceeds of which are less than $2,000,000 for any such single transaction and the proceeds of which when aggregated with all other such Transactions during a fiscal year are less than $10,000,000;

(vi) Leases and subleases, licenses and sublicenses of real or personal property in the ordinary course of business;

(vii) Licensing of intellectual property on a non-exclusive basis or on an exclusive basis so long as such exclusive licensing is limited to geographic areas, particular fields of use, customized products for customers or limited time periods;

(viii) Any liquidation or dissolution of a Subsidiary so long as its immediate parent becomes the owner of its assets;

(ix) Transfers of assets consisting of accounts receivable in a transaction involving Foreign Subsidiaries that would be permitted under clause (viii) of Section 5.02(b) if such Transfer had been a transaction involving Debt;

(x) the Transactions as contemplated by the Transaction Documents;

(xi) mergers, amalgamations, consolidations and dissolutions in compliance with Section 5.02(d);

(xii) Investments in compliance with Section 5.02(f);

(xiii) discounts or forgiveness of accounts receivable in the ordinary course of business or in connection with collection or compromise thereof; and

(xiv) Permitted Liens.

(f) Investments in Other Persons. Make or hold, or permit any of its Subsidiaries to make or hold, any Investment in any Person, except:

(i) (A) Investments by the Parent and its Subsidiaries in their Subsidiaries outstanding on the date hereof, (B) additional Investments by the Parent and its Subsidiaries in Loan Parties, (C) additional Investments by Subsidiaries of the Borrower that are not Loan Parties in other Subsidiaries that are not Loan Parties, and (D)

Express – Term Loan Credit Agreement

additional Investments by the Loan Parties in Subsidiaries that are not Loan Parties (including Subsidiaries that are Excluded Subsidiaries) in an aggregate amount invested from the date hereof not to exceed $10,000,000 at the time such Investment is made;

(ii) loans and advances to employees in the ordinary course of the business of the Borrower and its Subsidiaries as presently conducted in an aggregate principal amount not to exceed $2,000,000 at any time outstanding;

(iii) loans to directors, officers and employees to purchase Equity Interests of Parent;

(iv) Investments by the Borrower and its Subsidiaries in bank deposits in the ordinary course of business or Cash Equivalents;

(v) Investments existing on the date hereof and described on Schedule 5.02(f);

(vi) Investments in Hedge Agreements permitted under Section 5.02(b)(iv);

(vii) the purchase or other acquisition of all or substantially all of the Equity Interests in any Person that, upon the consummation thereof, will be wholly owned directly by the Borrower or one or more of its wholly owned Subsidiaries (including, without limitation, as a result of a merger or consolidation) and the purchase or other acquisition by the Borrower or one or more of its wholly-owned Subsidiaries of all or substantially all of the property and assets of any Person (collectively, an “Permitted Acquisition”); provided that, with respect to each purchase or other acquisition made pursuant to this clause (vii):

(A) the Loan Parties and any such newly created or acquired Subsidiary shall comply with the requirements of Section 5.01(j);

(B) the lines of business of the Person to be (or the property and assets of which are to be) so purchased or otherwise acquired shall be permitted by Section 5.02(c);

(C) such purchase or other acquisition shall not include or result in any contingent liabilities that could reasonably be expected to have a Material Adverse Effect on the Borrower and its Subsidiaries, taken as a whole (as determined in good faith by the board of directors (or the persons performing similar functions) of the Borrower, if the board of directors is otherwise approving such transaction, or, in each other case, by the Responsible Officer of the Borrower);

(D) the total cash consideration (including, without limitation, all indemnities, earnouts reasonably anticipated by the Borrower to have to be paid and other contingent payment obligations to, and the aggregate amounts paid or to be paid under noncompete, consulting and other affiliated agreements with, the sellers of such Person or assets, and all assumptions of debt, liabilities and other obligations in connection therewith permitted by Section 5.02(b)(ix) but excluding the portion paid with proceeds of any Equity Issuance to or contribution from directly or indirectly the Equity Investors) paid by or on behalf

Express – Term Loan Credit Agreement

of the Borrower and its Subsidiaries for any such purchase or other acquisition, shall not exceed, when aggregated with the total cash and noncash consideration paid by or on behalf of the Borrower and its Subsidiaries for all other purchases and other acquisitions made by the Borrower and its Subsidiaries pursuant to this clause (vii), $100,000,000 at the time any such purchase or other acquisition is made;

(E) (1) immediately before and immediately after giving effect to any such purchase or other acquisition, no Event of Default shall have occurred and be continuing and (2) immediately after giving effect to such purchase or other acquisition, the Parent and its Subsidiaries shall be in pro forma compliance with the covenant set forth in Section 5.05, such compliance to be determined as of the last day of the most recently ended Measurement Period; and

(F) the Borrower shall have delivered to the Administrative Agent, on behalf of the Lender Parties, at least five Business Days prior to the date on which any such purchase or other acquisition is to be consummated, a certificate of a Responsible Officer, in form and substance reasonably satisfactory to the Administrative Agent, certifying that all of the requirements set forth in this clause (vii) have been satisfied or will be satisfied in all material respects on or prior to the consummation of such purchase or other acquisition;

(viii) Investments (A) received in satisfaction or partial satisfaction of accounts from financially troubled account debtors (whether in connection with a foreclosure, bankruptcy, workout or otherwise) and (B) consisting of deposits, prepayments and other credits to suppliers made in the ordinary course of business consistent with the past practices of the Borrower and its Subsidiaries;

(ix) guaranties in the ordinary course of business of obligations owed to or of landlords, suppliers, customers, franchisees and licensees of the Borrower and its Subsidiaries or otherwise permitted hereunder;

(x) other Investments in an aggregate amount not to exceed at any time the sum of (A) $15,000,000 (B) net proceeds received from Investments permitted under this Section 5.02(f) and (C) any proceeds of Excluded Issuances used to make Investments;

(xi) the Loan Parties may (A) acquire and hold accounts receivable owing to any of them if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary terms, (B) invest in, acquire and hold cash and Cash Equivalents, (C) endorse negotiable instruments held for collection in the ordinary course of business or (D) make lease, utility and other similar deposits in the ordinary course of business;

(xii) the Loan Parties may sell or transfer amounts and acquire assets to the extent permitted by Section 5.02(e);

(xiii) any Loan Party may hold Investments to the extent such Investments reflect an increase in the value of Investments already made; and

(xiv) the Transactions as contemplated by the Transaction Documents.

Express – Term Loan Credit Agreement

For purposes of determining compliance with the provisions of this Section 5.02(f), Investments made by the Borrower or any of its Subsidiaries (the “investor”) in any Subsidiary that are effected pursuant to one or more Investments made contemporaneously or in prompt succession by the investor and/or any of its Subsidiaries shall be deemed one Investment by the investor.

(g) Restricted Payments. Declare or pay any dividends, purchase, redeem, retire, defease or otherwise acquire for value any of its Equity Interests now or hereafter outstanding, return any capital to its stockholders, partners or members (or the equivalent Persons thereof) as such, make any distribution of assets, Equity Interests, obligations or securities to Parent’s stockholders, partners or members (or the equivalent Persons thereof) as such, or permit any of its Subsidiaries to do any of the foregoing, or permit any of its Subsidiaries to purchase, redeem, retire, defease or otherwise acquire for value any Equity Interests in the Borrower (any of the foregoing, a “Restricted Payment”), except that:

(i) the Parent may (A) declare and pay dividends and distributions payable only in Equity Interests of the Parent and (B) purchase, redeem, retire, defease or otherwise acquire Equity Interests with the proceeds received contemporaneously from the issuance of Equity Interests with equal or inferior voting powers, designations, preferences and rights, so long as no Event of Default shall have occurred and be continuing at the time of such purchase, redemption, retirement, defeasance or acquisition or would result therefrom;

(ii) each of the Parent and the Borrower may, at any time when the Leverage Ratio (calculated on a pro forma basis both before and after giving effect to such cash dividends) shall be less than 1.0:1.0, declare and pay cash dividends to Parent’s equity holders and purchase, redeem, retire or otherwise acquire Parent’s Equity Interests for cash in an aggregate amount not to exceed an amount equal to 75% of the portion of Excess Cash Flow not required to prepay the Facilities pursuant to Section 2.04(b)(i) as determined from and after, and for so long as, such Leverage Ratio is in effect and so long as no Event of Default shall have occurred and be continuing at the time of such declaration and payment of cash dividend or would result therefrom;

(iii) any Subsidiary of the Borrower may declare and pay dividends or other distributions to the Borrower or to any Loan Party of which it is a Subsidiary;

(iv) the Loan Parties may acquire Equity Interests of the Borrower or the Parent or any other Loan Party in connection with the exercise of stock options (or the equivalent with respect to membership interests) or stock appreciation rights (or the equivalent with respect to membership interests) by way of cashless exercise or in connection with the satisfaction of withholding tax obligations so long as no Event of Default shall have occurred and be continuing at the time of the acquisition of such Equity Interests or would result therefrom;

(v) the Loan Parties may purchase, redeem or acquire fractional shares of Equity Interests arising out of stock dividends, splits or combinations or business combinations;

(vi) the Parent may convert convertible securities and make cash payments in lieu of fractional shares in connection with any such conversion;

Express – Term Loan Credit Agreement

(vii) in connection with any acquisition permitted by Section 5.02(f) and so long as no Event of Default shall have occurred and be continuing at the time of such acquisition or would result therefrom, the Borrower or any Subsidiary may (A) receive or accept the return to the Borrower or any of its Subsidiaries of Equity Interests constituting a portion of the purchase price consideration in settlement of indemnification claims or (B) make payments or distributions to dissenting stockholders pursuant to applicable law;

(viii) the Loan Parties may make Permitted Distributions;

(ix) so long as no Event of Default shall have occurred and be continuing at such time or would result therefrom, payments to the Parent to permit the Parent, and the subsequent use of such payments by Parent, to repurchase or redeem Qualified Capital Stock of Parent held by officers, directors or employees or former officers, directors or employees (or their transferees, estates or beneficiaries under their estates) of any Loan Party, upon their death, disability, retirement, severance or termination of employment or service, or to make payments on Indebtedness issued to buy such Qualified Capital Stock or pursuant to and in accordance with stock option plans or other benefit plans; provided that the aggregate cash consideration paid for all such redemptions and payments shall not exceed, in any fiscal year, the sum of (x) net cash proceeds from issuances of Equity Interests (other than Excluded Issuances or issuances of Equity Interests applied to satisfy any financial covenant under the ABL Facility Credit Agreement) plus (y) $3,000,000 (and up to 100% of such amount not used in any fiscal year may be carried forward to the next succeeding (but no other) fiscal year) plus (z) the amount of any net cash proceeds received by or contributed to Borrower from the issuance and sale since the issue date of Qualified Capital Stock of Parent to officers, directors or employees of any Loan Party that have not been used to make any repurchases, redemptions or payments under this clause (ix); and

(x) the Loan Parties may perform the Transactions as contemplated by the Transaction Documents.

(h) Amendments of Constitutive Documents. Other than in respect of the limited liability company agreements set forth on Schedule 5.02(h), amend, or permit any of its Subsidiaries to amend, its certificate of incorporation or bylaws or other constitutive documents in a manner materially adverse to the Lenders. Nothing contained in this Section 5.01(h) shall be deemed to prohibit any Subsidiary or the parent entity of such Subsidiary from reorganizing or changing the entity form of such Subsidiary upon prior notice to the Administrative Agent and provided that such reorganization or change is not materially adverse to the Lenders (it being understood that any reorganization or change into a limited partnership or a limited liability company by any Subsidiary or the parent entity of such Subsidiary shall not be deemed to be materially adverse to the Lenders).

(i) Accounting Changes. Make or permit, or permit any of its Subsidiaries to make or permit, any change in Fiscal Year.

(j) Prepayments, Etc., of Debt. (i) Voluntarily prepay, redeem, purchase, defease or otherwise satisfy prior to the scheduled maturity thereof in any manner, in each case in violation of any subordination terms of, any Subordinated Debt,; (ii) amend, modify or change in any manner materially adverse to the Lenders any term or condition of any Subordinated Debt unless permitted by the subordination provisions thereof, or (iii) permit any of its Subsidiaries to do any of the foregoing, other than to prepay any Debt permitted to be incurred hereunder payable to the Borrower or another Subsidiary.

Express – Term Loan Credit Agreement

(k) Amendment, Etc., of Related Documents. Other than with respect to the ABL Facility Loan Document (which may be amended or otherwise modified in accordance with the Intercreditor Agreement), amend, modify or change in any manner materially adverse to the Lenders any term or condition of any Related Document or give any consent, waiver or approval thereunder that is materially adverse to the Lenders.

(l) Negative Pledge. Enter into or suffer to exist, or permit any of its Subsidiaries to enter into or suffer to exist, any agreement prohibiting or conditioning the creation or assumption of any Lien upon any of its property or assets securing the Obligations under the Loan Documents, except: (i) prohibitions or conditions under (A) any purchase money Debt permitted by Section 5.02(b)(ii) solely to the extent that the agreement or instrument governing such Debt prohibits a Lien on the property acquired with the proceeds of such Debt (together with any accessions and additions thereto and the proceeds thereof), (B) any Surviving Debt or (C) any Capitalized Lease permitted by Section 5.02(b)(ii) solely to the extent that such Capitalized Lease prohibits a Lien on the property subject thereto (together with any accessions and additions thereto and the proceeds thereof); (ii) specific property to be sold pursuant to an executed agreement with respect to a permitted Transfer permitted under this agreement; (iii) restrictions by reason of customary provisions restricting Liens, assignments, subletting or other transfers contained in leases, licenses and similar agreements entered into in the ordinary course of business (provided that such restrictions are limited to the property or assets secured by such Liens or the property or assets subject to such leases, licenses or similar agreements, as the case may be); (iv) restrictions and conditions applicable to any Subsidiary acquired after the date hereof if such restrictions and conditions existed at the time such Subsidiary was acquired, were not created in anticipation of such acquisition and apply solely to such acquired Subsidiary; (v) restrictions disclosed in Schedule 5.02(l); (vi) covenants in documents creating Liens permitted by Section 5.02(a) prohibiting further Liens on the properties encumbered thereby; (vii) prohibitions or limitations that exist in any agreement governing Debt permitted by Section 5.02(b)(viii), (xii) or (xv), provided that such prohibition or limitation is not more restrictive in any material respect than those contained in the Loan Documents; or (viii) restrictions or limitations imposed by any amendments or refinancings that are otherwise permitted by the Loan Documents of the contracts, instruments or obligations referred to in clause (ii), provided that such amendments and refinancings are no more materially restrictive with respect to such prohibitions and limitations than those prior to such amendment or refinancing.

SECTION 5.03. Reporting Requirements. So long as any Advance or any other Obligation (other than Unmatured Surviving Obligations) of any Loan Party under any Loan Document shall remain unpaid, or any Lender Party shall have any Commitment hereunder, the Borrower will furnish to the Administrative Agent:

(a) Default Notice. Within three Business Days after the occurrence of each Default or any event, development or occurrence that has resulted in a Material Adverse Effect continuing on the date of such statement, a statement of a Responsible Officer of the Borrower setting forth details of such Default, event, development or occurrence and the action that the Borrower has taken and proposes to take with respect thereto.

(b) Annual Financials. Within 120 days after the end of each Fiscal Year, a copy of the annual audit report for such year for the Parent and its Subsidiaries, including therein a Consolidated balance sheet of the Parent and its Subsidiaries as of the end of such Fiscal Year

Express – Term Loan Credit Agreement

and a Consolidated statement of income and a Consolidated statement of cash flows of the Parent and its Subsidiaries for such Fiscal Year, in each case accompanied by an opinion as to such audit report of any of the “Big-4” accounting firms or other independent public accountants of recognized standing reasonably acceptable to the Administrative Agent, which opinion shall not have any “going concern” qualification, together with a schedule in form reasonably satisfactory to the Administrative Agent of the computations used by such accountants in determining, as of the end of such Fiscal Year, compliance with the covenant set forth in Section 5.05; provided that, in the event of any change in GAAP used in the preparation of such financial statements, the Parent shall also provide a reconciliation of such financial statements to former GAAP and (iii) a certificate on behalf of the Parent signed by a Responsible Officer of the Parent stating that no Default has occurred and is continuing or, if a Default has occurred and is continuing, a statement as to the nature thereof and the action that the Parent has taken and proposes to take with respect thereto.

(c) Quarterly Financials. Within 60 days after the end of each of the first three quarters of each Fiscal Year, a Consolidated balance sheet of the Parent and its Subsidiaries as of the end of such quarter and a Consolidated statement of income and a Consolidated statement of cash flows of the Parent and its Subsidiaries for the period commencing at the end of the previous fiscal quarter and ending with the end of such fiscal quarter and a Consolidated statement of income and a Consolidated statement of cash flows of the Parent and its Subsidiaries for the period commencing at the end of the previous Fiscal Year and ending with the end of such quarter, setting forth in each case in comparative form the corresponding figures for the corresponding date or period of the preceding Fiscal Year, all in reasonable detail and duly certified (subject to normal year-end audit adjustments) by a Responsible Officer of the Parent as having been prepared in accordance with GAAP (other than the absence of footnotes), together with (i) a certificate on behalf of Parent signed by a Responsible Officer stating that no Default has occurred and is continuing or, if a Default has occurred and is continuing, a statement as to the nature thereof and the action that the Parent has taken and proposes to take with respect thereto and (ii) a schedule in form satisfactory to the Administrative Agent of the computations used by the Parent in determining compliance with the covenant set forth in Section 5.05.

(d) Annual Forecasts. No later than 45 days after the end of each Fiscal Year, forecasts prepared by management of the Parent, in form reasonably satisfactory to the Administrative Agent, of balance sheets, income statements and cash flow statements on a quarterly basis for the Fiscal Year following such Fiscal Year.

(e) Litigation. Promptly after the commencement thereof, notice of all actions, suits, investigations, litigation and proceedings before any Governmental Authority affecting any Loan Party or any of its Subsidiaries of the type described in Section 4.01(g).

(f) Securities Reports. Promptly after the sending or filing thereof copies of all regular, periodic and special reports, and all registration statements, that any Loan Party or any of its Subsidiaries files with the Securities and Exchange Commission or any governmental authority that may be substituted therefor, or with any national securities exchange.

(g) INTENTIONALLY OMITTED.

(h) INTENTIONALLY OMITTED.

Express – Term Loan Credit Agreement

(i) Plan Terminations. Promptly and in any event within two Business Days after receipt thereof by any Loan Party or any ERISA Affiliate, copies of each notice from the PBGC stating its intention to terminate any Plan or to have a trustee appointed to administer any Plan.

(ii) Plan Annual Reports. Promptly upon request by the Administrative Agent, copies of each Schedule B (Actuarial Information) to the annual report (Form 5500 Series) with respect to each Plan.

(iii) Multiemployer Plan Notices. Promptly and in any event within five Business Days after receipt thereof by any Loan Party or any ERISA Affiliate from the sponsor of a Multiemployer Plan, copies of each notice concerning (A) the imposition of Withdrawal Liability by any such Multiemployer Plan, (B) the reorganization or termination, within the meaning of Title IV of ERISA, of any such Multiemployer Plan or (C) the amount of liability incurred, or that may be incurred, by such Loan Party or any ERISA Affiliate in connection with any event described in clause (A) or (B).

(i) Environmental Conditions. Promptly after the assertion or occurrence thereof, notice of any Environmental Action against or of any noncompliance by any Loan Party or any of its Subsidiaries with any Environmental Law or Environmental Permit that could (i) reasonably be expected to have a Material Adverse Effect or (ii) cause any property described in the Mortgages to be subject to any material restrictions on ownership, occupancy, transferability or use under any Environmental Law.

(j) INTENTIONALLY OMITTED.

(k) INTENTIONALLY OMITTED.

(l) Other Information. Such other information respecting the business, financial condition, operations of any Loan Party or any of its Subsidiaries as any Agent, or any Lender Party through the Administrative Agent, may from time to time reasonably request. Notwithstanding anything to the contrary in this Agreement, none of the Parent, the Borrower or any Subsidiary will be required to disclose, permit the inspection, examination or making copies or abstracts of, or discussion of, any document, information or other matter that (i) constitutes non-financial trade secrets or non-financial proprietary information, (ii) in respect of which disclosure to the Administrative Agent or any Lender (or their respective representatives or contractors) is prohibited by law or any binding agreement or (iii) is confidential or is subject to attorney-client or similar privilege or constitutes attorney work product.

SECTION 5.04. Holding Company Status of Parent. Parent shall not engage in any business or activity other than (i) the ownership of all outstanding Equity Interests in the Borrower, (ii) maintaining its corporate existence, (iii) participating in tax, accounting and other administrative activities as parent of the consolidated group of companies including the Loan Parties, (iv) the performance of obligations under the Transaction Documents to which it is a party, (v) making or receiving any Restricted Payment permitted under Section 5.02(g) and (vi) activities incidental to the businesses or activities described in the foregoing clauses (i) through (v).

Express – Term Loan Credit Agreement

SECTION 5.05. Financial Covenant. (a) So long as any Advance or any other Obligation (other than Unmatured Surviving Obligations) of any Loan Party under any Loan Document shall remain unpaid, or any Lender Party shall have any Commitment hereunder, the Parent will maintain at the end of each Measurement Period set forth below a Leverage Ratio of not more than the amount set forth below for such Measurement Period:

Measurement Period Ending	Leverage Ratio
Third Quarter Fiscal Year 2007	3.00:1.00
Fourth Quarter Fiscal Year 2007	3.00:1.00
First Quarter Fiscal Year 2008	2.75:1.00
Second Quarter Fiscal Year 2008	2.75:1.00
Third Quarter Fiscal Year 2008	2.75:1.00
Fourth Quarter Fiscal Year 2008	2.75:1.00
First Quarter Fiscal Year 2009	2.50:1.00
Second Quarter Fiscal Year 2009	2.50:1.00
Third Quarter Fiscal Year 2009	2.25:1.00
Fourth Quarter Fiscal Year 2009	2.25:1.00
First Quarter Fiscal Year 2010	2.00:1.00
Second Quarter Fiscal Year 2010	2.00:1.00
Third Quarter Fiscal Year 2010	1.75:1.00
Fourth Quarter Fiscal Year 2010	1.75:1.00
Thereafter	1.75:1.00

(b) For purposes of determining compliance with the foregoing clause (a), any equity investment made to the Borrower after the Effective Date and on or prior to the day that is ten (10) Business Days after the day on which financial statements are required to be delivered for a fiscal quarter shall, at the request of the Borrower and in the event that the proceeds thereof have been contributed to the Borrower as common equity or other equity on terms and conditions reasonably acceptable to the Administrative Agent, be included in the calculation of EBITDA for the purpose of determining compliance with such covenant at the end of such fiscal quarter and applicable subsequent periods (any such equity contribution so included in the calculation of EBITDA, a “Specified Equity Contribution”); provided that (i) in each four consecutive fiscal quarter period there shall be a period of at least one fiscal quarter in which no Specified Equity Contribution is made and (ii) the amount of any Specified Equity Contribution shall be no greater than the amount required to cause the Borrower to be in compliance with the covenant set forth in this Section 5.05 and the covenant set forth in Section 5.05 of the ABL Facility Credit Agreement.

ARTICLE VI

EVENTS OF DEFAULT

SECTION 6.01. Events of Default. If any of the following events (“Events of Default”) shall occur and be continuing:

(a) (i) the Borrower shall fail to pay any principal of any Advance when the same shall become due and payable or (ii) the Borrower shall fail to pay any interest on any Advance or any fee within five Business Days after the same shall become due and payable, or any Loan Party shall fail to make any other payment under any Loan Document within thirty days after the same shall become due and payable; or

(b) any representation or warranty made by any Loan Party (or any of its officers) under or in connection with any Loan Document shall prove to have been incorrect in any material respect when made; or

Express – Term Loan Credit Agreement

(c) the Borrower shall fail to perform or observe any term, covenant or agreement contained in Sections 2.12, 5.01(e) (as to preservation of existence only), (f), (i) or 5.02, 5.03(a); or

(d) any Loan Party shall fail to perform or observe any other term, covenant or agreement contained in any Loan Document on its part to be performed or observed if such failure shall remain unremedied for 30 days after the earlier of the date on which (i) any Responsible Officer of a Loan Party becomes aware of such failure or (ii) written notice thereof shall have been given to the Borrower by any Agent or any Lender Party; or

(e) any Loan Party or any of its Subsidiaries shall fail to pay any principal of, premium or interest on or any other amount payable in respect of any Debt of such Loan Party or such Subsidiary (as the case may be) that is outstanding in a principal amount (or, in the case of any Hedge Agreement, an Agreement Value) of at least $15,000,000 either individually or in the aggregate for all such Loan Parties and Subsidiaries (but excluding Debt outstanding hereunder), when the same becomes due and payable (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise), and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument relating to such Debt; or any other event shall occur or condition shall exist under any agreement or instrument relating to any such Debt and shall continue after the applicable grace period, if any, specified in such agreement or instrument, if the effect of such event or condition is to accelerate, or to permit the acceleration of, the maturity of such Debt or otherwise to cause, or to permit the holder thereof to cause, such Debt to mature; or any such Debt shall be declared to be due and payable or required to be prepaid or redeemed (other than by a regularly scheduled required prepayment or redemption or mandatory prepayments), purchased or defeased, or an offer to prepay, redeem, purchase or defease such Debt shall be required to be made, in each case prior to the stated maturity thereof; provided that this clause (e) shall not apply to secured Debt that becomes due as a result of the voluntary Transfer of the property or assets securing such Debt, if such Transfer is permitted hereunder and under the documents providing for such Debt; provided, further, that an Event of Default under this clause (e) shall continue only so long as the applicable event or condition constituting such Event of Default is unremedied and is not waived or rescinded by the holders of such Debt; provided, further, that an “Event of Default” under Section 5.05 of the ABL Facility Credit Agreement shall not be an Event of Default under this clause (e) unless such “Event of Default” shall be unremedied and is not waived or rescinded by the Lenders under the ABL Facility Credit Agreement for a period of 30 days; or

(f) the Parent, the Borrower or any Significant Guarantor shall generally not pay its debts as such debts become due, or shall admit in writing its inability to pay its debts generally, or shall make a general assignment for the benefit of creditors; or any proceeding shall be instituted by or against any Loan Party or any of its Material Subsidiaries seeking to adjudicate it a bankrupt or insolvent, or, except as permitted under Section 5.02(e)(viii), 5.02(d)(iv) or 5.02(d)(vi), seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee or other similar official for it or for any substantial part of its property and, in the case of any such proceeding instituted against it (but not instituted by it) that is being diligently contested by it in good faith, either such proceeding shall remain undismissed or unstayed for a period of 60 days or any of the actions sought in such proceeding (including, without limitation, the entry of an order for relief against, or the appointment of a receiver, trustee, custodian or other similar official for, it or any substantial part of its property) shall occur; or any Loan Party or any of its Material Subsidiaries shall take any corporate action to authorize any of the actions set forth above in this subsection (f); or

Express – Term Loan Credit Agreement

(g) any judgments or orders, either individually or in the aggregate, for the payment of money in excess of $12,500,000 (to the extent not reasonably expected to be adequately covered by insurance in respect of which a solvent and unaffiliated insurance company has acknowledged coverage) shall be rendered against any Loan Party or any of its Subsidiaries and either (i) enforcement proceedings shall have been commenced by any creditor upon such judgment or order (and such proceedings shall not have been stayed) or (ii) there shall be any period of 30 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; or

(h) any material provision of any Loan Document after delivery thereof pursuant to Section 3.01 or 5.01(j) shall for any reason cease to be valid and binding on or enforceable against any Loan Party party to it, or any such Loan Party shall so state in writing; or

(i) any Collateral Document or financing statement after delivery thereof pursuant to Section 3.01 or 5.01(j) shall for any reason (other than pursuant to the terms thereof) cease to create a valid and perfected first priority (except to the extent of Permitted Liens and other Liens created or permitted by the Loan Documents) lien on and security interest in the First Lien Term Loan Collateral purported to be covered thereby, except to the extent that any such loss of perfection or priority results from the acts or omissions of the Administrative Agent or the Collateral Agent; or

(j) a Change of Control shall occur; or

(k) any ERISA Event shall have occurred with respect to a Plan and the sum (determined as of the date of occurrence of such ERISA Event) of the Insufficiency of such Plan and the Insufficiency of any and all other Plans with respect to which an ERISA Event shall have occurred and then exist (or the liability of the Loan Parties and the ERISA Affiliates related to such ERISA Event) exceeds $12,500,000; or

(l) any Loan Party or any ERISA Affiliate shall have been notified by the sponsor of a Multiemployer Plan that it has incurred Withdrawal Liability to such Multiemployer Plan in an amount that, when aggregated with all other amounts required to be paid to Multiemployer Plans by the Loan Parties and the ERISA Affiliates as Withdrawal Liability (determined as of the date of such notification), exceeds $12,500,000 or requires payments exceeding $2,000,000 per annum; or

(m) any Loan Party or any ERISA Affiliate shall have been notified by the sponsor of a Multiemployer Plan that such Multiemployer Plan is in reorganization or is being terminated, within the meaning of Title IV of ERISA, and as a result of such reorganization or termination the aggregate annual contributions of the Loan Parties and the ERISA Affiliates to all Multiemployer Plans that are then in reorganization or being terminated have been or will be increased over the amounts contributed to such Multiemployer Plans for the plan years of such Multiemployer Plans immediately preceding the plan year in which such reorganization or termination occurs by an amount exceeding $12,500,000;

then, and in any such event, the Administrative Agent (i) shall at the request, or may with the consent, of the Required Lenders, by notice to the Borrower, declare the Commitments of each Lender Party and the obligation of each Lender Party to make Advances terminated and (ii) shall at the request, or may with the

Express – Term Loan Credit Agreement

consent, of the Required Lenders, by notice to the Borrower, declare the Advances, all interest thereon and all other amounts payable under this Agreement and the other Loan Documents to be forthwith due and payable, whereupon the Advances, all such interest and all such amounts shall become and be forthwith due and payable, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by the Borrower; provided, however, that, in the event of an actual or deemed entry of an order for relief with respect to the Borrower under the Federal Bankruptcy Code, (x) the Commitments of each Lender Party and the obligation of each Lender Party to make Advances shall automatically be terminated and (y) the Advances, all such interest and all such amounts shall automatically become and be due and payable, without presentment, demand, protest or any notice of any kind, all of which are hereby expressly waived by the Borrower.

ARTICLE VII

THE AGENTS

SECTION 7.01. Authorization and Action. (a) Each Lender Party (in its capacities as a Lender and on behalf of itself and its Affiliates as potential Hedge Banks) hereby appoints and authorizes each Agent to take such action as agent on its behalf and to exercise such powers and discretion under this Agreement and the other Loan Documents as are delegated to such Agent by the terms hereof and thereof, together with such powers and discretion as are reasonably incidental thereto. As to any matters not expressly provided for by the Loan Documents (including, without limitation, enforcement or collection of the Obligations of the Loan Parties under the Loan Documents), no Agent shall be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the instructions of the Required Lenders, and such instructions shall be binding upon all Lender Parties, all Hedge Banks and all holders of Notes; provided, however, that no Agent shall be required to take any action that exposes such Agent to personal liability or that is contrary to this Agreement or applicable law.

(b) In furtherance of the foregoing, each Lender Party (in its capacities as a Lender and on behalf of itself and its Affiliates as potential Hedge Banks) hereby appoints and authorizes the Collateral Agent to act as the agent of such Lender Party for purposes of acquiring, holding and enforcing any and all Liens on Collateral granted by any of the Loan Parties to secure any of the Secured Obligations, together with such powers and discretion as are reasonably incidental thereto. In this connection, the Collateral Agent (and any Supplemental Collateral Agents appointed by the Collateral Agent pursuant to Section 7.01(c) for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Collateral Documents, or for exercising any rights or remedies thereunder at the direction of the Collateral Agent) shall be entitled to the benefits of this Article VII (including, without limitation, Section 7.05) as though the Collateral Agent (and any such Supplemental Collateral Agents) were an “Agent” under the Loan Documents, as if set forth in full herein with respect thereto.

(c) Any Agent may execute any of its duties under this Agreement or any other Loan Document (including for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Collateral Documents or of exercising any rights and remedies thereunder at the direction of the Collateral Agent) by or through agents, employees or attorneys-in-fact and shall be entitled to advice of counsel and other consultants or experts concerning all matters pertaining to such duties. The Collateral Agent may also from time to time, when the Collateral Agent deems it to be necessary or desirable, appoint one or more trustees, co-trustees, collateral co-agents, collateral subagents or attorneys-in-fact (each, a “Supplemental Collateral Agent”) with respect to all or any part of the Collateral; provided, however, that no such Supplemental Collateral Agent shall be authorized to take any action with respect to any Collateral unless and except to the extent expressly authorized in writing by the

Express – Term Loan Credit Agreement

Collateral Agent. Should any instrument in writing from the Borrower or any other Loan Party be required by any Supplemental Collateral Agent so appointed by the Collateral Agent to more fully or certainly vest in and confirm to such Supplemental Collateral Agent such rights, powers, privileges and duties, the Borrower shall, or shall cause such Loan Party to, execute, acknowledge and deliver any and all such instruments promptly upon the reasonable request by the Collateral Agent. If any Supplemental Collateral Agent, or successor thereto, shall die, become incapable of acting, resign or be removed, all rights, powers, privileges and duties of such Supplemental Collateral Agent, to the extent permitted by law, shall automatically vest in and be exercised by the Collateral Agent until the appointment of a new Supplemental Collateral Agent. No Agent shall be responsible for the negligence or misconduct of any agent, attorney-in-fact or Supplemental Collateral Agent that it selects in accordance with the foregoing provisions of this Section 7.01(c) in the absence of such Agent’s gross negligence or willful misconduct.

SECTION 7.02. Agents’ Reliance, Etc. Neither any Agent nor any of their respective directors, officers, agents or employees shall be liable for any action taken or omitted to be taken by it or them under or in connection with the Loan Documents, except for its or their own gross negligence or willful misconduct. Without limitation of the generality of the foregoing, each Agent: (a) may consult with legal counsel (including counsel for any Loan Party), independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts; (b) makes no warranty or representation to any Lender Party and shall not be responsible to any Lender Party for any statements, warranties or representations (whether written or oral) made in or in connection with the Loan Documents; (c) shall not have any duty to ascertain or to inquire as to the performance, observance or satisfaction of any of the terms, covenants or conditions of any Loan Document on the part of any Loan Party or the existence at any time of any Default under the Loan Documents or to inspect the property (including the books and records) of any Loan Party; (d) shall not be responsible to any Lender Party for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of, or the perfection or priority of any lien or security interest created or purported to be created under or in connection with, any Loan Document or any other instrument or document furnished pursuant thereto; and (e) shall incur no liability under or in respect of any Loan Document by acting upon any notice, consent, certificate or other instrument or writing (which may be by telegram, telecopy or electronic communication) believed by it to be genuine and signed or sent by the proper party or parties.

SECTION 7.03. MSSF, MS&Co and Affiliates. With respect to its Commitments, the Advances made by it and any Notes issued to it, MSSF and MS&Co shall each have the same rights and powers under the Loan Documents as any other Lender Party and may exercise the same as though each were not an Agent; and the term “Lender Party” or “Lender Parties” shall, unless otherwise expressly indicated, include MSSF and MS&Co in their respective individual capacities. MSSF and MS&Co and their respective affiliates may accept deposits from, lend money to, act as trustee under indentures of, accept investment banking engagements from and generally engage in any kind of business with, any Loan Party, any of its Subsidiaries and any Person that may do business with or own securities of any Loan Party or any such Subsidiary, all as if MSSF and MS&Co were not Agents and without any duty to account therefor to the Lender Parties. No Agent shall have any duty to disclose any information obtained or received by it or any of its Affiliates relating to any Loan Party or any of its Subsidiaries to the extent such information was obtained or received in any capacity other than as such Agent.

SECTION 7.04. Lender Party Credit Decision. Each Lender Party acknowledges that it has, independently and without reliance upon any Agent or any other Lender Party and based on the financial statements referred to in Section 4.01 and such other documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender Party also acknowledges that it will, independently and without reliance upon any Agent or any other Lender Party and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement.

Express – Term Loan Credit Agreement

SECTION 7.05. Indemnification. (a) Each Lender Party severally agrees to indemnify each Agent (to the extent not promptly reimbursed by the Borrower) from and against such Lender Party’s ratable share (determined as provided below) of any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever that may be imposed on, incurred by, or asserted against such Agent in any way relating to or arising out of the Loan Documents or any action taken or omitted by such Agent under the Loan Documents (collectively, the “Indemnified Costs”); provided, however, that no Lender Party shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from such Agent’s gross negligence or willful misconduct as found in a final, non-appealable judgment by a court of competent jurisdiction. Without limitation of the foregoing, each Lender Party agrees to reimburse each Agent promptly upon demand for its ratable share of any costs and expenses (including, without limitation, fees and expenses of counsel) payable by the Borrower under Section 9.04, to the extent that such Agent is not promptly reimbursed for such costs and expenses by the Borrower. In the case of any investigation, litigation or proceeding giving rise to any Indemnified Costs, this Section 7.05 applies whether any such investigation, litigation or proceeding is brought by any Lender Party or any other Person.

(b) For purposes of this Section 7.05, each Lender Party’s ratable share of any amount shall be determined, at any time, according to the sum of (i) the aggregate principal amount of the Advances outstanding at such time and owing to such Lender Party and (ii) the aggregate unused portions of such Lender Party’s Term Commitments at such time. The failure of any Lender Party to reimburse any Agent promptly upon demand for its ratable share of any amount required to be paid by the Lender Parties to such Agent as provided herein shall not relieve any other Lender Party of its obligation hereunder to reimburse such Agent for its ratable share of such amount, but no Lender Party shall be responsible for the failure of any other Lender Party to reimburse such Agent for such other Lender Party’s ratable share of such amount. Without prejudice to the survival of any other agreement of any Lender Party hereunder, the agreement and obligations of each Lender Party contained in this Section 7.05 shall survive the payment in full of principal, interest and all other amounts payable hereunder and under the other Loan Documents.

SECTION 7.06. Successor Agents. Any Agent may resign at any time by giving written notice thereof to the Lender Parties and the Borrower and may be removed at any time with or without cause by the Required Lenders; provided, however, that any removal of the Administrative Agent will not be effective until it has also been replaced as Collateral Agent and released from all of its obligations in respect thereof. Upon any such resignation or removal, the Required Lenders shall have the right to appoint a successor Agent with the consent of the Borrower (not to be unreasonably withheld or delayed). If no successor Agent shall have been so appointed by the Required Lenders, and shall have accepted such appointment, within 30 days after the retiring Agent’s giving of notice of resignation or the Required Lenders’ removal of the retiring Agent, then the retiring Agent may, on behalf of the Lender Parties, with the consent of the Borrower (such consent not to be unreasonably withheld or delayed), appoint a successor Agent, which shall be a commercial bank organized under the laws of the United States or of any State thereof and having a combined capital and surplus of at least $250,000,000; provided that, if, such retiring Administrative Agent is unable to find a commercial banking institution which is willing to accept such appointment and which meets the qualifications set forth above, subject to this Section 7.06, the retiring Administrative Agent’s resignation shall nevertheless thereupon become effective and the Required Lenders shall assume and perform all of the duties of the Administrative Agent hereunder until such time, if any, as the Required Lenders appoint a successor as provided for above. Upon the acceptance of any appointment as Agent hereunder by a successor Agent and, in the case of a successor

Express – Term Loan Credit Agreement

Collateral Agent, upon the execution and filing or recording of such financing statements, or amendments thereto, and such amendments or supplements to the Mortgages, and such other instruments or notices, as may be necessary or desirable, or as the Required Lenders may request, in order to continue the perfection of the Liens granted or purported to be granted by the Collateral Documents, such successor Agent shall succeed to and become vested with all the rights, powers, discretion, privileges and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations under the Loan Documents. If within 45 days after written notice is given of the retiring Agent’s resignation or removal under this Section 7.06 no successor Agent shall have been appointed and shall have accepted such appointment, then on such 45th day (a) the retiring Agent’s resignation or removal shall become effective, (b) the retiring Agent shall thereupon be discharged from its duties and obligations under the Loan Documents and (c) the Required Lenders shall thereafter perform all duties of the retiring Agent under the Loan Documents until such time, if any, as the Required Lenders appoint a successor Agent as provided above. After any retiring Agent’s resignation or removal hereunder as Agent shall have become effective, the provisions of this Article VII shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under this Agreement.

SECTION 7.07. Intercreditor Agreement. Each of the Lender Parties hereby acknowledges that it has received and reviewed the Intercreditor Agreement and agrees to be bound by the terms thereof. Each Lender Party (and each Person that becomes a Lender Party hereunder pursuant to Section 9.07) hereby (i) acknowledges that each of MSSF and MS&Co. is acting under the Intercreditor Agreement in multiple capacities as the Administrative Agent or the Collateral Agent, as the case may, and the Administrative Agent (as defined in the ABL Facility Credit Agreement) or Collateral Agent (as defined in the ABL Facility Credit Agreement), as the case may be, under the Intercreditor Agreement and (ii) waives any conflict of interest, now contemplated or arising hereafter, in connection therewith and agrees not to assert against either MSSF or MS&Co any claims, causes of action, damages or liabilities of whatever kind or nature relating thereto, except to the extent such damages or liabilities are determined in a final non-appealable judgment by a court of competent jurisdiction to have resulted primarily from MSSF’s or MS&Co’s, as applicable, gross negligence or willful misconduct. Each Lender Party (and each Person that becomes a Lender Party hereunder pursuant to Section 9.07) hereby authorizes and directs each of MSSF and MS&Co. to enter into the Intercreditor Agreement on behalf of such Lender and agrees that each of MSSF and MS&Co, in its various capacities thereunder, may take such actions on its behalf as is contemplated by the terms of the Intercreditor Agreement.

ARTICLE VIII

GUARANTY

SECTION 8.01. Guaranty; Limitation of Liability. (a) Each Guarantor, jointly and severally, hereby absolutely, unconditionally and irrevocably guarantees the punctual payment when due, whether at scheduled maturity or on any date of a required prepayment or by acceleration, demand or otherwise, of all Obligations of each other Loan Party now or hereafter existing under or in respect of the Loan Documents (including, without limitation, any extensions, modifications, substitutions, amendments or renewals of any or all of the foregoing Obligations), whether direct or indirect, absolute or contingent, and whether for principal, interest, premiums, fees, indemnities, contract causes of action, costs, expenses or otherwise (such Obligations being the “Guaranteed Obligations”), and agrees to pay any and all expenses (including, without limitation, fees and expenses of counsel) incurred by the Administrative Agent or any other Lender Party in enforcing any rights under this Guaranty or any other Loan Document. Without limiting the generality of the foregoing, each Guarantor’s liability shall extend to all amounts that constitute part of the Guaranteed Obligations and would be owed by any other Loan Party to any Lender Party under or in respect of the Loan Documents but for the fact that they are unenforceable or not allowable due to the existence of a bankruptcy, reorganization or similar proceeding involving such other Loan Party.

Express – Term Loan Credit Agreement

(b) Each Guarantor, and by its acceptance of this Guaranty, the Administrative Agent and each other Lender Party, hereby confirms that it is the intention of all such Persons that this Guaranty and the Obligations of each Subsidiary Guarantor hereunder not constitute a fraudulent transfer or conveyance for purposes of Bankruptcy Law, the Uniform Fraudulent Conveyance Act, the Uniform Fraudulent Transfer Act or any similar foreign, federal or state law to the extent applicable to this Guaranty and the Obligations of each Subsidiary Guarantor hereunder. To effectuate the foregoing intention, the Administrative Agent, the other Lender Parties and the Guarantors hereby irrevocably agree that the Obligations of each Subsidiary Guarantor under this Guaranty at any time shall be limited to the maximum amount as will result in the Obligations of such Guarantor under this Guaranty not constituting a fraudulent transfer or conveyance.

(c) Each Guarantor hereby unconditionally and irrevocably agrees that in the event any payment shall be required to be made to any Lender Party under this Guaranty or any other guaranty, such Guarantor will contribute, to the maximum extent permitted by law, such amounts to each other Guarantor and each other guarantor so as to maximize the aggregate amount paid to the Lender Parties under or in respect of the Loan Documents.

SECTION 8.02. Guaranty Absolute. Each Guarantor guarantees that the Guaranteed Obligations will be paid strictly in accordance with the terms of the Loan Documents, regardless of any law, regulation or order now or hereafter in effect in any jurisdiction affecting any of such terms or the rights of any Lender Party with respect thereto. The Obligations of each Guarantor under or in respect of this Guaranty are independent of the Guaranteed Obligations or any other Obligations of any other Loan Party under or in respect of the Loan Documents, and a separate action or actions may be brought and prosecuted against each Guarantor to enforce this Guaranty, irrespective of whether any action is brought against the Borrower or any other Loan Party or whether the Borrower or any other Loan Party is joined in any such action or actions. The liability of each Guarantor under this Guaranty shall be irrevocable, absolute and unconditional irrespective of, and each Guarantor hereby irrevocably waives any defenses it may now have or hereafter acquire in any way relating to, any or all of the following:

(a) any lack of validity or enforceability of any Loan Document or any agreement or instrument relating thereto;

(b) any change in the time, manner or place of payment of, or in any other term of, all or any of the Guaranteed Obligations or any other Obligations of any other Loan Party under or in respect of the Loan Documents in accordance with its terms, or any other amendment or waiver of or any consent to departure from any Loan Document in accordance with its terms, including, without limitation, any increase in the Guaranteed Obligations resulting from the extension of additional credit to any Loan Party or any of its Subsidiaries or otherwise;

(c) any taking, exchange, release or non-perfection of any Collateral or any other collateral, or any taking, release or amendment or waiver of, or consent to departure from, any other guaranty in accordance with its terms, for all or any of the Guaranteed Obligations;

(d) any manner of application of Collateral or any other collateral, or proceeds thereof, to all or any of the Guaranteed Obligations, or any manner of sale or other disposition of any Collateral or any other collateral for all or any of the Guaranteed Obligations or any other Obligations of any Loan Party under the Loan Documents or any other assets of any Loan Party or any of its Subsidiaries;

Express – Term Loan Credit Agreement

(e) any change, restructuring or termination of the corporate structure or existence of any Loan Party or any of its Subsidiaries;

(f) any failure of any Lender Party to disclose to any Loan Party any information relating to the business, condition (financial or otherwise), operations, performance, properties or prospects of any other Loan Party now or hereafter known to such Lender Party (each Guarantor waiving any duty on the part of the Lender Parties to disclose such information);

(g) the failure of any other Person to execute or deliver this Agreement, any Guaranty Supplement or any other guaranty or agreement or the release or reduction of liability of any Guarantor or other guarantor or surety with respect to the Guaranteed Obligations; or

(h) any other circumstance (including, without limitation, any statute of limitations) or any existence of or reliance on any representation by any Lender Party that might otherwise constitute a defense available to, or a discharge of, any Loan Party or any other guarantor or surety, except payment in full.

This Guaranty shall continue to be effective or be reinstated, as the case may be, if at any time any payment of any of the Guaranteed Obligations is rescinded or must otherwise be returned by any Lender Party or any other Person upon the insolvency, bankruptcy or reorganization of the Borrower or any other Loan Party or otherwise, all as though such payment had not been made.

SECTION 8.03. Waivers and Acknowledgments. (a) Each Guarantor hereby unconditionally and irrevocably waives promptness, diligence, notice of acceptance, presentment, demand for performance, notice of nonperformance, default, acceleration, protest or dishonor and, except for those notices specified under this Agreement, any other notice with respect to any of the Guaranteed Obligations and this Guaranty and any requirement that any Lender Party protect, secure, perfect or insure any Lien or any property subject thereto or exhaust any right or take any action against any Loan Party or any other Person or any Collateral.

(b) Each Guarantor hereby unconditionally and irrevocably waives any right to revoke this Guaranty and acknowledges that this Guaranty is continuing in nature and applies to all Guaranteed Obligations, whether existing now or in the future.

(c) Each Guarantor hereby unconditionally and irrevocably waives (i) any defense arising by reason of any claim or defense based upon an election of remedies by any Lender Party that in any manner impairs, reduces, releases or otherwise adversely affects the subrogation, reimbursement, exoneration, contribution or indemnification rights of such Guarantor or other rights of such Guarantor to proceed against any of the other Loan Parties, any other guarantor or any other Person or any Collateral and (ii) any defense based on any right of set-off or counterclaim against or in respect of the Obligations of such Guarantor hereunder.

(d) Each Guarantor acknowledges that the Collateral Agent may, without notice to or demand upon such Guarantor and without affecting the liability of such Guarantor under this Guaranty, foreclose under any mortgage by nonjudicial sale, and each Guarantor hereby waives any defense to the recovery by the Collateral Agent and the other Secured Parties against such Guarantor of any deficiency after such nonjudicial sale and any defense or benefits that may be afforded by applicable law.

(e) Each Guarantor hereby unconditionally and irrevocably waives any duty on the part of any Lender Party to disclose to such Guarantor any matter, fact or thing relating to the business, condition (financial or otherwise), operations, performance, properties or prospects of any other Loan Party or any of its Subsidiaries now or hereafter known by such Lender Party.

Express – Term Loan Credit Agreement

(f) Each Guarantor acknowledges that it will receive substantial direct and indirect benefits from the financing arrangements contemplated by the Loan Documents and that the waivers set forth in Section 8.02 and this Section 8.03 are knowingly made in contemplation of such benefits.

SECTION 8.04. Subrogation. Each Guarantor hereby unconditionally and irrevocably agrees not to exercise any rights that it may now have or hereafter acquire against the Borrower, any other Loan Party or any other insider guarantor that arise from the existence, payment, performance or enforcement of such Guarantor’s Obligations under or in respect of this Guaranty or any other Loan Document, including, without limitation, any right of subrogation, reimbursement, exoneration, contribution or indemnification and any right to participate in any claim or remedy of any Lender Party against the Borrower, any other Loan Party or any other insider guarantor or any Collateral, whether or not such claim, remedy or right arises in equity or under contract, statute or common law, including, without limitation, the right to take or receive from the Borrower, any other Loan Party or any other insider guarantor, directly or indirectly, in cash or other property or by set-off or in any other manner, payment or security on account of such claim, remedy or right, unless and until all of the Guaranteed Obligations and all other amounts payable under this Guaranty shall have been paid in full in cash, and all Secured Hedge Agreements shall have expired or been terminated and the Commitments shall have expired or been terminated. If any amount shall be paid to any Guarantor in violation of the immediately preceding sentence at any time prior to the latest of (a) the payment in full in cash of the Guaranteed Obligations and all other amounts payable under this Guaranty, (b) the Termination Date and (c) the latest date of expiration or termination of all Secured Hedge Agreements, such amount shall be received and held in trust for the benefit of the Lender Parties, shall be segregated from other property and funds of such Guarantor and shall forthwith be paid or delivered to the Administrative Agent in the same form as so received (with any necessary endorsement or assignment) to be credited and applied to the Guaranteed Obligations and all other amounts payable under this Guaranty, whether matured or unmatured, in accordance with the terms of the Loan Documents, or to be held as Collateral for any Guaranteed Obligations or other amounts payable under this Guaranty thereafter arising. If (i) any Guarantor shall make payment to any Lender Party of all or any part of the Guaranteed Obligations, (ii) all of the Guaranteed Obligations and all other amounts payable under this Guaranty shall have been paid in full in cash, (iii) the Termination Date shall have occurred and (iv) all Secured Hedge Agreements shall have expired or been terminated, the Lender Parties will, at such Guarantor’s request and expense, execute and deliver to such Guarantor appropriate documents, without recourse and without representation or warranty, necessary to evidence the transfer by subrogation to such Guarantor of an interest in the Guaranteed Obligations resulting from such payment made by such Guarantor pursuant to this Guaranty.

SECTION 8.05. Guaranty Supplements. Upon the execution and delivery by any Person of a guaranty supplement in substantially the form of Exhibit E hereto (each, a “Guaranty Supplement”), (a) such Person shall be referred to as an “Additional Guarantor” and shall become and be a Guarantor hereunder, and each reference in this Guaranty to a “Guarantor” shall also mean and be a reference to such Additional Guarantor, and each reference in any other Loan Document to a “Subsidiary Guarantor” shall also mean and be a reference to such Additional Guarantor, and (b) each reference herein to “this Guaranty,” “hereunder,” “hereof” or words of like import referring to this Guaranty, and each reference in any other Loan Document to the “Guaranty,” “thereunder,” “thereof” or words of like import referring to this Guaranty, shall mean and be a reference to this Guaranty as supplemented by such Guaranty Supplement.

Express – Term Loan Credit Agreement

SECTION 8.06. Subordination. Each Guarantor hereby subordinates any and all debts, liabilities and other Obligations owed to such Guarantor by each other Loan Party (the “Subordinated Obligations”) to the Guaranteed Obligations to the extent and in the manner hereinafter set forth in this Section 8.06:

(a) Prohibited Payments, Etc. Except during the continuance of an Event of Default, each Guarantor may receive payments from any other Loan Party on account of the Subordinated Obligations. After the occurrence and during the continuance of any Event of Default, however, unless the Required Lenders otherwise agree, no Guarantor shall demand, accept or take any action to collect any payment on account of the Subordinated Obligations.

(b) Prior Payment of Guaranteed Obligations. In any proceeding under any Bankruptcy Law relating to any other Loan Party, each Guarantor agrees that the Lender Parties shall be entitled to receive payment in full in cash of all Guaranteed Obligations (including all interest and expenses accruing after the commencement of a proceeding under any Bankruptcy Law, whether or not constituting an allowed claim in such proceeding (“Post-Petition Interest”)) before such Guarantor receives payment of any Subordinated Obligations.

(c) Turn-Over. After the occurrence and during the continuance of any Event of Default, each Guarantor shall, if the Administrative Agent so requests, collect, enforce and receive payments on account of the Subordinated Obligations as trustee for the Lender Parties and deliver such payments to the Administrative Agent on account of the Guaranteed Obligations (including all Post-Petition Interest), together with any necessary endorsements or other instruments of transfer, but without reducing or affecting in any manner the liability of such Guarantor under the other provisions of this Guaranty.

(d) Administrative Agent Authorization. After the occurrence and during the continuance of any Event of Default, the Administrative Agent is authorized and empowered (but without any obligation to so do), in its discretion, (i) in the name of each Guarantor, to collect and enforce, and to submit claims in respect of, the Subordinated Obligations and to apply any amounts received thereon to the Guaranteed Obligations (including any and all Post-Petition Interest), and (ii) to require each Guarantor (A) to collect and enforce, and to submit claims in respect of, the Subordinated Obligations and (B) to pay any amounts received on such obligations to the Administrative Agent for application to the Guaranteed Obligations (including any and all Post-Petition Interest).

SECTION 8.07. Continuing Guaranty; Assignments. This Guaranty is a continuing guaranty and shall (a) remain in full force and effect until the later of (i) the payment in full in cash of the Guaranteed Obligations (other than Unmatured Surviving Obligations) and all other amounts payable under this Guaranty and (ii) the Termination Date (b) be binding upon each Guarantor, its successors and assigns and (c) inure to the benefit of and be enforceable by the Lender Parties and their successors, transferees and assigns that are permitted under Section 9.07. No Guarantor shall have the right to assign its rights hereunder or any interest herein without the prior written consent of the Lender Parties.

ARTICLE IX

MISCELLANEOUS

SECTION 9.01. Amendments, Etc. Except as provided in Section 2.15 with respect to any Additional Term Commitment Amendment, no amendment or waiver of any provision of this Agreement or the Notes, nor consent to any departure by any Loan Party therefrom, shall in any event be effective unless the same shall be in writing and signed by the Required Lenders (except as provided in Section 5.01(k)(i), which may be performed by the Administrative Agent), and then such waiver or consent shall

Express – Term Loan Credit Agreement

be effective only in the specific instance and for the specific purpose for which given; provided, however, that (a) no amendment, waiver or consent shall, unless in writing and signed by all of the Lender Parties (other than any Lender Party that is, at such time, a Defaulting Lender), do any of the following at any time:

(i) In the case of the Initial Extension of Credit, waive any of the conditions specified in Section 3.01 or Section 3.02,

(ii) amend the definition of “Required Lenders” or any other provision hereof that would change the percentage of (x) the Commitments or (y) the aggregate unpaid principal amount of the Advances that, in each case, shall be required for the Lenders or any of them to take any action hereunder,

(iii) except pursuant to the Intercreditor Agreement and except to the extent that it would constitute a Transfer permitted under Section 5.02(e), release one or more Significant Guarantors (or otherwise limit such Significant Guarantors’ liability with respect to the Obligations owing to the Agents and the Lender Parties under the Guaranties) if such release or limitation is in respect of all or substantially all of the value of the Guaranties to the Lender Parties, except as a transfer or dissolution would be permitted under Section 5.02(d),

(iv) except pursuant to the Intercreditor Agreement, release all or substantially all of the Collateral in any transaction or series of related transactions, or

(v) amend this Section 9.01,

and (b) no amendment, waiver or consent shall, unless in writing and signed by the Required Lenders and each Lender Party specified below for such amendment, waiver or consent:

(i) increase the Commitments of a Lender Party without the consent of such Lender Party;

(ii) reduce the principal of, or stated rate of interest (other than Default Rate) on, the Advances owed to a Lender Party or any fees or other amounts stated to be payable hereunder or under the other Loan Documents to such Lender Party (other than in accordance with the terms hereof) without the consent of such Lender Party; or

(iii) postpone any date scheduled for any payment of principal of, or interest on, the Advances pursuant to Section 2.03 or 2.05 or any date fixed for any payment of fees hereunder in each case payable to a Lender Party without the consent of such Lender Party;

provided further that no amendment, waiver or consent shall, unless in writing and signed by an Agent in addition to the Lenders required above to take such action, affect the rights or duties of such Agent under this Agreement or the other Loan Documents.

SECTION 9.02. Notices, Etc. (a) All notices and other communications provided for hereunder shall be either (x) in writing (including telegraphic, telecopy or electronic communication) and mailed, telegraphed, telecopied or delivered or (y) as and to the extent set forth in Section 9.02(b) and in the proviso to this Section 9.02(a), in an electronic medium and delivered as set forth in Section 9.02(b), if to any Loan Party, to the Borrower at its address at One Limited Parkway, Columbus, OH 43230, Attention: Matt Moellering, Chief Financial Officer; Telecopy: (614) 415-4858, E-mail Address: mmoellering@expressfashion.com; with a copy to: Golden Gate Capital at its address at One

Express – Term Loan Credit Agreement

Embarcadero Center, 33rd Floor, San Francisco, CA 94111, Attention: Joshua Olshansky, Telecopy: (415) 627-4501, E-mail Address: jolshansky@goldengatecap.com; with a copy to: Kirkland & Ellis LLP, 555 California Street, Suite 2700, San Francisco, CA 94104, Telecopy: (415) 439-1500, Attention: John Friedrichs, E-mail Address: jfriedrichs@kirkland.com; if to any Initial Lender Party, at its Domestic Lending Office specified opposite its name on Schedule I hereto; if to any other Lender Party, at its Domestic Lending Office specified in the Assignment and Assumption pursuant to which it became a Lender Party; if to the Collateral Agent, to Morgan Stanley & Co. Incorporated, at its address at One Pierrepont Plaza, 7th Floor, 300 Cadman Plaza West, Brooklyn, New York, 11201, Attention: Erma Dell’Aquila, Telecopy: 212-507-3544, Email Address: Erma.Dell’Aquila@morganstanley.com; and if to the Administrative Agent, to Morgan Stanley Senior Funding, Inc., at its address at One Pierrepont Plaza, 7th Floor, 300 Cadman Plaza West, Brooklyn, New York, 11201, Attention: Erma Dell’Aquila, Telecopy: 212-507-3544, Email Address: Erma.Dell’Aquila@morganstanley.com, with a copy to Shearman & Sterling LLP, 599 Lexington Avenue, New York, New York, 10022, Attention: Maura O’ Sullivan, Esq., Telecopy: (646) 848 7897, E-mail Address: mosullivan@shearman.com; or, as to any party, at such other address as shall be designated by such party in a written notice to the other parties; provided, however, that materials and information described in Section 9.02(b) shall be delivered to the Administrative Agent in accordance with the provisions thereof or as otherwise specified to the Borrower by the Administrative Agent. All such notices and other communications shall, when mailed, telegraphed, telecopied, or e-mailed, be effective upon receipt. Delivery by telecopier of an executed counterpart of a signature page to any amendment or waiver of any provision of this Agreement or the Notes shall be effective as delivery of an original executed counterpart thereof.

(b) The Borrower hereby agrees that it will provide to the Administrative Agent all information, documents and other materials that it is obligated to furnish to the Administrative Agent pursuant to the Loan Documents, including, without limitation, all notices, requests, financial statements, financial and other reports, certificates and other information materials, but excluding any such communication that (i) relates to a request for a Conversion of an existing, Borrowing (including any election of an interest rate or interest period relating thereto), (ii) relates to the payment of any principal or other amount due under this Agreement prior to the scheduled date therefor, (iii) provides notice of any Default or Event of Default under this Agreement or (iv) is required to be delivered to satisfy any condition precedent to the effectiveness of this Agreement and/or any Borrowing (all such non-excluded communications being referred to herein collectively as “Communications”), by transmitting the Communications in an electronic/soft medium in a format acceptable to the Administrative Agent to an electronic mail address specified by the Administrative Agent to the Borrower. In addition, the Borrower agrees to continue to provide the Communications to the Administrative Agent in the manner specified in the Loan Documents but only to the extent requested by the Administrative Agent. The Borrower further agrees that the Administrative Agent may make the Communications available to the Lenders by posting the Communications on IntraLinks or a substantially similar electronic transmission system (the “Platform”).

(c) THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE”. THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE COMMUNICATIONS, OR THE ADEQUACY OF THE PLATFORM AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS OR OMISSIONS IN THE COMMUNICATIONS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING, WITHOUT LIMITATION, ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY THE AGENT PARTIES IN CONNECTION WITH THE COMMUNICATIONS OR THE PLATFORM. IN NO EVENT SHALL THE ADMINISTRATIVE AGENT OR ANY OF ITS AFFILIATES OR ANY OF THEIR RESPECTIVE OFFICERS, DIRECTORS, EMPLOYEES, AGENTS, ADVISORS OR

Express – Term Loan Credit Agreement

REPRESENTATIVES (COLLECTIVELY, “AGENT PARTIES”) HAVE ANY LIABILITY TO THE BORROWER, ANY LENDER PARTY OR ANY OTHER PERSON OR ENTITY FOR DAMAGES OF ANY KIND, INCLUDING, WITHOUT LIMITATION, DIRECT OR INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES, LOSSES OR EXPENSES (WHETHER IN TORT, CONTRACT OR OTHERWISE) ARISING OUT OF THE BORROWER’S OR THE ADMINISTRATIVE AGENT’S TRANSMISSION OF COMMUNICATIONS THROUGH THE INTERNET, EXCEPT TO THE EXTENT THE LIABILITY OF ANY AGENT PARTY IS FOUND IN A FINAL NON-APPEALABLE JUDGMENT BY A COURT OF COMPETENT JURISDICTION TO HAVE RESULTED PRIMARILY FROM SUCH AGENT PARTY’S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT.

(d) The Administrative Agent agrees that the receipt of the Communications by the Administrative Agent at its e-mail address set forth above shall constitute effective delivery of the Communications to the Administrative Agent for purposes of the Loan Documents. Each Lender Party agrees that notice to it (as provided in the next sentence) specifying that the Communications have been posted to the Platform shall constitute effective delivery of the Communications to such Lender Party for purposes of the Loan Documents. Each Lender Party agrees (i) to notify the Administrative Agent in writing (including by electronic communication) from time to time of such Lender Party’s e-mail address to which the foregoing notice may be sent by electronic transmission and (ii) that the foregoing notice may be sent to such e-mail address. Nothing herein shall prejudice the right of the Administrative Agent or any Lender Party to give any notice or other communication pursuant to any Loan Document in any other manner specified in such Loan Document.

SECTION 9.03. No Waiver; Remedies. No failure on the part of any Lender Party or any Agent to exercise, and no delay in exercising, any right hereunder or under any Note or any other Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

SECTION 9.04. Costs and Expenses. (a) The Borrower agrees to pay within 30 days of demand with backup documentation (i) all reasonable, documented and out-of-pocket costs and expenses of each Agent and the Lead Arranger in connection with the preparation, execution, delivery, administration, modification and amendment of, or any consent or waiver under, the Loan Documents (including, without limitation, (A) all due diligence, collateral review, syndication (including printing, distribution and bank meetings), transportation, computer, duplication, appraisal, audit, insurance, consultant, search, filing and recording fees and expenses, (B) in connection with the “work-out” or restructuring of the obligations and (C) the reasonable fees and expenses of one counsel (together with one local or foreign counsel in each relevant jurisdiction) representing both the Administrative Agent and the Lead Arranger with respect thereto, with respect to advising such Agent as to its rights and responsibilities, or the perfection, protection or preservation of rights or interests, under the Loan Documents, with respect to negotiations with any Loan Party or with other creditors of any Loan Party or any of its Subsidiaries arising out of any Event of Default or any events or circumstances that may give rise to an Event of Default and with respect to presenting claims in or otherwise participating in or monitoring any bankruptcy, insolvency or other similar proceeding involving creditors’ rights generally and any proceeding ancillary thereto and (ii) all reasonable, documented and out-of-pocket costs and expenses of the Administrative Agent, the Lead Arranger and each Lender Party in connection with the enforcement of the Loan Documents, whether in any action, suit or litigation, or any bankruptcy, insolvency or other similar proceeding affecting creditors’ rights generally (including, without limitation, the reasonable fees and expenses of one counsel for the Administrative Agent and each Lender Party with respect thereto).

Express – Term Loan Credit Agreement

(b) The Borrower agrees to indemnify, defend and save and hold harmless each Agent, the Lead Arranger, each Lender Party and each of their Affiliates and their respective officers, directors, employees, agents and advisors (each, an “Indemnified Party”) from and against, and shall pay on demand, any and all claims, damages, losses, liabilities and expenses (including, without limitation, reasonable fees and expenses of counsel) that may be incurred by or asserted or awarded against any Indemnified Party, in each case arising out of or in connection with or by reason of (including, without limitation, in connection with any investigation, litigation or proceeding or preparation of a defense in connection therewith) (i) the Facilities, the actual or proposed use of the proceeds of the Advances, the Transaction Documents or any of the transactions contemplated thereby, including, without limitation, any acquisition or proposed acquisition (including, without limitation, the Transaction) by the Sponsor or any of its Subsidiaries or Affiliates of all or any portion of the Equity Interests in or Debt securities or substantially all of the assets of the Borrower or any of its Subsidiaries or (ii) the actual or alleged presence of Hazardous Materials on any property of any Loan Party or any of its Subsidiaries or any Environmental Action relating in any way to any Loan Party or any of its Subsidiaries, except to the extent such claim, damage, loss, liability or expense is found in a final, non-appealable judgment by a court of competent jurisdiction to have resulted from such Indemnified Party’s gross negligence, bad faith or willful misconduct or that of its affiliates, directors, officers, employees, advisors or agents; provided that the Borrower shall not be required to reimburse the legal fees and expenses of more than one outside counsel (in addition to a single special counsel and up to one local counsel in each applicable local jurisdiction) for all Indemnified Parties (which shall be selected by the Administrative Agent) unless, in the reasonable opinion of the Administrative Agent, representation of all such Indemnified Parties would be inappropriate due to existence of an actual or potential conflict of interest. In the case of an investigation, litigation or other proceeding to which the indemnity in this Section 9.04(b) applies, such indemnity shall be effective whether or not such investigation, litigation or proceeding is brought by any Loan Party, its directors, shareholders or creditors, any Indemnified Party or any other Person, whether or not any Indemnified Party is otherwise a party thereto and whether or not the Transaction is consummated. The Borrower also agrees not to assert any claim against the Administrative Agent, any Lender Party or any of their Affiliates, or any of their respective officers, directors, employees, agents and advisors, on any theory of liability, for special, indirect, consequential or punitive damages arising out of or otherwise relating to the Facilities, the actual or proposed use of the proceeds of the Advances, the Transaction Documents or any of the transactions contemplated by the Transaction Documents.

(c) If any payment of principal of, or Conversion of, any Eurodollar Rate Advance is made by the Borrower to or for the account of a Lender Party other than on the last day of the Interest Period for such Advance, as a result of a payment or Conversion pursuant to Section 2.04, 2.07(a)(i) or 2.08(d), acceleration of the maturity of the Advances pursuant to Section 6.01 or for any other reason, or if the Borrower fails to make any payment or prepayment of Eurodollar Rate Advance for which a notice of prepayment has been given or that is otherwise required to be made, whether pursuant to Section 2.03, 2.04 or 6.01 or otherwise, the Borrower shall, upon demand by such Lender Party (with a copy of such demand to the Administrative Agent), pay to the Administrative Agent for the account of such Lender Party any amounts required to compensate such Lender Party for any additional losses, costs or expenses that it may reasonably incur as a result of such payment or Conversion or such failure to pay or prepay, as the case may be, including, without limitation, any loss (excluding loss of anticipated profits), cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by any Lender Party to fund or maintain such Advance.

(d) If any Loan Party fails to pay when due any undisputed costs, expenses or other amounts payable by it under any Loan Document, including, without limitation, fees and expenses of counsel and indemnities, such amount may be paid on behalf of such Loan Party by the Administrative Agent or any Lender Party, in its sole discretion.

Express – Term Loan Credit Agreement

(e) Without prejudice to the survival of any other agreement of any Loan Party hereunder or under any other Loan Document, the agreements and obligations of the Borrower contained in Sections 2.08 and 2.10 and this Section 9.04 shall survive the payment in full of principal, interest and all other amounts payable hereunder and under any of the other Loan Documents.

SECTION 9.05. Right of Set-off. Upon (a) the occurrence and during the continuance of any Event of Default and (b) the making of the request or the granting of the consent specified by Section 6.01 to authorize the Administrative Agent to declare the Advances due and payable pursuant to the provisions of Section 6.01, each Agent and each Lender Party and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and otherwise apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Agent, such Lender Party or such Affiliate to or for the credit or the account of the Borrower against any and all of the Obligations of the Borrower now or hereafter existing under the Loan Documents, irrespective of whether such Agent or such Lender Party shall have made any demand under this Agreement and although such Obligations may be unmatured. Each Agent and each Lender Party agrees promptly to notify the Borrower after any such set-off and application; provided, however, that the failure to give such notice shall not affect the validity of such set-off and application. The rights of each Agent and each Lender Party and their respective Affiliates under this Section are in addition to other rights and remedies (including, without limitation, other rights of set-off) that such Agent, such Lender Party and their respective Affiliates may have.

SECTION 9.06. Binding Effect. This Agreement shall become effective when it shall have been executed by the Borrower and each Agent and the Administrative Agent shall have been notified by each Initial Lender Party that such Initial Lender Party has executed it and thereafter shall be binding upon and inure to the benefit of the Borrower, each Agent and each Lender Party and their respective successors and assigns, except that the Borrower shall not have the right to assign its rights hereunder or any interest herein without the prior written consent of each Lender Party.

SECTION 9.07. Assignments and Participations. (a) Each Lender may assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including, without limitation, all or a portion of its Commitment, the Advances owing to it and the Note held by it); provided, however, that (i) except in the case of an assignment to a Person that, immediately prior to such assignment, was a Lender, an Affiliate of any Lender or an Approved Fund of any Lender or an assignment of all of a Lender’s rights and obligations under this Agreement, the aggregate amount of the Commitments being assigned to such Eligible Assignee pursuant to such assignment (determined as of the date of the Assignment and Assumption with respect to such assignment) shall in no event be less than $1,000,000, (ii) each such assignment shall be to an Eligible Assignee, (iii) no such assignments shall be permitted without the consent of the Administrative Agent until the Administrative Agent shall have notified the Lender Parties that syndication of the Commitments hereunder has been completed and (iv) the parties to each such assignment shall execute and deliver to the Administrative Agent, for its acceptance and recording in the Register, an Assignment and Assumption, together with any Note or Notes (if any).

(b) Upon such execution, delivery, acceptance and recording, from and after the effective date specified in such Assignment and Assumption, (i) the assignee thereunder shall be a party hereto and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such Assignment and Assumption, have the rights and obligations of a Lender, as the case may be, hereunder and (ii) the Lender assignor thereunder shall, to the extent that rights and obligations hereunder have been assigned by it pursuant to such Assignment and Assumption, relinquish its rights (other than its rights under Sections 2.08, 2.10 and 9.04 to the extent any claim thereunder relates to an event arising prior to such assignment) and be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the remaining portion of an assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto).

Express – Term Loan Credit Agreement

(c) By executing and delivering an Assignment and Assumption, each Lender Party assignor thereunder and each assignee thereunder confirm to and agree with each other and the other parties thereto and hereto as follows: (i) other than as provided in such Assignment and Assumption, such assigning Lender Party makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with any Loan Document or the execution, legality, validity, enforceability, genuineness, sufficiency or value of, or the perfection or priority of any lien or security interest created or purported to be created under or in connection with, any Loan Document or any other instrument or document furnished pursuant thereto; (ii) such assigning Lender Party makes no representation or warranty and assumes no responsibility with respect to the financial condition of any Loan Party or the performance or observance by any Loan Party of any of its obligations under any Loan Document or any other instrument or document furnished pursuant thereto; (iii) such assignee confirms that it has received a copy of this Agreement, together with copies of the financial statements referred to in Section 4.01 and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Assumption; (iv) such assignee will, independently and without reliance upon any Agent, such assigning Lender Party or any other Lender Party and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement; (v) such assignee confirms that it is an Eligible Assignee; (vi) such assignee appoints and authorizes each Agent to take such action as agent on its behalf and to exercise such powers and discretion under the Loan Documents as are delegated to such Agent by the terms hereof and thereof, together with such powers and discretion as are reasonably incidental thereto; and (vii) such assignee agrees that it will perform in accordance with their terms all of the obligations that by the terms of this Agreement are required to be performed by it as a Lender.

(d) The Administrative Agent, acting for this purpose (but only for this purpose) as the agent of the Borrower, shall maintain at its address referred to in Section 9.02 a copy of each Assignment and Assumption delivered to and accepted by it and a register for the recordation of the names and addresses of the Lender Parties and the Commitment under the Facility of, and principal amount of the Advances owing under the Facility to, each Lender Party from time to time (the “Register”). The entries in the Register shall be conclusive and binding for all purposes, absent manifest error, and the Borrower, the Agents and the Lender Parties shall treat each Person whose name is recorded in the Register as a Lender Party hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrower or any Agent or any Lender Party at any reasonable time and from time to time upon reasonable prior notice.

(e) Upon its receipt of an Assignment and Assumption executed by an assigning Lender Party and an assignee, together with any Note or Notes (if any) subject to such assignment, the Administrative Agent shall, if such Assignment and Assumption has been completed and is in substantially the form of Exhibit C hereto, (i) accept such Assignment and Assumption, (ii) record the information contained therein in the Register and (iii) give prompt notice thereof to the Borrower and each other Agent. In the case of any assignment by a Lender, within five Business Days after its receipt of such notice, the Borrower, at its own expense, shall execute and deliver to the Administrative Agent in exchange for the surrendered Note or Notes (if any) a new Note to the order of such Eligible Assignee in an amount equal to the Commitment assumed by it under the Facility pursuant to such Assignment and Assumption and, if any assigning Lender that had a Note or Notes prior to such assignment has retained a Commitment hereunder, a new Note to the order of such assigning Lender in an amount equal to the Commitment retained by it hereunder. Such new Note or Notes shall be dated the effective date of such Assignment and Assumption and shall otherwise be in substantially the form of Exhibit A hereto.

Express – Term Loan Credit Agreement

(f) Each Lender Party may sell participations to one or more Persons (other than any Loan Party or any of its Affiliates) in or to all or a portion of its rights and obligations under this Agreement (including, without limitation, all or a portion of its Commitments, the Advances owing to it and the Note or Notes (if any) held by it); provided, however, that (i) such Lender Party’s obligations under this Agreement (including, without limitation, its Commitments) shall remain unchanged, (ii) such Lender Party shall remain solely responsible to the other parties hereto for the performance of such obligations, (iii) such Lender Party shall remain the holder of any such Note for all purposes of this Agreement, (iv) the Borrower, the Agents and the other Lender Parties shall continue to deal solely and directly with such Lender Party in connection with such Lender Party’s rights and obligations under this Agreement and (v) no participant under any such participation shall have any right to approve any amendment or waiver of any provision of any Loan Document, or any consent to any departure by any Loan Party therefrom, except to the extent that such amendment, waiver or consent would reduce the principal of, or interest on, the Advances or any fees or other amounts payable hereunder, in each case to the extent subject to such participation, postpone any date fixed for any payment of principal of, or interest on, the Advances or any fees or other amounts payable hereunder, in each case to the extent subject to such participation, or release all or substantially all of the Collateral or the value of the Guaranties.

(g) Any Lender Party may, in connection with any assignment or participation or proposed assignment or participation pursuant to this Section 9.07, disclose to the assignee or participant or proposed assignee or participant any information relating to the Borrower furnished to such Lender Party by or on behalf of the Borrower; provided, however, that, prior to any such disclosure, the assignee or participant or proposed assignee or participant shall agree to preserve the confidentiality of any Confidential Information received by it from such Lender Party.

(h) Notwithstanding any other provision set forth in this Agreement, any Lender Party may at any time create a security interest in all or any portion of its rights under this Agreement (including, without limitation, the Advances owing to it and the Note or Notes (if any) held by it) in favor of any Federal Reserve Bank in accordance with Regulation A of the Board of Governors of the Federal Reserve System.

(i) Notwithstanding anything to the contrary contained herein, any Lender that is a Fund may create a security interest in all or any portion of the Advances owing to it and any Note or Notes held by it to the trustee for holders of obligations owed, or securities issued, by such Fund as security for such obligations or securities; provided that, unless and until such trustee actually becomes a Lender in compliance with the other provisions of this Section 9.07, (i) no such pledge shall release the pledging Lender from any of its obligations under the Loan Documents and (ii) such trustee shall not be entitled to exercise any of the rights of a Lender under the Loan Documents even though such trustee may have acquired ownership rights with respect to the pledged interest through foreclosure or otherwise.

(j) Notwithstanding anything to the contrary contained herein, any Lender Party (a “Granting Lender”) may grant to a special purpose funding vehicle identified as such in writing from time to time by the Granting Lender to the Administrative Agent and the Borrower (an “SPC”) the option to provide all or any part of any Advance that such Granting Lender would otherwise be obligated to make pursuant to this Agreement; provided that (i) nothing herein shall constitute a commitment by any SPC to fund any Advance and (ii) if an SPC elects not to exercise such option or otherwise fails to make all or any part of such Advance, the Granting Lender shall be obligated to make such Advance pursuant to the terms hereof. The making of an Advance by an SPC hereunder shall utilize the Commitment of the Granting Lender to the same extent, and as if, such Advance were made by such Granting Lender. Each party hereto hereby agrees that (i) no SPC shall be liable for any indemnity or similar payment obligation under this Agreement for which a Lender Party would be liable, (ii) no SPC shall be entitled to the

Express – Term Loan Credit Agreement

benefits of Sections 2.08 and 2.10 (or any other increased costs protection provision) and (iii) the Granting Lender shall for all purposes, including, without limitation, the approval of any amendment or waiver of any provision of any Loan Document, remain the Lender Party of record hereunder. In furtherance of the foregoing, each party hereto hereby agrees (which agreement shall survive the termination of this Agreement) that, prior to the date that is one year and one day after the payment in full of all outstanding commercial paper or other senior Debt of any SPC, it will not institute against, or join any other person in instituting against, such SPC any bankruptcy, reorganization, arrangement, insolvency or liquidation proceeding under the laws of the United States or any State thereof. Notwithstanding anything to the contrary contained in this Agreement, any SPC may (i) with notice to, but without prior consent of, the Borrower and the Administrative Agent, assign all or any portion of its interest in any Advance to the Granting Lender and (ii) disclose on a confidential basis any non-public information relating to its funding of Advances to any rating agency, commercial paper dealer or provider of any surety or guarantee or credit or liquidity enhancement to such SPC. This subsection (j) may not be amended without the prior written consent of each Granting Lender, all or any part of whose Advances are being funded by the SPC at the time of such amendment.

SECTION 9.08. Execution in Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Delivery by telecopier or by electronic file of an executed counterpart of a signature page to this Agreement shall be effective as delivery of an original executed counterpart of this Agreement.

SECTION 9.09. Confidentiality. Neither any Agent nor any Lender Party shall disclose any Confidential Information to any Person without the consent of the Borrower, other than (a) to such Agent’s or such Lender Party’s Affiliates and their officers, directors, employees, agents and advisors and to actual or prospective Eligible Assignees and participants, and then only on a confidential basis, (b) as required by any law, rule or regulation or judicial process, (c) as requested or required by any state, Federal or foreign authority or examiner (including the National Association of Insurance Commissioners or any similar organization or quasi-regulatory authority) regulating such Lender Party, (d) to any rating agency when required by it, provided that, prior to any such disclosure, such rating agency shall undertake to preserve the confidentiality of any Confidential Information relating to the Loan Parties received by it from such Lender Party or (e) in connection with the exercise of any right or remedy under this Agreement or any other Loan Document; provided that, in the case of disclosure under clause (b), unless specifically prohibited by law or court order, each Agent and each Lender Party shall make reasonable efforts to notify the Borrower of any such requirement for disclosure prior to the disclosure of such Confidential Information; or (f) to any direct or indirect contractual counterparty or prospective counterparty (or such contractual counterparty’s or prospective counterparty’s professional advisor) to any credit derivative transaction relating to Obligations of the Borrower hereunder; provided that such counterparty (or such counterparty’s professional advisor) shall undertake to preserve the confidentiality of any Confidential Information relating to the Loan Parties received by it in connection with such credit derivative transaction.

SECTION 9.10. Release of Collateral. Upon the sale, lease, transfer or other disposition of any item of Collateral of any Loan Party in accordance with the terms of the Loan Documents, the Collateral Agent will, at the Borrower’s expense, execute and deliver to such Loan Party such documents as such Loan Party may reasonably request to evidence the release of such item of Collateral from the assignment and security interest granted under the Collateral Documents in accordance with the terms of the Loan Documents and, in the case of any sale or dissolution of any Guarantor (to the extent permitted by the Loan Documents), a release of such Guarantor from the Guaranty.

Express – Term Loan Credit Agreement

SECTION 9.11. Replacement of Holdout Lender. (a) (i) If any action to be taken by the Lender Parties or any Agent hereunder requires the unanimous consent, authorization, or agreement of all Lender Parties, and the consent of the Required Lenders is obtained but a Lender (“Holdout Lender”) fails to give its consent, authorization, or agreement or (ii) if at any time any Lender becomes a Defaulting Lender or becomes insolvent or (iii) if at any time the Borrower becomes obligated to pay additional payments described in Sections 2.08 and 2.10(a) to a Lender, in each case, upon at least five (5) Business Days prior irrevocable notice to the Holdout Lender, the Defaulting Lender or other Lender, as the case may be, the Administrative Agent or the Borrower may permanently replace the Holdout Lender, the Defaulting Lender or other Lender, as the case may be, with one or more substitute Lenders (each, a “Replacement Lender”), and the Holdout Lender, the Defaulting Lender or other Lender, as the case may be, shall have no right to refuse to be replaced hereunder. Such notice to replace the Holdout Lender, the Defaulting Lender or other Lender, as the case may be, shall specify an effective date for such replacement, which date shall not be later than 15 Business Days after the date such notice is given.

(b) Prior to the effective date of such replacement, the Holdout Lender, the Defaulting Lender or other Lender, as the case may be, and each Replacement Lender shall execute and deliver an Assignment and Assumption, subject only to the Holdout Lender, the Defaulting Lender or other Lender, as the case may be, being repaid its share of the outstanding Obligations under the Loan Documents without any premium or penalty of any kind whatsoever. If the Holdout Lender, the Defaulting Lender or other Lender, as the case may be, shall refuse or fail to execute and deliver any such Assignment and Assumption prior to the effective date of such replacement, the Holdout Lender, the Defaulting Lender or other Lender, as the case may be, shall be deemed to have executed and delivered such Assignment and Assumption. The replacement of any Holdout Lender, Defaulting Lender or other Lender, as the case may be, shall be made in accordance with the terms of Section 9.07.

SECTION 9.12. Patriot Act Notice. Each Lender Party and each Agent (for itself and not on behalf of any Lender Party) hereby notifies the Loan Parties that pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies each Loan Party, which information includes the name and address of such Loan Party and other information that will allow such Lender Party or such Agent, as applicable, to identify such Loan Party in accordance with the Patriot Act. The Borrower shall, and shall cause each of its Subsidiaries to, provide such information and take such actions as are reasonably requested by any Agent or any Lender Party in order to assist the Agents and the Lender Parties in maintaining compliance with the Patriot Act.

SECTION 9.13. Jurisdiction, Etc. (a) Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of any New York State court or Federal court of the United States of America sitting in New York City, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or any of the other Loan Documents to which it is a party, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in any such New York State court or, to the fullest extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that any party may otherwise have to bring any action or proceeding relating to this Agreement or any of the other Loan Documents in the courts of any jurisdiction.

(b) Each of the parties hereto irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any of the other Loan Documents to which it is a party in any New York State or Federal court. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

Express – Term Loan Credit Agreement

SECTION 9.14. Governing Law. This Agreement and the Notes shall be governed by, and construed in accordance with, the laws of the State of New York.

SECTION 9.15. Waiver of Jury Trial. Each Loan Party, the Agents and the Lender Parties irrevocably waives all right to trial by jury in any action, proceeding or counterclaim (whether based on contract, tort or otherwise) arising out of or relating to any of the Loan Documents, the Advances or the actions of any Agent or any Lender Party in the negotiation, administration, performance or enforcement thereof.

Express – Term Loan Credit Agreement

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

EXPRESS HOLDING, LLC, as Parent

By	/s/ Matt Moellering
Name: Matt Moellering
Title: Chief Financial Officer

EXPRESS, LLC, as Borrower

By	/s/ Matt Moellering
Name: Matt Moellering
Title: Chief Financial Officer

EXPRESS GC, LLC

By	/s/ Matt Moellering
Name: Matt Moellering
Title: Chief Financial Officer

RETAIL FACTORING, LLC

By	/s/ Matt Moellering
Name: Matt Moellering
Title: Chief Financial Officer

Express – Term Loan Credit Agreement

MORGAN STANLEY SENIOR FUNDING, INC., as Administrative Agent

By	/s/ Eugene F. Martin
Name: Eugene F. Martin
Title: Vice President

MORGAN STANLEY & CO. INCORPORATED, as Collateral Agent

By	/s/ Eugene F. Martin
Name: Eugene F. Martin
Title: Vice President

THE CIT GROUP/BUSINESS CREDIT, INC., as Documentation Agent

By	/s/ Robert L. Klein
Name: Robert L. Klein
Title: Vice President

Express – Term Loan Credit Agreement

Initial Lenders

MORGAN STANLEY SENIOR FUNDING, INC., as Initial Lender

By	/s/ Paul Fassati
Title: Vice President

Express – Term Loan Credit Agreement